UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RUBY TUESDAY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies:

61,186,581 shares of common stock, which consists of: (a) 60,690,527 shares of common stock issued and outstanding (excluding shares of common stock subject to restricted stock) as of October 24, 2017, (b) no shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of October 24, 2017, and (c) 496,054 shares of common stock subject to restricted stock as of October 24, 2017.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0001245 by the underlying value of the transaction of $146,847,794.40, which has been calculated as the sum of: (a) (i) 60,690,527 issued and outstanding shares of common stock (excluding shares of common stock subject to restricted stock) as of October 24, 2017 multiplied by (ii) the merger consideration of $2.40 per share; plus (b) (i) 496,054 shares of common stock subject to restricted stock as of October 24, 2017 multiplied by (ii) the merger consideration of $2.40 per share.

	(4)	Proposed maximum aggregate value of transaction: $146,847,794.40
	(5)	Total fee paid: $18,282.55
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Ruby Tuesday, Inc.

333 East Broadway Avenue, Maryville, Tennessee 37804

November [    ], 2017

Dear Ruby Tuesday Stockholder:

On October 16, 2017, Ruby Tuesday, Inc. (“Ruby Tuesday”) entered into a definitive merger agreement with RTI Holding Company, LLC (“Holding”) and its wholly-owned subsidiary, RTI Merger Sub, LLC (“Merger Subsidiary”). Both Holding and Merger Subsidiary are affiliates of NRD Partners II, L.P. Pursuant to the terms of the merger agreement, Merger Subsidiary will be merged with and into Ruby Tuesday, with Ruby Tuesday surviving the merger as a wholly-owned subsidiary of Holding.

If the merger is completed, Ruby Tuesday stockholders will have the right to receive $2.40 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.01 per share, of Ruby Tuesday that they own immediately prior to the effective time of the merger. The purchase price represents a premium of approximately 38 percent over Ruby Tuesday’s closing share price on March 13, 2017, the day before Ruby Tuesday announced its intention to explore strategic alternatives and a premium of approximately 21 percent over Ruby Tuesday’s closing share price on October 13, 2017, the last trading day prior to the announcement that Ruby Tuesday had entered into the merger agreement.

We will hold a special meeting of our stockholders in connection with the proposed merger on [                    ] at [                ] at [                    ], local time (unless the special meeting is adjourned or postponed). At the special meeting (or any adjournment or postponement thereof), stockholders will be asked to vote on the proposal to approve and adopt the merger agreement, as it may be amended from time to time. The affirmative vote of the holders of a majority of all the votes entitled to be cast by all shares of Ruby Tuesday common stock entitled to vote thereon is required to approve and adopt the merger agreement.

We cannot complete the merger unless Ruby Tuesday stockholders approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided or vote by telephone (at the toll-free number indicated on the proxy card) or via the internet (at the voting site indicated on the proxy card) as promptly as possible so that your shares may be represented and voted at the special meeting (or any adjournment or postponement thereof).

After careful consideration, the Ruby Tuesday board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Ruby Tuesday stockholders and has unanimously approved the merger agreement. The Ruby Tuesday board of directors unanimously recommends that Ruby Tuesday stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger. The Ruby Tuesday board of directors unanimously recommends that Ruby Tuesday stockholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The obligations of Ruby Tuesday and Holding to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Ruby Tuesday, the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Thank you for your consideration of this matter and your continued confidence in Ruby Tuesday.

Sincerely,

Stephen I. Sadove Non-Executive Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated November [    ], 2017 and, together with the enclosed form of proxy, is first being mailed to Ruby Tuesday stockholders on or about November [    ], 2017.

Ruby Tuesday, Inc.

333 East Broadway Avenue, Maryville, Tennessee 37804

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	[ ] at [ ], local time.

PLACE	[ ].

ITEMS OF BUSINESS	Consider and vote on:

•       A proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 16, 2017, by and among Ruby Tuesday, Inc. (“Ruby Tuesday”), RTI Holding Company, LLC (“Holding”) and RTI Merger Sub, LLC, a wholly-owned subsidiary of Holding (“Merger Subsidiary”), as may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Subsidiary will be merged with and into Ruby Tuesday, with Ruby Tuesday surviving the merger as a wholly-owned subsidiary of Holding (the “merger”);

•       A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger; and

•       A proposal to approve an adjournment of the special meeting of stockholders of Ruby Tuesday (the “special meeting”), including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

RECORD DATE	Stockholders of record at the close of business on November [ ], 2017 are entitled to notice of and may vote at the special meeting.

At least one day before the special meeting, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each stockholder, will be prepared by the Corporate Secretary at Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804, or the transfer agent in charge of the stock ledger of Ruby Tuesday. Such list will be open for examination by any stockholder at the time and place of the meeting.

VOTING BY PROXY	The Ruby Tuesday board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by returning your proxy by mail (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement and enclosed proxy card.

If you later decide to vote in person at the special meeting, your proxy prior to the special meeting will be revoked.

RECOMMENDATIONS	The Ruby Tuesday board of directors unanimously recommends that you vote:

• “FOR” the proposal to approve and adopt the merger agreement;

•       “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger; and

•       “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

DISSENTERS’ RIGHTS	Under the Georgia Business Corporation Code (the “GBCC”), any record holder of Ruby Tuesday common stock who does not vote in favor of the merger, and who exercises its dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Ruby Tuesday common stock if the merger is completed.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS, OR BY MAIL BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO.

Your proxy may be revoked at any time before the vote at the special meeting, or any adjournment or postponement thereof, by (i) giving the Office of the Corporate Secretary written notice of revocation, (ii) returning a later-dated proxy or (iii) attending the special meeting and voting in person.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Ruby Tuesday common stock as of the record date. All stockholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Ruby Tuesday common stock, please contact Ruby Tuesday’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: 1 (888) 750-5834

Banks & Brokers May Call Collect: 1 (212) 750-5833

By Order of the Board of Directors of Ruby Tuesday, Inc.

Stephen I. Sadove Non-Executive Chairman

Maryville, Tennessee

November [    ], 2017

Ruby Tuesday, Inc.

333 East Broadway Avenue, Maryville, Tennessee 37804

RUBY TUESDAY, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Ruby Tuesday included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Ruby Tuesday,” “we,” “us” or “our” in this proxy statement refer to Ruby Tuesday, Inc., a Georgia corporation; all references to the “Fund” refer to NRD Partners II, L.P., a Delaware limited partnership; all references to “Holding” refer to the Fund’s affiliate, RTI Holding Company, LLC, a Delaware limited liability company; and all references to “Merger Subsidiary” refer to RTI Merger Sub, LLC, a Georgia limited liability company and a wholly-owned subsidiary of Holding formed for the sole purpose of effecting the merger; all references to “NRD” refer to NRD Ventures, LLC, and all of its affiliates; all references to “Ruby Tuesday common stock” refer to the common stock, par value $0.01 per share, of Ruby Tuesday; all references to the “Ruby Tuesday board” or “Ruby Tuesday board of directors” refer to the board of directors of Ruby Tuesday; all references to the “merger” refer to the merger of Merger Subsidiary with and into Ruby Tuesday with Ruby Tuesday surviving as a wholly-owned subsidiary of Holding; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of October 16, 2017, as may be amended from time to time, by and among Ruby Tuesday, Holding and Merger Subsidiary, a copy of which is included as Annex A to this proxy statement. Ruby Tuesday, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

THE COMPANIES

Ruby Tuesday, Inc. (see page [    ])

Ruby Tuesday owns, operates, and franchises the Ruby Tuesday casual dining restaurant chain and operates in the bar and grill segment of the casual dining industry. As of September 5, 2017, there were 599 Ruby Tuesday restaurants in 41 states and 14 foreign countries. Ruby Tuesday-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic and Midwest of the United States.

Ruby Tuesday’s principal executive office is located at 333 East Broadway Avenue, Maryville, Tennessee 37804. Ruby Tuesday’s telephone number is (865) 379-5700. Ruby Tuesday’s internet website address is www.rubytuesday.com. The information provided on the Ruby Tuesday website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

Shares of Ruby Tuesday common stock are listed and trade on the New York Stock Exchange (the “NYSE”) under the symbol “RT.”

NRD Partners II, L.P. (the “Fund”) (see page [    ])

The Fund is a private equity fund founded in August 2016 to acquire brands that offer superior products and compelling unit economics and help them grow to their fullest potential through the Fund’s expanding network of franchisee investors. For more information, please visit www.nrdcapital.com. The information provided on the Fund website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to the Fund’s website provided in this proxy statement.

RTI Holding Company, LLC (“Holding”) (see page [    ])

Holding is an affiliate of NRD Partners II, L.P. and was formed in August 2017 solely for the purpose of entering into the merger agreement and completing such other transactions as are necessary to finance the merger. After the closing of the merger, Holding would also act as the holding company and sole stockholder of Ruby Tuesday. Holding has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement, which includes certain financing transactions entered into or to be entered into for the purpose of financing the merger.

RTI Merger Sub, LLC (“Merger Subsidiary”) (see page [    ])

Merger Subsidiary is an affiliate of NRD Partners II, L.P. and was formed in September 2017 solely for the purpose of completing the merger with Ruby Tuesday. Merger Subsidiary has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

NRD Ventures, LLC (“NRD”) (see page [    ])

NRD is a limited liability company formed in March 2016 to conduct acquisition activities. NRD entered into a nondisclosure agreement with Ruby Tuesday on January 25, 2017, thereafter engaged in negotiations regarding the merger and entered into a no-shop agreement with Ruby Tuesday on August 14, 2017.

THE MERGER

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page [    ] of this proxy statement.

Effects of the Merger (see page [    ])

If the merger is completed, then, at the effective time of the merger, Merger Subsidiary will be merged with and into Ruby Tuesday. Ruby Tuesday will survive the merger as a wholly-owned subsidiary of Holding.

Upon consummation of the merger, your shares of Ruby Tuesday common stock will be converted into the right to receive the per share merger consideration described below unless you have properly demanded dissenters’ rights in accordance with Georgia law. As a result, you will not own any shares of the surviving corporation, and you will no longer have any interest in its future earnings or growth. As a result of the merger, Ruby Tuesday will cease to be a publicly-traded company and will be wholly owned by Holding. Following consummation of the merger, the surviving corporation will terminate the registration of our common stock on the NYSE and we will no longer be subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Consideration (see page [    ])

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Ruby Tuesday stockholders will have the right to receive $2.40 in cash, without interest and less any applicable withholding taxes, for each share of Ruby Tuesday common stock that they own immediately prior to the effective time of the merger.

Treatment of Ruby Tuesday Equity and Performance-Based Cash Awards (see page [    ])

At or immediately prior to the effective time of the merger, to the extent required or permitted by the applicable employee plan:

•	Each outstanding option to purchase Ruby Tuesday common stock under any employee plan, whether or not exercisable or vested, will be canceled, and Ruby Tuesday will pay each holder of any such option at or promptly after the effective time of the merger for each stock option an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration of $2.40 per share over the applicable exercise price of such stock option, by (ii) the number of shares that such holder could have purchased (assuming full vesting of all stock options) had such holder exercised such stock option in full immediately prior to the effective time of the merger. In the event that the per share exercise price of any stock option is equal to or greater than the merger consideration of $2.40 per share, such stock option will be cancelled, without any consideration being payable in respect thereof, and will have no further force or effect;

•	Each outstanding service-based restricted stock unit (including service-based phantom stock units) of Ruby Tuesday under any employee plan, whether or not vested, and whether settleable in shares of Ruby Tuesday common stock or cash, will be canceled, and Ruby Tuesday will pay each holder of any such restricted stock unit at or promptly after the effective time of the merger for each such Ruby Tuesday restricted stock unit an amount in cash equal to the merger consideration of $2.40 per share;

•	Each outstanding performance-based restricted stock unit (including performance-based phantom stock units) of Ruby Tuesday under any employee plan, whether or not vested, will be canceled, and Ruby Tuesday will pay each holder of any such performance-based restricted stock unit at or promptly after the effective time of the merger for each Ruby Tuesday performance-based restricted stock unit an amount in cash determined by multiplying (i) the merger consideration of $2.40 per share by (ii) the number of shares of Ruby Tuesday restricted stock that the holder of such performance-based restricted stock unit would have been entitled to if such Ruby Tuesday performance-based restricted stock award had vested at its “target” level;

•	Each outstanding restricted share of Ruby Tuesday common stock under any employee plan, whether or not vested, shall be canceled, and Ruby Tuesday will pay each holder of any such outstanding restricted shares at or promptly after the effective time for each such restricted share an amount in cash equal to the merger consideration of $2.40 per share; and

•	Each outstanding performance-based cash award of Ruby Tuesday under any employee plan, whether or not vested, will vest and pay out at its “target” level, prorated for the number of days that have elapsed since the beginning of the year in which the effective time of the merger occurs (up to and including the date on which the effective time of the merger occurs).

Recommendation of the Ruby Tuesday Board of Directors (see page [    ])

After careful consideration, the Ruby Tuesday board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Certain factors considered by the Ruby Tuesday board in reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger (Proposal 1)—Ruby Tuesday’s Reasons for the Merger” beginning on page [    ] of this proxy statement. The Ruby Tuesday board unanimously recommends that Ruby Tuesday stockholders vote:

•	“FOR” the proposal to approve and adopt the merger agreement;

•	“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger; and

•	“FOR” the proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Opinion of Ruby Tuesday’s Financial Advisor (see page [    ])

On October 15, 2017, at a meeting of the Ruby Tuesday board held to evaluate the merger and the merger agreement and the transactions contemplated thereby, Ruby Tuesday’s financial advisor, UBS Securities LLC (“UBS”), delivered to the Ruby Tuesday board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated October 16, 2017, to the effect that, as of that date and based on and subject to various assumptions made, matters considered, and qualifications and limitations described in its written opinion, the $2.40 per share merger consideration to be received by the holders of Ruby Tuesday common stock (other than Holding, Merger Subsidiary and their affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’s written opinion to the Ruby Tuesday board describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The summary of UBS’s opinion in this proxy statement is qualified in its entirety by reference to the full text of UBS’s written opinion. Holders of Ruby Tuesday common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of the Ruby Tuesday board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the $2.40 per share merger consideration to be received by the holders of Ruby Tuesday common stock (other than Holding, Merger Subsidiary and their affiliates) in the merger from a financial point of view, and does not address any other aspect of the merger or any related transaction. UBS’s opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Ruby Tuesday or Ruby Tuesday’s underlying business decision to effect the merger or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder of Ruby Tuesday as to how such stockholder should vote or act with respect to the merger or any related transaction.

Financing of the Merger (see page [    ])

Completion of the merger is not subject to a financing condition. The merger consideration and other merger-related expenses, such as the retirement of certain debt obligations of Ruby Tuesday, is being financed through a combination of financing sources, including (i) an equity commitment pursuant to which the Fund has agreed to provide equity financing; (ii) four purchase and sale agreements whereby four sale-leaseback providers (each, an “SLB Buyer”) have agreed to provide financing in the form of sale-leaseback transactions involving certain of Ruby Tuesday’s real property assets; and (iii) a debt commitment whereby Goldman Sachs Specialty Lending Group, L.P. and TCW Direct Lending Group, together with its affiliates (together with the financing sources described in clause (ii), the “Debt Financing Sources”) have agreed to provide financing of up to $156,000,000 in the form of senior secured loans and letters of credit (the “Senior Debt Commitment,” and collectively with the commitments in the foregoing clause (ii), the “Debt Financing Commitments,” and collectively with the commitments in the foregoing clauses (i)-(ii), the “Financing Commitments”). Holding will fund the merger consideration and certain merger-related expenses with (i) up to $90,000,000 from the Fund, (ii) up to $178,464,271 from the sale-leaseback transactions, (iii) up to $133,500,000 of up to $156,000,000 from the Senior Debt Commitment ($10,000,000 is required to remain on the balance sheet of Ruby Tuesday and its subsidiaries post closing and up to $12,500,000 is expected to be used to backstop and/or replace Ruby Tuesday’s existing letters of credit) and (iv) excess cash of Ruby Tuesday, which amounted to approximately $48 million as of September 5, 2017 and does not necessarily represent Ruby Tuesday’s cash available at closing.

The obligation of the Debt Financing Sources to provide financing is subject to a number of conditions. There is no assurance that these conditions will be satisfied and therefore the financing may not be funded when required. Holding and Merger Subsidiary do not have the financial resources to consummate the merger without the financing of the Financing Commitments.

Material U.S. Federal Income Tax Consequences of the Merger (see page [    ])

The exchange of Ruby Tuesday common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this proxy statement and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page [    ])

No filing is necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to complete the merger. No other regulatory clearance or approval is required.

Expected Timing of the Merger (see page [    ])

We expect to complete the merger by the first calendar quarter of 2018. The merger is subject to various conditions, however, and it is possible that factors outside the control of Ruby Tuesday or Holding could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ] of this proxy statement.

Conditions to Completion of the Merger (see page [    ])

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to consummate the merger depends on a number of conditions being satisfied (or, if permitted by applicable law, waived), including:

•	Approval and adoption of the merger agreement by an affirmative vote of the majority of all the votes entitled to be cast by all shares of Ruby Tuesday common stock entitled to vote thereon in accordance with Georgia law;

•	No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will have taken effect and will still be in effect;

•	The other party will have performed in all material respects all of its obligations under the merger agreement contemplated to be performed by it at or prior to the effective time of the merger; and

•	The accuracy of representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties).

Restrictions on Solicitation of Acquisition Proposals (see page [    ])

Subject to certain exceptions, Ruby Tuesday has agreed that, prior to approval and adoption of the merger agreement by Ruby Tuesday stockholders, it and its subsidiaries will not, and will not authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives to, directly or indirectly:

•	Solicit, initiate or knowingly take any action to facilitate or encourage the submission of an acquisition proposal;

•	Enter into or participate in any discussions or negotiations with, furnish any information relating to Ruby Tuesday or any of its subsidiaries or afford access to the business, properties, assets, books or records of Ruby Tuesday or any of its subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an acquisition proposal;

•	Amend, modify or grant any waiver or release under any standstill, confidentiality or similar agreement of Ruby Tuesday or any of its subsidiaries; or

•	Enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

Prior to approval and adoption of the merger agreement by Ruby Tuesday stockholders, however, Ruby Tuesday may, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party if such third party has made a bona fide unsolicited written acquisition proposal (including bona fide unsolicited acquisition proposals from a third party that may have otherwise submitted proposals prior to the date of the merger agreement) that the Ruby Tuesday board reasonably believes after consultation with outside legal counsel constitutes or would reasonably be expected to lead to a superior proposal.

Changes in Board Recommendation (see page [    ])

Except as provided in the paragraphs below, under the terms of the merger agreement, Ruby Tuesday has agreed not to fail to make, withdraw or modify in a manner adverse to Holding, Ruby Tuesday board’s recommendation in favor of the merger (or recommend an acquisition proposal or make any public statement inconsistent with Ruby Tuesday board’s recommendation in favor of the merger) (any of the foregoing being referred to as an “Adverse Recommendation Change”).

However, the Ruby Tuesday board may withhold, qualify, change or fail to make its recommendation with respect to approval and adoption of the merger agreement:

•	Following receipt of a bona fide acquisition proposal that did not result from a breach of the obligations described in the section entitled “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals” beginning on page [ ] of this proxy statement that the Ruby Tuesday board reasonably believes after consultation with outside legal counsel constitutes or would reasonably be expected to lead to a superior proposal; or

•	Following certain intervening events that (i) arise after the date of the merger agreement and which events were unknown (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Ruby Tuesday board as of or prior to the date of the merger agreement and (ii) involve or relate to the financing and are unrelated to an acquisition proposal, if the Ruby Tuesday board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties;

but in each case giving Holding the opportunity to negotiate in good faith and make adjustments to the merger agreement in response to the proposed change in recommendation.

In the event that the Ruby Tuesday board is permitted to change its recommendation with respect to the merger agreement following the receipt of an acquisition proposal that it determines to be a superior proposal, Ruby Tuesday may also terminate the merger agreement to enter into a definitive written agreement for such superior proposal if immediately before and as a condition to such termination, Ruby Tuesday pays to Holding the fee required to be paid to Holding as described in the section entitled “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” beginning on page [    ] of this proxy statement.

In addition, if the Ruby Tuesday board changes its recommendation with respect to the merger agreement, Holding may terminate the merger agreement and collect a termination fee as described in the section entitled “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” beginning on page [    ] of this proxy statement.

Termination of the Merger Agreement (see page [    ])

The merger agreement may be terminated:

•	At any time prior to the effective time of the merger, by mutual written consent of Ruby Tuesday and Holding;

•	At any time prior to the effective time of the merger, by either Ruby Tuesday or Holding if:

•	The merger has not been consummated on or prior to April 16, 2018 (the “End Date”); provided, that this termination right will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

•	Any governmental authority has made illegal, permanently enjoined or otherwise permanently prohibited the consummation of the merger or the other transactions contemplated by the merger agreement; provided, that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement has been the cause of, or resulted in, such action by such governmental authority; or

•	At the meeting of Ruby Tuesday stockholders to approve and adopt the merger agreement (including any adjournment or postponement thereof), the approval and adoption of the merger agreement by the stockholders is not obtained;

•	At any time prior to the effective time of the merger, by Ruby Tuesday if:

•	At any time prior to the approval and adoption of the merger agreement by Ruby Tuesday stockholders, the Ruby Tuesday board authorizes Ruby Tuesday, subject to complying with the terms of the merger agreement, to enter into a definitive acquisition proposal concerning a superior proposal and, concurrently with such termination, Ruby Tuesday pays to Holding any fees required to be paid to Holding as described in the section entitled “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” beginning on page [ ] of this proxy statement; or

•	All of the closing conditions have been satisfied, Ruby Tuesday has given written notice to Holding and Merger Subsidiary that it is prepared to consummate the merger and Holding and Merger Subsidiary fail to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived; or

•	At any time prior to the effective time of the merger, by Holding if:

•	An Adverse Recommendation Change occurred;

•	Ruby Tuesday has entered into any alternative acquisition proposal;

•	Prior to Ruby Tuesday having the right to terminate the merger agreement as a result of Holding and Merger Subsidiary failing to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived, Ruby Tuesday has accepted any acquisition proposal, whether on a binding or non-binding basis, directly or indirectly, on terms superior or inferior to the terms offered by Holding;

•	Ruby Tuesday has materially breached its obligations described in the sections entitled “The Merger Agreement—Board Obligation to Call a Stockholders’ Meeting” and “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals” beginning on pages [ ] and [ ] of this proxy statement, respectively; or

•	All of the closing conditions have been satisfied, Holding has given written notice to Ruby Tuesday that it is prepared to consummate the merger and Ruby Tuesday fails to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived.

Termination Fee Payable by Ruby Tuesday (see page [    ])

Ruby Tuesday has agreed to pay Holding a termination fee of $7.5 million in cash upon termination of the merger agreement if:

•	Holding terminates the merger agreement because:

•	An Adverse Recommendation Change occurred;

•	Ruby Tuesday has entered into any alternative acquisition proposal;

•	Prior to Ruby Tuesday having the right to terminate the merger agreement as a result of Holding and Merger Subsidiary failing to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived, Ruby Tuesday has accepted any acquisition proposal, whether on a binding or non-binding basis, directly or indirectly, on terms superior or inferior to the terms offered by Holding;

•	Ruby Tuesday has materially breached its obligations described in the sections entitled “The Merger Agreement—Board Obligation to Call a Stockholders’ Meeting” and “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals” beginning on pages [ ] and [ ] of this proxy statement, respectively; or

•	All of the closing conditions have been satisfied, Holding has given written notice to Ruby Tuesday that it is prepared to consummate the merger and Ruby Tuesday fails to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived.

•	Ruby Tuesday terminates the merger agreement as a result of the Ruby Tuesday board authorizing Ruby Tuesday, subject to complying with the terms of the merger agreement, to enter into a definitive acquisition proposal concerning a superior proposal;

•	Either party terminates the merger agreement (i) owing to the failure of the merger to be consummated on or before the End Date and such failure did not result from a breach by Holding of the merger agreement or (ii) owing to the failure of Ruby Tuesday stockholders to approve and adopt the merger agreement, but in each case only if:

•	After the date of the merger agreement and prior to such termination, Ruby Tuesday receives an acquisition proposal, which is not withdrawn;

•

Within 12 months after such termination, Ruby Tuesday enters into a definitive agreement with respect to or consummates any such acquisition proposal for more than 50% of the assets, net revenue or voting securities of Ruby Tuesday (but excluding any offer or proposal relating to

(i) the sale of Ruby Tuesday’s owned real property, (ii) the assignment, termination or renegotiation of Ruby Tuesday’s leased real property or (iii) any other transactions in connection with the foregoing, in each case that does not result in a change of control of Ruby Tuesday); and

•	Ruby Tuesday is not entitled to receive the termination fee payable by Holding.

Termination Fee Payable by Holding (see page [    ])

Holding has agreed to pay Ruby Tuesday a termination fee of $7.5 million in cash upon termination of the merger agreement if Ruby Tuesday terminates the merger agreement because all of the closing conditions have been satisfied, Ruby Tuesday has given written notice to Holding and Merger Subsidiary that it is prepared to consummate the merger and Holding and Merger Subsidiary fail to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived.

The Fund entered into a Limited Guarantee dated October 16, 2017 (the “Limited Guarantee”) with Ruby Tuesday to guarantee Holding’s obligation to pay its termination fee to Ruby Tuesday and certain other specified payments to Ruby Tuesday, subject to the terms and conditions set forth in the Limited Guarantee. The foregoing summary of the Limited Guarantee is qualified in its entirety by reference to the complete text of the Limited Guarantee, a copy of which have been filed on Ruby Tuesday’s Current Report on Form 8-K dated October 16, 2017, and which is incorporated by reference into this proxy statement.

Remedies; Maximum Liability (see page [    ])

The merger agreement provides that in no event will either Ruby Tuesday or Holding be required to pay its termination fee more than once.

The merger agreement also provides that, upon any termination of the merger agreement under circumstances where the termination fee is payable by either party and is paid in full, the other party is precluded from any other remedy against such party, and neither the other party nor any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees will have any further liability or obligation arising out of the merger agreement or the transactions contemplated thereby.

Specific Performance (see page [    ])

The merger agreement provides that the parties will be entitled to an injunction to prevent breaches of the merger agreement and to specifically enforce the performance of the terms and provisions of the merger agreement.

Dissenters’ Rights (page [    ] and Annex C)

Under the GBCC, any record holder of Ruby Tuesday common stock at the close of business on the record date who does not vote in favor of the merger, and who exercises its dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Ruby Tuesday common stock if the merger is completed. See the section entitled “Dissenters’ Rights of Stockholders” beginning on page [    ] of this proxy statement. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement.

The Special Meeting (see page [    ])

The special meeting of Ruby Tuesday’s stockholders is scheduled to be held at [            ] on [                    ] at [                    ], local time. The special meeting is being held in order to consider and vote on the following:

•	A proposal to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [ ] and [ ], respectively, of this proxy statement;

•	A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger” beginning on page [ ] of this proxy statement; and

•	A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Only holders of record of Ruby Tuesday common stock at the close of business on [                    ], the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of Ruby Tuesday common stock were issued and outstanding, approximately [    ]% of which were held by Ruby Tuesday’s directors and executive officers. We currently expect that Ruby Tuesday’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting, although no director or executive officer has entered into any agreement containing an obligation to do so.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of Ruby Tuesday common stock entitled to vote outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Ruby Tuesday to additional expense.

You may cast one vote for each share of Ruby Tuesday common stock that you own at the close of business on the record date. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by all shares of common stock entitled to vote thereon. The proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (provided that a quorum is present). The proposal to adjourn the special meeting, including if necessary to permit further solicitation of proxies, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (whether or not a quorum is present).

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Because under Georgia law the approval and adoption of the merger agreement requires the affirmative vote of the majority of all the votes entitled to be cast by all shares of Ruby Tuesday common stock entitled to vote thereon, abstentions and a complete failure to vote (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker, bank or other nominee to give voting instructions to the broker, bank or other nominee) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. Because the other two proposals require that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting, abstentions and a failure to vote (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker, bank or other nominee to give voting instructions to the broker, bank or other nominee) will have no effect on the outcome of such proposals.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for (i) the proposal to approve and adopt the merger agreement; (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger; and (iii) the proposal to approve the adjournment of the special meeting, including if necessary to solicit additional proxies, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger (see page [    ])

In considering the recommendation of the Ruby Tuesday board to approve and adopt the merger agreement, you should be aware that Ruby Tuesday’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Ruby Tuesday stockholders generally. The Ruby Tuesday board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement and in recommending to Ruby Tuesday stockholders that the merger agreement be approved and adopted. These interests are described in further detail and quantified below under “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger.”

Directors’ and Officers’ Indemnification (see page [    ])

For six years after the effective time of the merger, Holding has agreed to cause the surviving corporation to indemnify and hold harmless the present and former directors and officers of Ruby Tuesday, exclusively in their capacity as such (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the GBCC or any other applicable law or provided under Ruby Tuesday’s most recent articles of incorporation and bylaws.

Market Prices of Ruby Tuesday Common Stock (see page [    ])

The merger consideration of $2.40 per share represents a premium of approximately 38 percent over Ruby Tuesday’s closing share price on March 13, 2017, the day before Ruby Tuesday announced its intention to explore strategic alternatives and a premium of approximately 21 percent over Ruby Tuesday’s closing share price on October 13, 2017, the last trading day prior to the announcement that Ruby Tuesday had entered into the merger agreement. The closing price of Ruby Tuesday common stock on the NYSE on [                    ], the most recent practicable date prior to the date of this proxy statement, was $[        ] per share. You are encouraged to obtain current market prices of Ruby Tuesday common stock in connection with voting your shares of Ruby Tuesday common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Ruby Tuesday, may have regarding the merger and the special meeting and the answers to those questions. Ruby Tuesday urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	A proposal to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [ ] and [ ], respectively, of this proxy statement;

•	A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger” beginning on page [ ] of this proxy statement; and

•	A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Q:	Where and when is the special meeting?

A:	The special meeting is scheduled to be held at [ ] on [ ] at [ ], local time.

Q:	How does the Ruby Tuesday board recommend that I vote on the proposals?

A:	The Ruby Tuesday board unanimously recommends that you vote as follows:

•	“FOR” the approval and adoption of the merger agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger; and

•	“FOR” the approval of an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Q:	How does the per share merger consideration compare to the market price of Ruby Tuesday common stock prior to announcement of the merger?

A:	The merger consideration of $2.40 per share represents a premium of approximately 38 percent over Ruby Tuesday’s closing share price on March 13, 2017, the day before Ruby Tuesday announced its intention to explore strategic alternatives, and a premium of approximately 21 percent over Ruby Tuesday’s closing share price on October 13, 2017, the last trading day prior to the announcement that Ruby Tuesday had entered into the merger agreement. The closing price of Ruby Tuesday common stock on the NYSE on [ ], the most recent practicable date prior to the date of this proxy statement, was $[ ] per share. You are encouraged to obtain current market prices of Ruby Tuesday common stock in connection with voting your shares of Ruby Tuesday common stock.

Q:	What will happen in the merger?

A:	If the merger is completed, Merger Subsidiary will merge with and into Ruby Tuesday, whereupon the separate existence of Merger Subsidiary will cease and Ruby Tuesday will be the surviving corporation and a wholly-owned subsidiary of Holding. As a result of the merger, Ruby Tuesday common stock will no longer be publicly traded, and you will no longer have any interest in Ruby Tuesday’s future earnings or growth. In addition, Ruby Tuesday common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Ruby Tuesday will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Ruby Tuesday common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own Ruby Tuesday after the merger?

A:	Immediately following the merger, Ruby Tuesday will be a wholly-owned subsidiary of Holding.

Q:	What will I receive in the merger?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, the holders of Ruby Tuesday common stock will have the right to receive $2.40 in cash, without interest and less any applicable withholding taxes, for each share of Ruby Tuesday common stock that they own immediately prior to the effective time of the merger.

Q:	What will happen in the merger to Ruby Tuesday equity and performance-based cash awards?

A:	At or immediately prior to the effective time of the merger, to the extent required or permitted by the applicable employee plan:

•	Each outstanding option to purchase Ruby Tuesday common stock under any employee plan, whether or not exercisable or vested, will be canceled, and Ruby Tuesday will pay each holder of any such option at or promptly after the effective time of the merger for each stock option an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration of $2.40 per share over the applicable exercise price of such stock option, by (ii) the number of shares that such holder could have purchased (assuming full vesting of all stock options) had such holder exercised such stock option in full immediately prior to the effective time of the merger. In the event that the per share exercise price of any stock option is equal to or greater than the merger consideration of $2.40 per share, such stock option will be cancelled, without any consideration being payable in respect thereof, and will have no further force or effect;

•	Each outstanding service-based restricted stock unit (including service-based phantom stock units) of Ruby Tuesday under any employee plan, whether or not vested, and whether settleable in shares of Ruby Tuesday common stock or cash, will be canceled, and Ruby Tuesday will pay each holder of any such outstanding restricted stock unit at or promptly after the effective time of the merger for each such Ruby Tuesday restricted stock unit an amount in cash equal to the merger consideration of $2.40 per share;

•	Each outstanding performance-based restricted stock unit (including performance-based phantom stock units) of Ruby Tuesday under any employee plan, whether or not vested, will be canceled, and Ruby Tuesday will pay each holder of any such outstanding restricted stock unit at or promptly after the effective time of the merger for each Ruby Tuesday performance-based restricted stock an amount in cash determined by multiplying (i) the merger consideration of $2.40 per share by (ii) the number of shares of Ruby Tuesday performance-based restricted stock such holder would have been entitled to if such Ruby Tuesday performance-based restricted stock award had vested at its “target” level;

•	Each outstanding restricted share of Ruby Tuesday common stock under any employee plan, whether or not vested, shall be canceled, and Ruby Tuesday will pay each holder of any such outstanding restricted shares at or promptly after the effective time for each such restricted share an amount in cash equal to the merger consideration of $2.40 per share; and

•	Each outstanding performance-based cash award of Ruby Tuesday under any employee plan, whether or not vested, will vest and pay out at its “target” level, prorated for the number of days that have elapsed since the beginning of the year in which the effective time of the merger occurs (up to and including the date on which the effective time of the merger occurs).

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares of Ruby Tuesday common stock?

A:	Yes. Under the GBCC, the record holders of Ruby Tuesday common stock at the close of business on the record date are entitled to assert dissenters’ rights in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Article 13 of the GBCC. For more information regarding dissenters’ rights, see the section entitled “Dissenters’ Rights of Stockholders” beginning on page [ ] of this proxy statement. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement. Failure to strictly comply with Article 13 of the GBCC will result in the loss of dissenters’ rights. We urge any stockholder of Ruby Tuesday who wishes to assert dissenters’ rights to read the statute carefully and consult with legal counsel before attempting to assert dissenters’ rights.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Under Georgia law, the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by all shares of Ruby Tuesday common stock entitled to vote thereon.

Q:	What vote is required to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger?

A:	The named executive officer merger-related compensation proposal, approval of which is not required to complete the merger, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (provided a quorum is present in person or represented by proxy).

Q:	What vote is required to approve the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement?

A:	The proposal to adjourn the special meeting, the approval of which is not required to complete the merger, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (whether or not a quorum is present).

Q:	When do you expect the merger to be completed?

A:	In order to complete the merger, Ruby Tuesday must obtain the stockholder approval of the proposal to adopt the merger agreement described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger by the first calendar quarter of 2018, although Ruby Tuesday cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger?

A:	SEC rules require Ruby Tuesday to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by Ruby Tuesday to its named executive officers in connection with the merger. Approval of this proposal by Ruby Tuesday’s stockholders is not required to complete the merger.

Q:	Do you expect the merger to be taxable to Ruby Tuesday stockholders?

A:	The exchange of Ruby Tuesday common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] of this proxy statement and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is [ ]. Only stockholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is Ruby Tuesday common stock. Each outstanding share of Ruby Tuesday common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [ ] shares of Ruby Tuesday common stock issued and outstanding, approximately [ ]% of which were held by Ruby Tuesday’s directors and executive officers. We currently expect that Ruby Tuesday’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting, although no director or executive officer is obligated to do so.

Q:	Who may attend the special meeting?

A:	Only stockholders as of the close of business on [ ], or their duly appointed proxies, and invited guests of Ruby Tuesday may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Ruby Tuesday common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Ruby Tuesday common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting. Registration will begin at [ ] a.m., local time.

Q:	Who is soliciting my vote?

A:	The Ruby Tuesday board is soliciting your proxy, and Ruby Tuesday will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid a solicitation fee of $15,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Ruby Tuesday common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by certain of Ruby Tuesday’s directors, officers and employees.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a stockholder of record, there are three methods by which you may vote at the special meeting:

•	Internet: To vote over the internet, log on to the voting site indicated on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call the toll-free number indicated on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•	In Person: To vote in person, attend the special meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting and vote your shares in person, even if you have already voted by proxy. If you later decide to vote in person at the special meeting, your proxy prior to the special meeting will be revoked. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	How do I vote my shares held in the Ruby Tuesday, Inc. Salary Deferral Plan (the “401(K) Plan”)?

A:	If you hold shares in the 401(k) Plan, your proxy card will serve as a voting instruction card for Wells Fargo Shareholder Services (the “Plan Trustee”). You may vote your shares by signing, dating and returning your voting instruction card or providing your voting instructions over the internet or by telephone in advance of the 401(K) Plan vote deadline at [ ] on [ ]. If you return your signed voting instruction card without indicating how you want your shares of Ruby Tuesday common stock to be voted with regard to a particular proposal, your shares of Ruby Tuesday common stock will be voted in favor of each such proposal. Voting instruction cards that are returned without a signature will not constitute valid instructions to the Plan Trustee and the Plan Trustee will not vote shares represented by such voting instruction cards. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the Plan Trustee prior to the 401(k) Plan vote deadline at [ ] on [ ], your 401(k) Plan shares will not be voted.

Q:	Can I change my vote after I submit my proxy?

A:	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•	You may send a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to the Office of the Corporate Secretary, Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804; or

•	You may attend the special meeting (or any adjournment or postponement thereof) and vote in person.

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

If you have questions about how to vote or change your vote, please contact Innisfree, the firm assisting us in the solicitation of proxies, toll-free at 1 (888) 750-5834. Banks and brokers may call collect at 1 (212) 750-5833.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:	The presence at the special meeting, in person or represented by proxy, of a majority of the shares of Ruby Tuesday common stock outstanding and entitled to vote on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject Ruby Tuesday to additional expense.

Q:	What if I abstain from voting?

A:	If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to approve and adopt the merger agreement at the special meeting, it will have the same effect as a vote “AGAINST” such proposal. If you abstain from voting on the other two proposals, it will have no effect on the outcome of such proposals.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by telephone or in person?

A:	If you are a registered stockholder and you do not sign and return your proxy card or vote over the internet, by telephone or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, bank or other nominee, your broker, bank or other nominee may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If you fail to complete, sign, date and return your proxy card by mail, or vote via the internet, by telephone or in person, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will have no effect on the other proposals.

If you hold shares in the 401(k) Plan and you do not sign and return your voting instruction card or provide your voting instructions over the internet or by telephone in advance of the 401(k) Plan vote deadline, your 401(k) Plan shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

Q:	What is a broker non-vote?

A:	Broker non-votes are shares held by brokers and other record holders that are present in person or represented by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Ruby Tuesday common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, a failure to instruct your broker, bank or other nominee to vote on the non-binding proposal regarding merger-related compensation for Ruby Tuesday’s named executive officers (assuming a quorum is present) or the proposal to adjourn the special meeting, including if necessary to solicit additional proxies for the approval and adoption of the merger agreement, will have no effect on the outcome of such proposals.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of Ruby Tuesday common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Who will count the votes?

A:	A representative from Broadridge Investor Communications Services will serve as the inspector of election.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the meeting in person, we encourage you to complete, sign, date and return your proxy card or to vote over the internet or by telephone. The special meeting will not be broadcast telephonically or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:	Ruby Tuesday intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Ruby Tuesday files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved and adopted by Ruby Tuesday stockholders or if the merger is not completed for any other reason, Ruby Tuesday stockholders will not receive any payment for their shares of Ruby Tuesday common stock in connection with the merger. Instead, Ruby Tuesday will remain an independent public company and shares of Ruby Tuesday common stock will continue to be listed and traded on the NYSE.

The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Ruby Tuesday will be required to pay to Holding a termination fee of $7.5 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” beginning on page [    ] of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

The merger agreement also provides that, upon termination of the merger agreement under certain circumstances, Holding will be required to pay to Ruby Tuesday a termination fee of $7.5 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Holding” beginning on page [    ] of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

Q:	How can I obtain additional information about Ruby Tuesday?

A:	Ruby Tuesday will provide copies of this proxy statement and its 2016 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended June 6, 2017, without charge to any stockholder who makes a written request to our Corporate Secretary at Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804. Ruby Tuesday’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Ruby Tuesday’s website at www.rubytuesday.com. Ruby Tuesday’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Ruby Tuesday and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Ruby Tuesday if you are a stockholder of record. You can notify us by sending a written request to Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804 Attn: Corporate Secretary, or calling (865) 379-5700. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Ruby Tuesday at the telephone and address set forth in the prior sentence. In addition, Ruby Tuesday will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Whom should I contact if I have any questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: 1 (888) 750-5834

Banks & Brokers May Call Collect: 1 (212) 750-5833

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference or otherwise referred to in this proxy statement, contain forward-looking statements within the meaning of the U.S. federal securities laws, including, without limitation, statements regarding management’s expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which are based on information available to Ruby Tuesday on the date hereof. Although these expectations may change, Ruby Tuesday assumes no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of Ruby Tuesday’s control, that could cause actual results to differ materially from such statements and from Ruby Tuesday’s historical results and experience. These risks and uncertainties include such things as:

•	The occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Ruby Tuesday to pay a termination fee;

•	The risk that part or all of the financing under the Financing Commitments may become unavailable;

•	The failure to receive, on a timely basis or otherwise, the required approvals by Ruby Tuesday stockholders with regard to the merger agreement;

•	The risk that a closing condition to the merger agreement may not be satisfied;

•	Ruby Tuesday’s and Holding’s ability to complete the proposed merger on a timely basis or at all;

•	The failure of the merger to be completed on a timely basis or at all for any other reason;

•	The risks that Ruby Tuesday’s business may suffer as a result of uncertainties surrounding the merger;

•	The ability of Ruby Tuesday to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the merger;

•	The possibility of disruption to Ruby Tuesday’s business from the proposed merger, including increased costs and diversion of management time and resources;

•	Limitations placed on Ruby Tuesday’s ability to operate its business under the merger agreement;

•	General economic conditions;

•	The possibility that costs related to the merger will be greater than expected;

•	The outcome of any legal proceedings that may be instituted against Ruby Tuesday or others relating to the merger agreement or the merger; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in Ruby Tuesday’s SEC reports.

Additional information about risks and uncertainties, and about the material factors or assumptions underlying such forward-looking statements may be found under Part I, Item 1A in Ruby Tuesday’s Annual Report on Form 10-K for the fiscal year ended June 6, 2017 and under Part II, Item 1A in Ruby Tuesday’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 5, 2017. Ruby Tuesday cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the merger, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to Ruby Tuesday or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. Ruby Tuesday undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

Ruby Tuesday, Inc.

Ruby Tuesday owns, operates, and franchises the Ruby Tuesday casual dining restaurant chain and operates in the bar and grill segment of the casual dining industry. As of September 5, 2017, there were 599 Ruby Tuesday restaurants in 41 states and 14 foreign countries. Ruby Tuesday-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic and Midwest of the United States.

Ruby Tuesday’s principal executive office is located at 333 East Broadway Avenue, Maryville, Tennessee 37804. Ruby Tuesday’s telephone number is (865) 379-5700. Ruby Tuesday’s internet website address is www.rubytuesday.com. The information provided on the Ruby Tuesday website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

Shares of Ruby Tuesday common stock are listed and trade on the New York Stock Exchange (the “NYSE”) under the symbol “RT.”

NRD Partners II, L.P. (the “Fund”)

The Fund is a private equity fund founded in August 2016 to acquire brands that offer superior products and compelling unit economics and help them grow to their fullest potential through the Fund’s expanding network of franchisee investors. For more information, please visit www.nrdcapital.com. The information provided on the Fund website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to the Fund’s website provided in this proxy statement.

RTI Holding Company, LLC (“Holding”)

Holding was formed in August 2017 solely for the purpose of entering into the merger agreement and completing such other transactions as are necessary to finance the merger. After the closing of the merger, Holding would also act as the holding company and sole stockholder of Ruby Tuesday. Holding has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement, which includes certain financing transactions entered into or to be entered into for the purpose of financing the merger.

RTI Merger Sub, LLC (“Merger Subsidiary”)

Merger Subsidiary was formed in September 2017 solely for the purpose of completing the merger with Ruby Tuesday. Merger Subsidiary has not carried out any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

NRD Ventures, LLC (“NRD”)

NRD is a limited liability company formed in March 2016 to conduct acquisition activities. NRD entered into a nondisclosure agreement with Ruby Tuesday on January 25, 2017, thereafter engaged in negotiations regarding the merger and entered into a no-shop agreement with Ruby Tuesday on August 14, 2017.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of Ruby Tuesday as part of a solicitation of proxies by the Ruby Tuesday board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Ruby Tuesday with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place

The special meeting is scheduled to be held at [            ] on [                    ] at [            ], local time.

Purpose of the Special Meeting

At the special meeting, Ruby Tuesday stockholders will be asked to consider and vote on the following:

•	A proposal to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [ ] and [ ], respectively, of this proxy statement;

•	A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger” beginning on page [ ] of this proxy statement; and

•	A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Ruby Tuesday stockholders must approve and adopt the merger agreement for the merger to occur. If Ruby Tuesday stockholders fail to approve and adopt the merger agreement, the merger will not occur. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve and adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation payable in connection with the merger and vote not to approve and adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either Ruby Tuesday or Holding. Accordingly, because Ruby Tuesday is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved and adopted and the merger is consummated, and regardless of the outcome of the advisory vote.

Ruby Tuesday does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters.

Recommendation of the Ruby Tuesday Board of Directors

After careful consideration, the Ruby Tuesday board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Certain factors considered by the Ruby Tuesday board in reaching its decision to authorize and approve the merger agreement and the merger can be found in the section entitled “The Merger (Proposal 1)—Ruby Tuesday’s Reasons for the Merger” beginning on page [    ] of this proxy statement.

The Ruby Tuesday board unanimously recommends that the Ruby Tuesday stockholders vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Record Date; Stockholders Entitled to Vote

Only holders of record of Ruby Tuesday common stock at the close of business on [                    ], the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [            ] shares of Ruby Tuesday common stock were issued and outstanding and held by [            ] holders of record.

Holders of record of Ruby Tuesday common stock are entitled to one vote for each share of Ruby Tuesday common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of Ruby Tuesday common stock outstanding and entitled to vote on the record date will constitute a quorum. Any shares of Ruby Tuesday common stock held by Ruby Tuesday are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Ruby Tuesday to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by all of our shares of common stock entitled to vote thereon. The proposal to adjourn the special meeting, including if necessary to permit further solicitation of proxies, requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (whether or not a quorum is present). The proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger requires that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (provided that a quorum is present).

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present, and will be counted as a vote “AGAINST” the proposal to approve and adopt the merger agreement. At the special meeting, abstentions will have no effect on the outcomes of the proposal to adjourn the special meeting, including if necessary to permit further solicitation of proxies, and the advisory vote on named executive officer merger-related compensation.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the proposal to approve and adopt the merger agreement; (ii) the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger; and (iii) the proposal to approve the adjournment of the special meeting, including if necessary to solicit additional proxies, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Broker non-votes are shares held by brokers and other record holders that are present in person or represented by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Ruby Tuesday common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, a failure to instruct your broker, bank or other nominee to vote on the proposal to adjourn the special meeting, including if necessary to solicit additional proxies for the approval and adoption of the merger agreement or, assuming a quorum is present, the proposal regarding the advisory vote on named executive officer merger-related compensation, will have no effect on the outcome of such proposals.

Failure to Vote

If you are a registered stockholder and you do not sign and return your proxy card or vote over the internet, by telephone or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement but will have no effect on the proposal to adjourn the special meeting (whether or not a quorum is present), including if necessary to permit further solicitation of proxies, and the advisory vote on named executive officer merger-related compensation (assuming a quorum is present).

Voting by Ruby Tuesday’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Ruby Tuesday and their affiliates were entitled to vote [            ] shares of Ruby Tuesday common stock, or approximately [    ]% of the shares of Ruby Tuesday common stock issued and outstanding on that date. We currently expect that Ruby Tuesday’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of Ruby Tuesday common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder (your broker, bank or other nominee) of the shares of Ruby Tuesday common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by (i) signing, dating, completing and returning the proxy card by mail; (ii) over the internet; or (iii) by telephone. Ruby

Tuesday encourages you to vote over the internet as Ruby Tuesday believes this is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. The internet provides a convenient, cost-effective alternative to returning your proxy card by mail or voting by telephone. If you vote your shares over the internet, you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to vote your shares over the internet, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

To vote over the internet, log on to the voting site indicated on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, call the toll-free number indicated on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Mail:

To vote by mail, complete, sign, date and return the enclosed proxy card and mail it to the address indicated on the proxy card.

If you return your signed proxy card without indicating how you want your shares of Ruby Tuesday common stock to be voted with regard to a particular proposal, your shares of Ruby Tuesday common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held in the 401(k) Plan, you may provide the Plan Trustee with your voting instructions over the internet, by telephone, or by mail, by following the instructions on your voting instruction card.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

If you hold shares in more than one account, you may receive more than one proxy or voting instruction card. To be sure that all of your shares are represented at the meeting, you must submit your proxy or voting instructions with respect to each proxy or voting instruction card you receive.

Revocation of Proxies

You can revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•	You may send a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to the Office of the Corporate Secretary, Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804; or

•	You may attend the special meeting (or any adjournment or postponement thereof) and vote in person.

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to revoke your proxy.

If you have questions about how to vote or change your vote, you should contact the firm assisting us with the solicitation of proxies, Innisfree, toll-free at 1 (888) 750-5834. Banks and brokers may call collect at 1(212) 750-5833.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Shares Held in the 401(k) Plan

If you hold shares in the 401(k) Plan, your proxy card will serve as a voting instruction card for the Plan Trustee. If you do not sign and return your voting instruction card or provide your voting instructions over the internet or by telephone in advance of the 401(k) Plan vote deadline at [            ] on [                    ], your shares will not be voted by the Plan Trustee at the special meeting and will not be counted for purposes of determining whether a quorum exists. 401(k) Plan participants may not vote their 401(k) Plan shares in person at the special meeting.

Tabulation of Votes

A representative from Broadridge Investor Communications Services will serve as the inspector of election.

Solicitation of Proxies

The Ruby Tuesday board is soliciting your proxy, and Ruby Tuesday will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid a solicitation fee of $15,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Ruby Tuesday common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of Ruby Tuesday’s directors, officers and employees.

Adjournment

In addition to the proposal to approve and adopt the merger agreement and the advisory vote on named executive officer merger-related compensation, Ruby Tuesday stockholders are also being asked to approve a proposal to, as permitted under the terms of the merger agreement, adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned by Ruby Tuesday. In addition, Ruby Tuesday could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the special meeting or any adjournment or postponement thereof. If you return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of such proposal.

The special meeting may be adjourned to another place, date or time, if the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (whether or not a quorum is present). The chairman of the meeting or the Ruby Tuesday board may also adjourn the special meeting to another date, place or time.

The Ruby Tuesday board unanimously recommends a vote “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

Other Information

You should not send documents representing Ruby Tuesday common stock with the proxy card. If the merger is completed, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Ruby Tuesday common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the merger agreement carefully as it is the legal document that governs the merger.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Subsidiary will be merged with and into Ruby Tuesday, with Ruby Tuesday surviving the merger as a wholly-owned subsidiary of Holding.

At the effective time of the merger, each outstanding share of Ruby Tuesday common stock (other than any shares held by Ruby Tuesday, Holding, Merger Subsidiary, any other wholly-owned subsidiary of Holding or Ruby Tuesday, or any stockholder who has properly demanded and not validly withdrawn dissenters’ rights in accordance with Georgia law) will be automatically converted into the right to receive $2.40 in cash, without interest and less any applicable withholding taxes.

Upon consummation of the merger, your shares of Ruby Tuesday common stock will no longer be outstanding and will automatically be canceled and cease to exist in exchange for payment of the per share merger consideration described above unless you have properly demanded and not validly withdrawn dissenters’ rights in accordance with Georgia law. As a result, you will not own any shares of the surviving corporation, and you will no longer have any interest in its future earnings or growth. As a result of the merger, Ruby Tuesday will cease to be a publicly-traded company and will be wholly owned by Holding. Following consummation of the merger, the surviving corporation will terminate the registration of our common stock on the NYSE and we will no longer be subject to reporting obligations under the Exchange Act.

Upon consummation of the merger, each outstanding stock option, service-based restricted stock unit, performance-based restricted stock unit and share of restricted stock of Ruby Tuesday will vest (and in the case of performance-based restricted stock units, will vest at “target” level), be cancelled and the holder thereof paid, in each case based on the merger consideration of $2.40 per share. In addition, each outstanding performance-based cash award of Ruby Tuesday will vest and pay out at its “target” level, prorated for the number of days that have elapsed since the beginning of the year in which the effective time of the merger occurs (up to and including the date on which the effective time of the merger occurs).

In the event that, from the date of the merger agreement until the effective time of the merger, Ruby Tuesday takes certain actions to change the number of shares of its common stock outstanding, including by split, combination or reclassification, or pays any dividend on or makes any distribution of common stock, then any number or amount in the merger agreement, which is based on the price or number of shares of common stock, including the merger consideration, will be adjusted to reflect such split, combination, dividend or change.

Effects on Ruby Tuesday If the Merger Is Not Completed

If the merger agreement is not adopted by Ruby Tuesday stockholders or if the merger is not completed for any other reason, Ruby Tuesday stockholders will not receive any payment for their shares in connection with the merger. Instead, Ruby Tuesday will remain an independent public company. In addition, if the merger is not completed, Ruby Tuesday stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive casual dining industry in which Ruby Tuesday operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Ruby Tuesday common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Ruby Tuesday common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Ruby Tuesday common stock. If the merger is not completed, the Ruby Tuesday board will continue to evaluate and review Ruby Tuesday’s business operations, properties, dividend policy, share repurchases and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not approved and adopted by Ruby Tuesday stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Ruby Tuesday will be offered or that Ruby Tuesday’s business, prospects or results of operation will not be adversely impacted.

In addition, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Ruby Tuesday will be required to pay to Holding a termination fee of $7.5 million. The merger agreement also provides that, upon termination of the merger agreement under certain circumstances, Holding will be required to pay to Ruby Tuesday a termination fee of $7.5 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” and “The Merger Agreement—Termination Fee Payable by Holding” beginning on pages [    ] and [    ], respectively, of this proxy statement.

Background of the Merger

The Ruby Tuesday board and management regularly review and assess Ruby Tuesday’s operations, performance, prospects and strategic direction, as well as casual dining industry trends and the economic climate. In connection with these activities, the Ruby Tuesday board considers from time to time potential strategic alternatives to maximize stockholder value, including potential business combinations, acquisitions, dispositions and sale-leasebacks of certain real estate assets.

On August 11, 2016, Ruby Tuesday announced that it planned to close approximately 95 of its underperforming restaurants as part of an asset rationalization plan, which Ruby Tuesday adopted following an extensive, cross-functional review led by Ruby Tuesday’s Chief Development Officer in consultation with the Ruby Tuesday board and management. Ruby Tuesday also announced initiatives to improve its menu, salad bar offerings and dining environment.

Also on August 11, 2016, Ruby Tuesday released its fiscal fourth quarter 2016 financial results for the quarter ended May 31, 2016, during which period total revenue declined by 5.9% and same store sales declined by 3.7% compared to the same period of the prior fiscal year. Ruby Tuesday reported a net loss of $0.46 per diluted share of Ruby Tuesday.

On September 13, 2016, James J. Buettgen, Ruby Tuesday’s President and Chief Executive Officer at the time, resigned, and the Ruby Tuesday board appointed Lane Cardwell, Jr., a member of the Ruby Tuesday board, as interim President and Chief Executive Officer until a successor was found.

On September 23, 2016, NRD sent the Ruby Tuesday board an unsolicited letter of intent, which outlined NRD’s interest in a potential acquisition of Ruby Tuesday at a price of $3.50 per share and requested a 60-day period of exclusive negotiations with Ruby Tuesday. The letter of intent was silent as to NRD’s financing arrangements and the future role of Ruby Tuesday’s current management. Ruby Tuesday shared NRD’s letter of intent with UBS, which had previously provided advice to Ruby Tuesday on an informal basis without a fee arrangement, including in connection with the sale of Ruby Tuesday-owned Lime Fresh Mexican Grill restaurants to Rubio’s Restaurants, Inc. on June 1, 2016. The Ruby Tuesday board, after consultation with UBS and management, concluded that pursuing the proposal was not in the best interests of Ruby Tuesday and decided to have Ruby Tuesday and its management focus on implementing management’s plan to improve Ruby Tuesday’s operations and execution, which centered on a series of new initiatives, including a “Fresh New Menu” and a “Fresh New Garden Bar.”

On October 5, 2016, the Ruby Tuesday board held a regularly scheduled meeting at which UBS discussed with the Ruby Tuesday board the effects of merger and acquisition interest on the company’s securities, near term opportunities to buy back shares of Ruby Tuesday common stock, Ruby Tuesday’s defensive profile with respect to potential merger and acquisition activity and the process for determining the value of Ruby Tuesday’s real estate portfolio as an important step in evaluating Ruby Tuesday’s financing alternatives.

On October 6, 2016, Ruby Tuesday released its fiscal first quarter 2017 financial results for the quarter ended August 30, 2016, during which period sales declined by 8.2% and same store sales declined by 2.7% compared to the same period of the prior fiscal year. Ruby Tuesday reported a net loss of $0.66 per diluted share of Ruby Tuesday.

On October 11, 2016, Mr. Cardwell and Aziz Hashim, the Founder and Managing Partner of NRD, met for an introductory lunch meeting with the understanding that Ruby Tuesday was not interested in pursuing a transaction with NRD.

On November 14, 2016, Engaged Capital LLC (“Engaged Capital”) filed a Schedule 13F with the SEC disclosing that, as of September 30, 2016, it held approximately 3.3% of the outstanding shares of Ruby Tuesday common stock.

From late November 2016 to late December 2016, Engaged Capital and members of Ruby Tuesday’s management team spoke by email and telephone to discuss various matters related to Ruby Tuesday, including the estimated value of Ruby Tuesday’s real estate assets.

On November 29, 2016, Ruby Tuesday entered into a waiver relating to its revolving credit agreement dated as of December 3, 2013 among Ruby Tuesday, as borrower, certain subsidiaries of Ruby Tuesday, as the guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and issuing bank (such credit agreement, the “2013 Credit Agreement”), in response to Ruby Tuesday’s failure in November 2016 to comply with a financial covenant under the credit agreement requiring Ruby Tuesday to maintain a consolidated fixed charge coverage ratio.

On December 31, 2016, Ruby Tuesday entered into a waiver relating to its 2013 Credit Agreement in response to Ruby Tuesday’s failure in November 2016 to comply with a financial covenant under the credit agreement requiring Ruby Tuesday to maintain a consolidated fixed charge coverage ratio.

On January 4, 2017, UBS discussed with the Ruby Tuesday board its preliminary analysis of Ruby Tuesday’s valuation based on Ruby Tuesday management’s financial projections dated November 11, 2016. UBS also reviewed with the Ruby Tuesday board methods of assessing the value of Ruby Tuesday’s owned real estate for financing purposes. UBS further discussed with the Ruby Tuesday board a proposed commercial mortgage-backed securities (“CMBS”) loan to provide Ruby Tuesday with working capital, along with an indicative timeline and terms for such a loan.

On January 5, 2017, Ruby Tuesday released its fiscal second quarter 2017 financial results for the quarter ended November 29, 2016, during which period sales declined by 17.7% and same store sales declined by 4.1% compared to the same period of the prior fiscal year. Ruby Tuesday reported a net loss of $0.63 per diluted share.

On January 11, 2017, NRD sent a follow-up letter to Ruby Tuesday and the Ruby Tuesday board reiterating its offer of $3.50 per share. This letter was also silent as to NRD’s financing arrangements. In response to this letter, Ruby Tuesday contacted UBS on January 11, 2017 in connection with exploring strategic alternatives and retained UBS as a financial advisor.

On January 14, 2017, the Ruby Tuesday board held a meeting, with senior management participating. Sue Briley, Chief Financial Officer of Ruby Tuesday, informed the Ruby Tuesday board that, based on investor calls following the previous earnings release, investors felt that the “Fresh New Garden Bar” initiative was not sufficient and that an alternative plan was needed. The Ruby Tuesday board then discussed the unsolicited proposal from NRD and previous conversations with UBS and set a meeting for January 17, 2017 to discuss with UBS and Ruby Tuesday’s counsel, Davis Polk & Wardwell LLP (“Davis Polk”) exploring strategic alternatives, including NRD’s proposal.

On January 17, 2017, the Ruby Tuesday board held a meeting where UBS led a discussion on NRD and its proposal, as well as potential responses to NRD, including an announcement by Ruby Tuesday that it was exploring strategic alternatives and the associated illustrative timelines. Following the discussion with UBS, Davis Polk reviewed with the Ruby Tuesday board the directors’ fiduciary duties and other legal matters relating to the consideration of potential strategic alternatives.

On January 18, 2017, at the direction of the Ruby Tuesday board, UBS spoke with NRD and conveyed that Ruby Tuesday would allow NRD to conduct limited due diligence on Ruby Tuesday over a 30-day period, without providing for exclusivity, and with the expectation that NRD would provide an improved offer containing an enhanced price proposal and financing arrangements sufficient to address Ruby Tuesday’s concerns about the execution risk in NRD’s proposal. At the request of Ruby Tuesday, NRD provided a letter on January 19, 2017 outlining NRD’s access to equity capital to fund the proposed transaction. Subsequently, Ruby Tuesday and NRD entered into a confidentiality agreement dated January 25, 2017 with a customary standstill provision, and Ruby Tuesday provided certain non-public due diligence information to NRD.

Over the course of NRD’s due diligence period, Ruby Tuesday entered into confidentiality agreements with a series of NRD’s prospective financing sources. Ruby Tuesday also made a limited-scope data room available to NRD and its financing sources. NRD also requested that Ruby Tuesday enter into a confidentiality agreement with a third-party franchise operator potentially interested in acquiring a number of Ruby Tuesday’s restaurant locations, but Ruby Tuesday decided that it was premature for NRD to bring in additional parties until NRD submitted an improved offer.

On January 23, 2017, at the request of the Ruby Tuesday board, UBS provided a disclosure letter to Ruby Tuesday describing certain of its investment banking relationships with Ruby Tuesday and NRD.

On January 31, 2017, Ruby Tuesday entered into the seventh amendment and waiver relating to its 2013 Credit Agreement in response to Ruby Tuesday’s inability in November 2016 to comply with the financial covenant under the 2013 Credit Agreement requiring Ruby Tuesday to maintain a consolidated fixed charge coverage ratio.

On February 13, 2017, the Ruby Tuesday board met telephonically with UBS, Davis Polk and management in attendance. UBS discussed with the Ruby Tuesday board its analysis of Ruby Tuesday’s valuation based on revised financial projections provided by Ruby Tuesday management dated February 6, 2017, which contained projections that were revised down from the previous financial plan provided on November 11, 2016 to reflect ongoing softness in store performance despite Ruby Tuesday’s new initiatives. UBS also reviewed various potential strategic alternatives for Ruby Tuesday, including a sale of Ruby Tuesday to another buyer, a sale of a minority equity interest in Ruby Tuesday to a non-strategic buyer, various recapitalization transactions (including the issuance of CMBS for refinancing), a sale of the restaurants operated by Ruby Tuesday to new or existing franchisees, closure of Ruby Tuesday’s underperforming restaurants and a sale of the related real estate, a sale-

leaseback financing transaction and remaining as a standalone public company. At the same meeting, Davis Polk discussed with the Ruby Tuesday board its fiduciary duties in the context of the strategic alternatives before the Ruby Tuesday board, identifying various factors the Ruby Tuesday board should consider in evaluating the alternatives. Davis Polk also reviewed with the Ruby Tuesday board certain aspects of NRD’s proposal and outlined for the Ruby Tuesday board the process and timeline for executing a definitive agreement for a strategic transaction.

On February 27, 2017, NRD sent Ruby Tuesday and the Ruby Tuesday board a letter expressing continued interest in a potential acquisition of Ruby Tuesday, but at a reduced price range of $2.50 to $3.00 per share. NRD stated that due diligence review was still underway, both for NRD and its prospective lenders, and therefore a firmer price was not possible at that time. NRD did not provide any written proof of funds or any proposal on financing arrangements to address Ruby Tuesday’s stated concerns about execution risk.

On March 2, 2017, the Ruby Tuesday board met telephonically, with UBS, Davis Polk and management in attendance. UBS reviewed with the Ruby Tuesday board NRD’s proposal and recommended that Ruby Tuesday board announce publicly that it is exploring strategic alternatives if NRD failed to provide a comprehensive offer without any financing contingencies.

On March 3, 2017, at the direction of the Ruby Tuesday board, UBS informed NRD that the Ruby Tuesday board was disappointed with NRD’s latest proposal and that the Ruby Tuesday board had decided to make a public announcement on March 6, 2017 that it would undertake a review of strategic alternatives, including a potential sale of Ruby Tuesday.

Also on March 3, 2017, Ruby Tuesday entered into a written engagement letter with UBS with respect to its retention as a financial advisor.

On March 5, 2017, NRD’s financial advisor, Arlington Capital Advisors (“Arlington”) contacted UBS to request that Ruby Tuesday delay its strategic alternatives press release in order to give NRD additional time to submit a preemptive offer accompanied by evidence of NRD’s financing.

On March 6, 2017, after discussion with Ruby Tuesday, UBS informed NRD that Ruby Tuesday would delay making a strategic alternatives announcement to allow NRD a further opportunity to submit a preemptive offer. UBS detailed the specific conditions that NRD would need to satisfy in its response, namely (i) a revised offer by March 9, 2017 containing a preemptive value proposal with a specific per share purchase price, (ii) draft commitment letters evidencing commitments for all of the capital required to consummate an acquisition of Ruby Tuesday at the proposed purchase price and (iii) confirmation that NRD has begun its quality of earnings due diligence review with its third-party accountant.

On March 9, 2017, NRD submitted a revised offer of $2.51 per share. In that same letter, NRD also represented that it had obtained signed letters of intent from institutions totaling $280 million in financing, in addition to equity commitments of $95 million from its affiliated equity funds. NRD stated that it was not willing to provide written copies of its confidential financing letters to Ruby Tuesday prior to Ruby Tuesday’s commitment to move forward with the transaction on an exclusive basis with NRD. This offer failed to demonstrate any financing commitments or credible paths to financing commitments to fund its proposal. NRD did not provide any commitment letters for debt or real estate sale-leaseback arrangements, and did not provide any proof of funds with respect to its equity financing sources. NRD also did not initially provide any documentation to substantiate its claims of having third-party financing, and when prompted, NRD produced a highly conditional, non-binding letter of intent from a third-party financing source that contained an agreement to attempt to negotiate and enter into a sale-leaseback transaction with NRD. The non-binding letter of intent contemplated that any definitive agreement between the financing source and NRD would provide that a $5,000,000 earnest money deposit be NRD’s sole remedy for any default by the financing source.

On March 10, 2017, the Ruby Tuesday board held a meeting with UBS, Davis Polk and management in attendance. UBS led a discussion on NRD’s revised proposal and potential strategic alternatives. The Ruby Tuesday board determined that there was no basis to pursue exclusive negotiations with NRD given that, aside from the offered price, NRD’s proposal would subject Ruby Tuesday and its stockholders to extraordinary execution risk. Following conversations with UBS, Davis Polk and management, the Ruby Tuesday board decided to issue a press release on March 13, 2017 announcing that Ruby Tuesday was considering strategic alternatives. UBS also discussed Ruby Tuesday’s valuation based on revised financial projections provided by Ruby Tuesday management on March 7, 2017, which contained projections that were further revised down from the previous financial plan provided on February 6, 2017 to reflect ongoing and challenging market conditions in the casual dining industry and the performance of the “Fresh New Garden Bar” initiative.

Following the March 10, 2017 board meeting, at the direction of the Ruby Tuesday board, UBS informed NRD that its most recent offer was insufficient, that Ruby Tuesday would announce a strategic review process, and that NRD was welcome to continue its efforts and submit a potentially preemptive offer.

On March 11, 2017, Mr. Hashim spoke with Stephen Sadove, Ruby Tuesday’s Non-Executive Chairman, to discuss the Ruby Tuesday board’s decision to reject the offer made by NRD on March 9, 2017 and to discuss certain strategic steps that Ruby Tuesday may take in the future.

On March 13, 2017, Ruby Tuesday issued a press release after market close indicating that it was considering strategic alternatives. Thereafter, at the direction of the Ruby Tuesday board, UBS engaged in preliminary discussions with a total of 47 parties (including four parties that only entered the process in May 2017) regarding a potential acquisition of Ruby Tuesday or its real estate assets. These parties included a mix of financial sponsors, strategic acquirors and family-controlled investment groups. The discussions were of an exploratory nature, during which UBS, at the direction of the Ruby Tuesday board, informed parties that Ruby Tuesday was willing to consider a range of possible transaction structures, including an acquisition of all of Ruby Tuesday’s outstanding common stock or a transfer of Ruby Tuesday’s real estate assets in a sale-leaseback transaction or other transaction. Ruby Tuesday entered into confidentiality agreements with a total of 23 of these parties, including the four parties that only entered the process in May 2017. All of the confidentiality agreements contained a customary standstill provision prohibiting, among other things, the counterparty from acquiring shares of Ruby Tuesday common stock and waging a proxy contest or other shareholder activism campaign.

On March 19, 2017, at the request of Ruby Tuesday, Davis Polk sent an initial draft of a definitive transaction agreement to NRD’s legal counsel to enable NRD to prepare a bid for Ruby Tuesday that would preempt the strategic alternatives process.

On March 20, 2017, a representative of an unidentified party, which subsequently became identified as a party referred to here as Bidder 11 contacted UBS to inquire preliminarily about the contemplated sale process. The representative indicated that Bidder 11 would be in touch later if they had further interest.

On March 23, 2017, NRD sent a letter to Ruby Tuesday and the Ruby Tuesday board reaffirming NRD’s interest in acquiring Ruby Tuesday and reiterating various points discussed on the March 11, 2017 call between Mr. Hashim and Mr. Sadove. On March 23, 2017, NRD was provided access to a virtual data room that contained detailed business, financial, regulatory, legal and other information concerning Ruby Tuesday.

Also on March 23, 2017, Leon Capital Partners, LLC (“Leon”) informed UBS that it anticipated filing a Schedule 13D with the SEC disclosing that it had acquired approximately 9% of the outstanding shares of Ruby Tuesday on the open market since Ruby Tuesday’s March 13, 2017 strategic alternatives announcement. Leon informed UBS that it was very interested in participating in the sale process and that it was not an activist investor. Leon entered into a confidentiality agreement with Ruby Tuesday on the same day, which contained a customary standstill provision.

On March 24, 2017, Leon filed a Schedule 13D with the SEC after market close disclosing that it had acquired approximately 9.5% of the outstanding shares of Ruby Tuesday common stock.

Beginning in late March 2017, at the direction of Ruby Tuesday, UBS sent letters to 19 parties (not including Bidder 11 as they had not contacted UBS again since the preliminary discussion on March 20, 2017), instructing them to submit first-round, non-binding proposals for a strategic transaction with Ruby Tuesday by April 13, 2017. The letters stated that all first-round proposals should include an overview of the bidder and specify the bidder’s proposed consideration, assumptions, intended financing sources, required approvals, due diligence work plan, closing conditions and anticipated timing.

On April 4, 2017, the Ruby Tuesday board held a meeting with UBS and management in attendance. UBS provided an update and advised the Ruby Tuesday board that a number of preliminary expressions of interest were expected from both strategic acquirors and financial sponsors.

On April 6, 2017, Ruby Tuesday released its fiscal third quarter 2017 financial results for the quarter ended February 28, 2017, during which period total revenue declined by 16.8% and same store sales declined by 4.0% compared to the same period of the prior fiscal year. Ruby Tuesday reported a net loss of $0.33 per diluted share of Ruby Tuesday.

Also on April 6, 2017, Ruby Tuesday named James F. Hyatt, II as President and Chief Executive Officer of Ruby Tuesday and a member of the Ruby Tuesday board. The Ruby Tuesday board considered the potential effect that Mr. Hyatt’s appointment may have on Ruby Tuesday’s strategic alternatives review and structured Mr. Hyatt’s employment arrangement to take this into account. In particular, Mr. Hyatt’s restricted stock award would vest in three annual installments and no further award grants would be made following Ruby Tuesday’s announcement of an agreement to be sold as a result of the strategic alternatives review. In addition, in the event of termination, subject to certain conditions, Mr. Hyatt would only be entitled to a cash severance payment equal to his base salary, and he would remain ineligible for Ruby Tuesday’s Executive Severance Plan (with cash severance equal to two times base salary) until April 4, 2018.

On April 13 and April 14, 2017, Ruby Tuesday received preliminary non-binding indications of interest from nine parties, resulting in a total of ten preliminary non-binding indications of interest, including NRD’s previously submitted proposal. Five parties (referred to here as Bidders 1 through 5) submitted proposals to acquire the entire company for consideration per share of $2.40 to $2.60 (Bidder 1), $3.05 (Bidder 2), $3.25 to $3.40 (Bidder 3), $5.75 (Bidder 4) and $2.25 to $2.75 (Bidder 5). Three parties submitted proposals to acquire Ruby Tuesday’s restaurant business (including NRD and a party referred to here as Bidder 6, which also submitted a proposal to acquire the entire company), noting that in order to consummate such an acquisition, they would expect to partner with a third party interested in entering into a sale-leaseback transaction with respect to Ruby Tuesday’s real estate assets. NRD offered to purchase Ruby Tuesday at the price of $2.51 per share. Bidder 6 offered to purchase the entire company for an enterprise value of $400 to $450 million. A party referred to here as Bidder 7 submitted an indication of interest that did not provide a purchase price. Two parties (referred to here as Bidders 8 and 9) submitted proposals to acquire only Ruby Tuesday’s real estate assets, in the case of Bidder 8 pursuant to a sale-leaseback transaction for an enterprise value of $315 million; and in the case of Bidder 9 pursuant to a transaction structure to be determined without providing the purchase price.

On April 17, 2017, the Ruby Tuesday board held a meeting to review and discuss the first-round proposals with members of senior management and UBS and Davis Polk present. UBS provided an overview of the process that UBS had conducted to identify potentially interested parties and described the proposals that Ruby Tuesday had received, including NRD’s proposal. After discussion, the Ruby Tuesday board determined to invite NRD and each of the parties that had submitted first-round proposals other than Bidder 5 (which had submitted a proposal to acquire Ruby Tuesday at a purchase price of $2.25 to $2.75 per share, considerably lower than the price offered by other bidders) to proceed to a second-round bidding process. Davis Polk then reviewed with the Ruby Tuesday board the key terms of the draft merger agreement to be provided by Ruby Tuesday to the participants in the second-round bidding process. At the request of the Ruby Tuesday board, Davis Polk also reviewed with the Ruby Tuesday board the takeover defenses available under Ruby Tuesday’s organizational documents.

Over the next several days, at the direction of Ruby Tuesday, UBS communicated the Ruby Tuesday board’s decision to NRD and the other parties that had submitted proposals in the first round. UBS informed each bidder invited to participate in the second round that more detailed instructions regarding the process would be provided in due course. In the case of Bidder 4, which was an unknown consortium bidder, as instructed by the Ruby Tuesday board, UBS requested Bidder 4 to provide further detail on the identity of its equity financing sources before it would be permitted to participate in the second round. No such information was ever provided and Bidder 4 did not progress further in the sales process.

On April 21, 2017, a party referred to here as Bidder 10 submitted a first-round proposal to acquire Ruby Tuesday at $2.00 to 2.50 per share, a price well below that at which the Ruby Tuesday board had already decided not to allow Bidder 5 to proceed with the second round bid process. UBS, after consulting with Ruby Tuesday, advised Bidder 10 that its price per share was considerably lower than the other bidders and that Bidder 10 would not be permitted to participate in the second round.

On April 24, 2017, Bidder 5 submitted a revised first-round proposal to acquire Ruby Tuesday for a price of $2.75 to $3.25 per share. Since Bidder 5’s revised price became comparable to the price submitted by the other first-round bidders whom the Ruby Tuesday board admitted to the second round bid process, UBS, after consulting with management of Ruby Tuesday, invited Bidder 5 to participate in the second-round process as well.

In late April 2017, the eight other remaining bidders were provided access to the virtual data room that NRD had already been accessing. The virtual dataroom contained detailed business, financial, regulatory, legal and other information concerning Ruby Tuesday.

On April 28, 2017, Arlington forwarded to UBS a letter from outside counsel to NRD seeking additional information regarding Ruby Tuesday’s real estate.

On May 2, 2017, Bidder 2 met with UBS and management of Ruby Tuesday at Ruby Tuesday’s offices in Orlando, Florida. Later the same day, Bidder 1 met with UBS and management of Ruby Tuesday by video conference.

Also on May 2, 2017, Bidder 3 advised UBS that Bidder 3 had decided not to move forward in the process due to its assessment that the operational challenges would require more resources than first estimated to improve the financial performance of Ruby Tuesday.

On May 3, 2017, Bidder 8 met with UBS and management of Ruby Tuesday at Ruby Tuesday’s offices in Orlando, Florida.

On May 4, 2017, Bidder 9 contacted UBS to indicate that Bidder 9 had decided not to move forward with a proposal for a strategic transaction and that it was only interested in acquiring a select portfolio of Ruby Tuesday’s real estate.

On May 5, 2017, following numerous discussions with the Ruby Tuesday board and UBS, management of Ruby Tuesday finalized its five-year financial plan, which included lower same store sales revenue growth forecasts, higher EBITDA margins due to lower cost of goods sold, payroll and marketing expenses, and higher maintenance capital expenditure, as compared to the previous financial plan provided on March 7, 2017.

On May 8, 2017, Bidder 5 met with UBS and management of Ruby Tuesday at Ruby Tuesday’s offices in Orlando, Florida. On the same day, at the request of the Ruby Tuesday board, UBS provided a disclosure letter to Ruby Tuesday indicating certain of its investment banking relationships with Ruby Tuesday and the first-round bidders.

On May 9, 2017, Bidder 6 met with UBS and management of Ruby Tuesday at Ruby Tuesday’s offices in Orlando, Florida. Later the same day, Bidder 7 also met with UBS and management of Ruby Tuesday at Ruby Tuesday’s offices in Orlando, Florida.

On May 12, 2017, the Ruby Tuesday board held a meeting with UBS, Davis Polk and management present to review the status of the second-round process. UBS reviewed with the Ruby Tuesday board the outcome of the management meetings that had been held with the six remaining first-round bidders (not including NRD) and described certain strengths, weaknesses and areas of focus of the first-round bidders. UBS noted that Bidder 4 had become non-responsive after repeated inquiries by UBS as to the identity of its equity financing sources and had effectively withdrawn from the process. UBS recommended that the draft merger agreement prepared by Davis Polk be distributed to the first-round bidders during the following week, along with requests for second-round proposals.

On May 15, 2017, Mr. Hyatt, UBS and representatives of NRD met in New York City to discuss Mr. Hyatt’s initial perspectives and observations on Ruby Tuesday and the challenges facing Ruby Tuesday.

On May 16, 2017, Bidder 6 advised UBS that Bidder 6 had decided not to move forward with a proposal for a strategic transaction with Ruby Tuesday due to its assessment that significant investment would be required to improve the financial performance of Ruby Tuesday.

On May 16, 2017, Bidder 11 contacted UBS seeking to participate in the sale process.

Also on May 16, 2017, Ruby Tuesday entered into a confidentiality agreement containing a customary standstill provision with Bidder 11.

On May 18, 2017, at the direction of Ruby Tuesday, UBS sent letters to all parties remaining in the second-round sale process, six in total (excluding Bidder 11, which received such letter later), describing the requirements established by the Ruby Tuesday board for the second round of the process. The letters stated that all second-round non-binding proposals should be submitted to Ruby Tuesday by June 12, 2017, be accompanied by a mark-up of the draft merger agreement and a mark-up of the limited guarantee (if applicable), confirm the completion of the bidder’s due diligence and specify the bidder’s proposed consideration, proposed financing sources, required approvals and anticipated timing.

On May 19, 2017, the draft merger agreement and related draft documents were made available to all parties remaining in the second round, (excluding Bidder 11, which received such materials later).

On May 25, 2017, Bidder 2 and Bidder 5 separately met with Mr. Hyatt and UBS to perform on-site visits of Ruby Tuesday’s headquarters in Maryville, Tennessee and one of the Ruby Tuesday restaurants.

On May 26, 2017, Ruby Tuesday, as borrower, entered into a $20.0 million senior secured revolving credit facility with certain subsidiaries of Ruby Tuesday, as the guarantors, the lenders from time to time party thereto, and UBS AG, Stamford Branch as administrative agent and as issuing bank (such credit facility, the “2017 Credit Agreement”) to replace Ruby Tuesday’s existing 2013 Credit Agreement, which was scheduled to mature on June 2, 2017. The 2017 Credit Agreement has a 364-day term, with a scheduled maturity date of May 25, 2018.

On June 1, 2017, the Ruby Tuesday board received a letter from Engaged Capital, which held approximately 3.3% of the outstanding shares of Ruby Tuesday common stock at the time. In the letter, Engaged Capital urged the Ruby Tuesday board to conduct a robust review of strategic alternatives and strongly consider all acquisition offers, which Engaged Capital believed to be the most viable path to realizing the value of Ruby Tuesday’s assets. In addition, Engaged Capital requested the Ruby Tuesday board to delay the deadline for stockholders to submit director nominations for the 2017 annual meeting of stockholders until the conclusion of the strategic alternatives review process.

On June 2, 2017, UBS received a preliminary proposal from Bidder 11 to acquire Ruby Tuesday’s domestic assets for $375.5 million on a debt-free basis, by partnering with an identified third party and additional partners, if any, through a joint venture. The proposal noted that the proposed transaction would be funded entirely in cash without any debt financing, although no financing commitments were provided.

On June 5, 2017, the Ruby Tuesday board sent a response letter to Engaged Capital stating that the Ruby Tuesday board takes its fiduciary duties very seriously and was conducting a robust strategic review process with a view towards maximizing stockholder value. The letter also noted that the date for the 2017 annual meeting of stockholders and the deadline for submission of director nominations and stockholder proposals at the meeting had not yet been set by the Ruby Tuesday board.

Also on June 5, 2017, at the direction of Ruby Tuesday, UBS contacted a representative of Bidder 11 and encouraged Bidder 11 to accelerate its diligence and bidding process, given the fact that Bidder 11 had submitted a first-round bid at a very late stage with only slightly more than one week before the deadline for second-round bids. In addition, UBS requested Bidder 11 to provide more information on its financing commitment.

On June 6, 2017, Bidder 11 was provided access to a virtual data room that contained detailed business, financial, regulatory, legal and other information concerning Ruby Tuesday and received the draft merger agreement and related draft documents.

Also on June 6, 2017, UBS had a discussion with Bidder 2 during which Bidder 2 conveyed that it was not interested in acquiring the whole company but would be interested in acquiring Ruby Tuesday’s real estate. At the direction of Ruby Tuesday, UBS offered to partner Bidder 2 with another potential buyer of Ruby Tuesday to develop a joint bid.

On June 8, 2017, at the direction of Ruby Tuesday, UBS sent a letter to Bidder 11, describing the requirements established by the Ruby Tuesday board for the second round of the process, which were consistent with the requirements sent to other bidders on May 18, 2017.

Also on June 8, 2017, NRD submitted a revised proposal to the Ruby Tuesday board, including mark-ups of the merger agreement and limited guarantee. The revised proposal increased the purchase price to $2.77 per share (up from the prior offer of $2.51 per share on March 9, 2017). The proposal relied on Ruby Tuesday’s existing cash, proceeds of sale-leaseback financing, a senior secured term loan and cash equity for financing, without specifying the financing sources, although NRD promised to deliver the financing commitments on June 9, 2017. NRD’s proposal included a request for additional time for NRD and its financing sources to conduct due diligence. NRD also asked Ruby Tuesday to accept the offer by executing an exclusivity agreement by 5 pm (Eastern Time), June 10, 2017.

On June 10, 2017, Ruby Tuesday and Bidder 11 conducted diligence calls.

Also on June 10, 2017, UBS responded to NRD and delivered Ruby Tuesday’s decision to decline granting exclusivity to NRD, because of, among other factors, the inadequate purchase price, execution risk given that NRD had failed to provide its financing commitments on June 9, 2017 as promised, and NRD’s continued request for additional time to conduct due diligence, notwithstanding the fact that Ruby Tuesday’s confidential due diligence materials had been accessible to NRD and its financing sources since January 2017. During the conversation between UBS and NRD, NRD repeatedly claimed that its proposal would not be extended past June 10, 2017. Later on that date, approximately ten minutes before the expiration time of the NRD proposal, NRD provided an unexecuted commitment letter for a $400 million bridge loan facility from a third-party financing source, under which the financing remained subject to numerous conditions, including further due diligence. On June 11, 2017, NRD reiterated to UBS that its proposal would not be extended. UBS responded to NRD highlighting that NRD’s financing was highly conditional. After discussion among the management of Ruby Tuesday, UBS and Davis Polk, Ruby Tuesday determined to not engage with NRD until after the bid deadline on June 12, 2017.

On June 12, 2017, Bidder 7 and Bidder 8 submitted a joint non-binding proposal valuing Ruby Tuesday at an enterprise value of $320 million, including a mark-up of the merger agreement. The proposal contemplated financing of $315 million from Bidder 8 in connection with the sale-leaseback of Ruby Tuesday’s real estate, consisting of $208 million in debt financing and $107 million in equity (half to be provided by Bidder 8 and half to be provided by an affiliate of the owners of a leading restaurant chain subject to “customary conditions”). An additional $35 million would be funded by Bidder 7 through a senior secured note from institutional financing sources to provide liquidity for Ruby Tuesday at closing. The joint proposal was subject to further due diligence. The proposal was also accompanied by a non-binding financing letter from a financing source, which expressed interest in providing or arranging debt financing up to $221 million.

Also on June 12, 2017, Bidder 2 submitted a proposal, including a term sheet outlining the key provisions of its proposal for the merger agreement. The proposal offered to either purchase Ruby Tuesday as a whole based on a purchase price of $3.05 per share (valuing Ruby Tuesday at an enterprise value of $375 million), or alternatively to purchase Ruby Tuesday’s 269 owned properties for $317.5 million through a hybrid sale-leaseback structure. In connection with the acquisition of the whole company, Bidder 2 contemplated a $300 million bridge acquisition loan, but no binding commitment was provided.

Also on June 12, 2017, Bidder 11 submitted a preliminary proposal which contemplated an aggregate merger consideration of $375 million. The letter proposal was accompanied by a non-binding indicative letter of intent provided by a financing source for a sale-leaseback transaction in the amount of $375 million with respect to Ruby Tuesday’s 269 owned properties. The financing source’s letter of intent was subject to due diligence and approvals of the financing source’s investment committee and board.

On June 14, 2017, the Ruby Tuesday board held a meeting to review and discuss the second-round proposals with members of senior management, UBS and Davis Polk present. UBS reviewed the timeline with respect to the various strategic alternatives, compared the four proposals that Ruby Tuesday received, including the NRD proposal which had technically expired, evaluated the valuation of Ruby Tuesday based on multiple methodologies and analyzed a range of other possible strategic alternatives in addition to a sale of Ruby Tuesday. The Ruby Tuesday board concluded that none of the bidders had offered a satisfactory preemptive proposal and therefore the Ruby Tuesday board directed UBS to continue engaging with the interested bidders and utilize the competitive dynamic to obtain a more favorable price and/or more firm financing commitments from the bidders.

Also on June 14, 2017, Bidder 2 delivered a letter from a financing source, which expressed confidence in arranging debt financing in the amount of $300 million, subject to certain conditions, including satisfactory completion of due diligence.

Also on June 14, 2017, Bidder 11 presented a final offer to acquire the whole company for $2.883 per share with the proposed financing comprised of $375 million from a financing source through a sale-leaseback transaction and $100 million in additional equity funding from an unspecified equity partner. The final offer was accompanied by a mark-up of the merger agreement.

Over the next two days, at the direction of Ruby Tuesday, UBS reached out to the four remaining bidders to discuss the weaknesses in their respective proposals and delivered the Ruby Tuesday board’s message that each bidder will be given a chance to make a proposal with compelling terms and certainty to convince the Ruby Tuesday board to move forward with a transaction.

On June 16, 2017, NRD communicated to UBS that exclusivity was essential for NRD to proceed with its proposal as NRD claimed that such exclusivity was required by its financing sources. In addition, NRD asked UBS if there was a price at which Ruby Tuesday would grant exclusivity, to which, at the direction of Ruby Tuesday, UBS did not respond.

Also on June 16, 2017, UBS briefed the Ruby Tuesday board with management and Davis Polk participating on its communications with the bidders in the previous two days. The Ruby Tuesday board agreed to reconvene in the coming week and discuss next steps based on the revised proposals that were expected from the bidders.

Also on June 16, 2017, Bidder 2 delivered a mark-up of the merger agreement and asked Ruby Tuesday to respond and grant exclusivity to Bidder 2 by 5 pm (Eastern Time), June 20, 2017.

On June 19, 2017, the Ruby Tuesday board held a meeting with management, UBS and Davis Polk participating, during which UBS informed the Ruby Tuesday board on the progress with various bidders.

Also on June 19, 2017, Bidder 11 delivered a revised final offer, which increased the offer price to $3.50 per share from the previously proposed $2.883 per share but still did not provide any committed financing.

On June 20, 2017, Bidder 2 sent UBS revised mark-ups of the merger agreement and limited guarantee and again requested exclusivity.

On June 21, 2017, Bidder 2 met UBS in UBS’s New York office. Shifting from its earlier position, Bidder 2 stated that it viewed that its role in the bid process was to generate competition and drive up the purchase price. Bidder 2 stated that Ruby Tuesday could still rely on Bidder 2 as a back-up bidder, but with an unspecified purchase price substantially lower than $3.05 per share as previously offered.

Also on June 21, 2017, NRD sent an email to the Ruby Tuesday board, which set forth two options: (1) a proposal for NRD to acquire Ruby Tuesday at $2.55 per share with 15 business days for exclusivity or (2) a proposal for NRD to acquire Ruby Tuesday at $2.85 per share with 30 business days for exclusivity. NRD further stated that the exclusivity period could not be shortened and was required for its financing sources to complete their due diligence.

On or around June 22, 2017, Bidder 7 dropped out of the joint proposal with Bidder 8 to acquire Ruby Tuesday after both parties failed to be able to agree on terms for their investment. Bidder 8 contacted UBS and reiterated its interest in participating in a strategic transaction with Ruby Tuesday but stated that it would need UBS’s assistance to identify a potential operating partner to replace Bidder 7 and manage the operations of Ruby Tuesday after the transaction.

Also on June 22, 2017, after separate discussions with Bidder 8 and NRD and with the permission of the Ruby Tuesday board, UBS introduced Bidder 8 and NRD to each other and encouraged them to jointly develop a proposal to acquire Ruby Tuesday.

On June 23, 2017, the Ruby Tuesday board held a meeting with management, UBS and Davis Polk participating. UBS briefed the Ruby Tuesday board on the recent developments with the various bidders.

On June 24, 2017, Bidder 2 indicated willingness to purchase Ruby Tuesday at $2.50 per share and requested, in lieu of exclusivity, expense reimbursement of up to $1 million to further facilitate their efforts in developing a proposal.

On June 26, 2017, NRD and Bidder 8 communicated to UBS that they were unable to reach an agreement to submit a joint proposal to acquire Ruby Tuesday due to fundamental commercial differences.

On June 27, 2017, an article from an unspecified purported stockholder of Ruby Tuesday was published on Seeking Alpha. The article expressed impatience with the progress of the Ruby Tuesday board’s review of strategic alternatives, urged the Ruby Tuesday board to consider all the bids received, asked the Ruby Tuesday board to extend the nominating window for directors until the strategic alternatives review was completed and threatened a proxy contest if such extension request was not honored by Ruby Tuesday.

On June 29, 2017, NRD submitted a revised proposal to acquire Ruby Tuesday at a price of $2.55 per share. Similar to its proposal on June 8, 2017, the revised proposal continued to request additional time for NRD and its financing sources to complete due diligence. The proposal requested Ruby Tuesday to execute a no-shop agreement by July 1, 2017, which agreement would prohibit Ruby Tuesday from further soliciting offers for a strategic transaction until August 4, 2017. The proposal was also accompanied by mark-ups of the merger agreement and limited guarantee.

On June 30, 2017, the Ruby Tuesday board set December 6, 2017 as the date of the 2017 annual meeting of stockholders and September 7, 2017 as the deadline for submission of stockholder proposals and director nominations to be considered at the meeting. The Ruby Tuesday board also amended and restated the bylaws of Ruby Tuesday to, among other changes, allow the Ruby Tuesday board to convene an annual meeting of stockholders at a date and time determined by the Ruby Tuesday board and clarify the Ruby Tuesday board’s right to postpone, cancel or adjourn stockholder meetings.

Also on June 30, 2017, Bidder 11 delivered a revised draft commitment letter from its sale-leaseback partner, which remained subject to satisfactory completion of due diligence.

On July 1, 2017, NRD delivered a letter to the Ruby Tuesday board reiterating its commitment to acquire Ruby Tuesday and requested a 30-day exclusivity period to obtain firm financing commitments from its providers.

On July 3, 2017, a meeting of the Ruby Tuesday board was held with management, UBS and Davis Polk present. UBS briefed the Ruby Tuesday board on the status of interested bidders and discussed with the Ruby Tuesday board two potential paths: (i) work with Bidder 8 to develop a sale-leaseback proposal which would not result in a sale of Ruby Tuesday; and/or (ii) grant exclusivity to one of the remaining bidders in the process to allow that bidder to work on obtaining firm financing commitments. After discussion, the Ruby Tuesday board determined to proceed on both paths in parallel.

On July 6, 2017, UBS delivered to NRD, Bidder 2 and Bidder 11 letters specifying July 12, 2017 as the submission deadline for final bids and stating that Ruby Tuesday was willing to engage with the prevailing bidder on an exclusive basis.

On July 11, 2017, Bidder 8 presented to the management of Ruby Tuesday the model and analyses of its proposal involving a sale-leaseback of properties owned by Ruby Tuesday and renegotiation of certain leases in the context of Ruby Tuesday continuing without a change-of-control transaction.

On July 12, 2017, Mr. Sadove held a teleconference call with Davis Polk and UBS during which UBS raised the possibility of Bidder 8 exploring a buyout of Ruby Tuesday with management participation and partnering with Mr. Hyatt in particular (an “MBO”). Following the call, Mr. Hyatt confirmed to Mr. Sadove that he had no interest in participating in an MBO.

Also on July 12, 2017, Bidder 11 delivered a proposal, reiterating its prior proposal to acquire Ruby Tuesday at $3.50 per share, with $375 million sale-leaseback financing from a financing source subject to various conditions and $100 million equity financing from an unspecified equity partner. The proposal included a letter of intent from the financing source, which contemplated a 30-day period for real estate due diligence following the execution of a binding commitment letter, and a mark-up of the merger agreement. The proposal claimed that the sale-leaseback financing would be approved by the board of the financing source on July 14, 2017, and the equity financing would be finalized by July 15, 2017. Both sources of financing ultimately failed to materialize.

Also on July 12, 2017, NRD submitted a proposal to acquire Ruby Tuesday at $2.55 per share. The proposal was accompanied by non-binding term sheets and letters of intent with numerous conditions from multiple financing sources.

On July 13, 2017, Bidder 2 submitted an offer to acquire 62 fee simple sites owned by Ruby Tuesday for $46.5 million in cash.

On July 14, 2017, the Ruby Tuesday board met by telephone conference with UBS, Davis Polk and management participating. UBS presented the Ruby Tuesday board with a summary of the proposals received from NRD, Bidder 11 and Bidder 2. The Ruby Tuesday board agreed to reconvene on July 19, 2017 to make a decision as to whether to proceed with any bidder and, if so, which bidder.

On July 18, 2017, Bidder 11 forwarded to Ruby Tuesday a memorandum from its outside financial advisor, recommending Bidder 11 to revise its proposal submitted on June 19, 2017, citing Ruby Tuesday’s unsatisfactory stock performance and financial condition.

On July 19, 2017, the Ruby Tuesday board met with members of senior management and UBS and Davis Polk participating. UBS discussed with the Ruby Tuesday board an overview and status of the final proposals and considerations for Ruby Tuesday’s potential options. Davis Polk then reviewed with the Ruby Tuesday board in detail the material terms of the draft merger agreements from NRD and Bidder 11. After deliberation, the Ruby Tuesday board authorized Ruby Tuesday to proceed on two parallel paths: (i) to engage with NRD on an exclusive basis in connection with a change-of-control transaction and (ii) to continue discussions with Bidder 8 in connection with a potential standalone sale-leaseback transaction.

From mid-July until August 14, 2017, Cheng Cohen LLC, the outside counsel of NRD (“Cheng Cohen”) and Davis Polk engaged in negotiations regarding the terms of the no-shop agreement, merger agreement and other related documentation.

On July 20, 2017, the Ruby Tuesday board received a letter from Leon urging the Ruby Tuesday board to consider a sale-leaseback of certain real estate assets as a possible strategic alternative.

On July 24, 2017, Bidder 8 held an in-person meeting with the management of Ruby Tuesday and UBS for a working session to jointly develop the plan for a sale-leaseback transaction, which involved a store-by-store analysis.

On July 25, 2017, Ruby Tuesday received an updated offer from Bidder 11, which reduced the offer price to $2.88 per share. Once again, Bidder 11 did not specify the status of its financing sources in the letter.

On August 1, 2017, the Ruby Tuesday board received a letter (the “Nomination Letter”) from a holder of 451 shares of Ruby Tuesday common stock purporting to nominate a director for election to the Ruby Tuesday board at the 2017 annual meeting of stockholders.

On August 8, 2017, Bidder 8 approached UBS and expressed strong interest in a change-of-control MBO transaction with the participation of Mr. Hyatt instead of a sale-leaseback transaction. At this time, to avoid any potential conflict of interest, the Ruby Tuesday board decided to exclude Mr. Hyatt from participating in discussions of strategic alternatives not relating to Bidder 8.

On August 10, 2017, Ruby Tuesday received a formal letter from Bidder 8, which described two options for Ruby Tuesday to consider. The first option was the sale-leaseback transaction under which Ruby Tuesday would remain a standalone public company. The second option was the acquisition of Ruby Tuesday at a purchase price of $2.45 per share contingent on debt financing and the equity rollover of Mr. Hyatt and other members of Ruby Tuesday’s senior management with the aggregate management ownership representing approximately 10% of Ruby Tuesday common stock post closing. The letter stated that, subject to certain conditions, a specified financing source would provide $221 million in debt financing and other unidentified private equity sponsors may provide an additional $50 million in either debt or equity financing, but no binding financing commitments were provided. In conjunction with the letter, Bidder 8 also provided a letter from an affiliate of a leading restaurant chain, which committed to provide backstop financing for either option laid out in the letter in the amount of $315 million. Bidder 8 also requested to schedule an in-person meeting between Mr. Hyatt and a representative of such restaurant chain during the week of August 13, 2017 to further discuss Bidder 8’s proposals.

On August 11, 2017, the Ruby Tuesday board held a meeting to receive an update regarding Bidder 8 and NRD from UBS and Davis Polk. The Ruby Tuesday board directed UBS and Davis Polk to continue negotiating with NRD before Ruby Tuesday entered into the no-shop agreement with NRD. The Ruby Tuesday board also directed UBS to communicate to Bidder 8 that its proposal was disappointing on both price and terms.

On August 12, 2017, NRD requested that Ruby Tuesday and NRD execute the no-shop agreement by the end of August 13, 2017, otherwise NRD would be prepared to terminate discussions with Ruby Tuesday.

On August 13, 2017, the Ruby Tuesday board held a meeting and, after discussion, authorized the entry into a no-shop agreement with NRD, in light of (i) the possibility of NRD terminating discussions with Ruby Tuesday, (ii) the uncertainty over whether Bidder 8 would improve its proposal, (iii) the failure of Bidder 11 to present a credible and fully-financed proposal despite ample time and opportunity, and (iv) the absence of other actionable opportunities for the sale of Ruby Tuesday.

On August 14, 2017, at the direction of the Ruby Tuesday board, UBS informed Bidder 8 and Bidder 11 that Ruby Tuesday was entering into exclusive discussions with another bidder and that it was terminating discussions with Bidder 8 and Bidder 11 in connection with a change-of-control transaction. At the same time, Ruby Tuesday agreed to waive Bidder 8’s and Bidder 11’s obligations under the standstill provision of their respective confidentiality agreements to the extent necessary to permit each such party to continue to submit unsolicited confidential proposals to Ruby Tuesday.

Also on August 14, 2017, Ruby Tuesday entered into the No-Shop Agreement with NRD (the “No-Shop Agreement”), which prohibited Ruby Tuesday from soliciting, discussing or negotiating, or entering into an agreement relating to, an alternative change-of-control acquisition proposal relating to Ruby Tuesday’s assets or common stock with a third party for 30 days until September 13, 2017 (extendable to 45 days under certain circumstances). Under the No-Shop Agreement, NRD may be entitled to the reimbursement of its expenses incurred during the period of the No-Shop Agreement under certain circumstances, up to an aggregate amount of $3 million but reduced to $1 million if the period of the No-Shop Agreement is extended to 45 days. During the course of the discussions regarding the No-Shop Agreement, NRD assured UBS that NRD would not lower its offer price below $2.55 in the future.

On August 15, 2017, Mr. Hyatt, a representative of the leading restaurant chain and UBS met to discuss a potential standalone sale-leaseback transaction between Bidder 8 and Ruby Tuesday.

On August 18, 2017, the Ruby Tuesday board held a meeting with management and Ruby Tuesday’s activism counsel, Vinson & Elkins LLP (“V&E”), present. V&E discussed considerations related to stockholder activism, the annual report and the related earnings release with the Ruby Tuesday board. The Ruby Tuesday board approved the deferral of the 2017 annual meeting of stockholders to January 22, 2018 and set October 23, 2017 as the deadline for stockholders to submit director nominations and stockholder proposals for stockholder vote at the 2017 annual meeting of stockholders to allow the Ruby Tuesday board time to continue with the strategic alternatives process.

On August 21, 2017, Ruby Tuesday released its fiscal fourth quarter 2017 financial results for the quarter ended May 31, 2017, during which period total revenue declined by 8.8% and same store sales declined by 1.6% compared to the same period of the prior fiscal year. Ruby Tuesday reported a net loss of $0.14 per diluted share of Ruby Tuesday.

Also on August 21, 2017, Ruby Tuesday delivered a response to the Nomination Letter explaining that the Nomination Letter did not meet the requirements for a director nomination by a stockholder under Ruby Tuesday’s articles of incorporation and bylaws, and was therefore not valid and could not be submitted to Ruby Tuesday stockholders at the 2017 annual meeting of stockholders.

Also on August 21, 2017, Ruby Tuesday announced publicly that “the strategic alternatives review process is ongoing and entering its final phase.” In connection with this announcement, the Ruby Tuesday board announced the postponement of the 2017 annual meeting of stockholders to January 22, 2018 and the postponement of the deadline for submission of stockholder proposals and director nominations to be considered at the 2017 annual meeting of stockholders to October 23, 2017.

Beginning in early September 2017, NRD informed Ruby Tuesday that the ongoing due diligence had identified numerous issues with respect to Ruby Tuesday’s real estate portfolio, some of which were of a material nature. NRD also asked questions regarding the status of restaurants affected by Hurricane Irma, and indicated that delays associated with review and resolution of such real estate matters may necessitate an extension of the no-shop period.

On September 13, 2017, the 30-day no-shop period and expense reimbursement obligation under the No-Shop Agreement expired. NRD did not deliver the requisite financing as contemplated by the No-Shop Agreement. Instead, NRD circulated a memorandum describing the status of financing, including a potential term loan from a potential senior credit facility and real estate purchase and sale agreements (“PSA”) with four sale-leaseback providers, none of which were finalized and all of which were subject to further approval as well as resolution of certain material diligence items identified in connection with Ruby Tuesday’s real estate. NRD also verbally requested a two-week exclusivity extension, due to the impact of Hurricane Irma on certain of NRD’s sale-leaseback providers, for their continuing review of diligence items and to ascertain the scope of hurricane-related damage, which Ruby Tuesday declined.

Over the course of the next few weeks, NRD communicated hundreds of diligence items from their financing sources to Ruby Tuesday. Ruby Tuesday engaged closely and diligently with Baker, Donelson, Bearman, Caldwell & Berkowitz (“Baker Donelson”), Ruby Tuesday’s real estate counsel, Fidelity National Title (“Fidelity”) and Bock & Clark, which provided title commitments and surveys for the real estate, respectively, and resolved a significant portion of the diligence items.

On September 18, 2017, Davis Polk at the request of Ruby Tuesday sent NRD a draft amendment to the No-Shop Agreement proposing to extend the no-shop period for two additional weeks, conditioned upon NRD’s acceptance of certain revisions in the disclosure schedules to reflect recent developments, including the impact of and relating to Hurricane Irma, among others. The foregoing amendment was never executed.

On September 26, 2017, Ruby Tuesday informed NRD that it would discontinue discussions with NRD beyond October 12, 2017 without a fully-financed executable merger agreement. Ruby Tuesday expressed its willingness to resolve some diligence items but noted that the remaining diligence items were NRD’s responsibility to resolve with its financing sources.

On September 27, 2017, the Ruby Tuesday board held a meeting with management, UBS and Davis Polk participating. The Ruby Tuesday board was briefed by UBS and Davis Polk on recent developments including the efforts to address the numerous diligence items raised by NRD and its financing sources as well as the October 12, 2017 deadline communicated to NRD which the Ruby Tuesday board endorsed.

On September 29, 2017, Ruby Tuesday, Baker Donelson, NRD and Fidelity held a teleconference call and discussed and agreed upon an approach to manage and resolve outstanding diligence items identified by NRD and its financing sources.

On October 9, 2017, Ruby Tuesday received an updated offer from Bidder 11, with an offer price of $2.88 per share. Once again, Bidder 11 did not provide any committed financing in the letter.

On October 10, 2017, the Ruby Tuesday board held a meeting with management, UBS and Davis Polk participating. UBS reviewed with the Ruby Tuesday board the status of the proposed transaction with NRD, including the diligence items identified by NRD and its financing sources, as well as alternative paths for Ruby Tuesday, if negotiations with NRD ended.

On October 11, 2017, the Ruby Tuesday board held a meeting, with V&E participating, to discuss Ruby Tuesday’s next steps in the event that the strategic alternatives process did not result in a transaction.

Also on October 11, 2017, NRD contacted UBS to indicate that NRD’s financing providers had identified, as a result of their due diligence findings, certain deficiencies with respect to certain properties that in the aggregate reflected approximately $60 million of Ruby Tuesday’s real estate portfolio, and that NRD would like to reach an agreement with Ruby Tuesday at $2.40 per share (reduced from NRD’s previous offer of $2.55 per share) in exchange for submitting an offer with no conditions on October 12, 2017. At the direction of Ruby Tuesday, UBS requested NRD to submit the proposal.

On October 12, 2017, Ruby Tuesday received executed PSAs from NRD executed by four sale-leaseback providers, with an aggregate financing of $178 million containing numerous conditions to closing (the “Sale-leaseback PSAs”).

Also on October 12, 2017, NRD contacted UBS to indicate that NRD’s financing sources had requested NRD to contribute additional equity financing to the transaction and that NRD could either delay submitting the proposal or lower its offer price below $2.40 per share. At the direction of Ruby Tuesday, UBS indicated that Ruby Tuesday was unlikely to be accepting of a proposal below $2.40 per share.

On October 13, 2017, Ruby Tuesday received an unexecuted commitment letter from Goldman Sachs Specialty Lending Group, L.P. and TCW Direct Lending Group for up to $156 million under senior secured credit facilities (the “Senior Debt Commitment,” together with the Sale-Leaseback PSAs, the “Financing Commitments”).

Also on October 13, 2017, NRD presented to Ruby Tuesday a full package of its final proposal, including NRD’s executed copy of the merger agreement (reflecting NRD’s agreement to accept Ruby Tuesday’s revised disclosure schedules to the merger agreement, including the impact of and relating to Hurricane Irma) and limited guarantee, an executed equity commitment letter from NRD Partners II, L.P., and executed Sale-leaseback PSAs from the sale-leaseback providers, and the Senior Debt Commitment accompanied by a letter from counsel to the senior lenders stating that such counsel was holding all of the signature pages to the Senior Debt Commitment in escrow. This proposal provided for merger consideration of $2.40 per share of common stock of Ruby Tuesday.

Also on October 13, 2017, the Ruby Tuesday board held a meeting with management, UBS, Davis Polk, Baker Donelson and V&E participating. At the meeting, the Ruby Tuesday board directed UBS, Davis Polk and Baker Donelson to contact NRD and insist that its financing sources waive or remove the numerous closing conditions in the Financing Commitments in order to provide greater closing certainty, consistent with NRD’s communications to UBS on October 11, 2017. The Ruby Tuesday board also directed UBS to request that NRD agree to an increase to its termination fee of $7.5 million to $10 million to compensate for the execution risks associated with those funding conditions.

Also on October 13, 2017, at the request of the Ruby Tuesday board, UBS provided a disclosure letter to Ruby Tuesday indicating certain of its investment banking relationships with Ruby Tuesday and NRD.

From October 13 to October 14, 2017, Ruby Tuesday received a revised draft of the Senior Debt Commitment, which provided some concessions, primarily with respect to the conditions to closing, and confirmation from all of the four sale-leaseback providers that, except for specified properties, the remaining diligence items relating to Ruby Tuesday’s real properties were waived by the respective financing providers and would not constitute a funding condition. NRD requested various amendments to the previously delivered executed merger agreement. Such amendments sought substantially greater access to and control over Ruby Tuesday through the interim operating covenants in the merger agreement. Ruby Tuesday rejected such amendments. NRD declined Ruby Tuesday’s request to increase its termination fee without a corresponding decrease in the per share merger consideration to $2.35.

On October 15, 2017, the Ruby Tuesday board held a meeting, which was also attended by members of Ruby Tuesday’s senior management and, by invitation of the Ruby Tuesday board, representatives from UBS, Davis Polk, Baker Donelson, Alston & Bird LLP (“Alston & Bird”), Ruby Tuesday’s Georgia counsel and V&E. Prior to the meeting, the directors had received copies of NRD’s proposal package (including confirmation of waivers from the four sale-leaseback providers and the revised Senior Debt Commitment), a summary of the merger agreement and the Financing Commitments prepared by Davis Polk, as well as fairness opinion materials prepared by UBS. Davis Polk reviewed with the directors the summary of the Financing Commitments and the terms of the merger agreement. Baker Donelson reviewed with the directors the outstanding diligence items, including those deemed to be waived by financing sources as related to the financing. UBS reviewed with the Ruby Tuesday board the strategic alternatives review process and its financial analysis of the potential merger with NRD. UBS then orally delivered its opinion to the Ruby Tuesday board, which was subsequently confirmed in writing, that as of that date and subject to various assumptions made, matters considered and qualifications and limitations described in the opinion, the $2.40 per share merger consideration to be received by the holders of Ruby Tuesday common stock, other than Holding, Merger Subsidiary and their affiliates, was fair, from a financial point of view, to such holders.

Alston & Bird reviewed with the directors the fiduciary duties applicable to the Ruby Tuesday board’s consideration of the merger agreement and the merger under Georgia law. The Ruby Tuesday board discussed the conditions to funding under the Financing Commitments and NRD’s $7.5 million termination fee, which provisions the Ruby Tuesday board considered acceptable.

Following further discussion, the Ruby Tuesday board unanimously approved the merger agreement and the merger.

On October 16, 2017, Ruby Tuesday, Holding and Merger Subsidiary entered into the merger agreement, and NRD Partners II, L.P., a fund managed by NRD which is party to the equity commitment letter, entered into the limited guarantee with Ruby Tuesday.

Ruby Tuesday issued a press release announcing the transaction before the market opened on October 16, 2017.

Also on October 16, 2017, Ruby Tuesday released its fiscal first quarter 2018 financial results for the quarter ended September 5, 2017, during which period total revenue declined by 15.3% and same store sales declined by 5.8% compared to the same period of the prior fiscal year. Ruby Tuesday reported a net loss of $0.16 per diluted share of Ruby Tuesday.

On October 18, 2017, Leon filed a Schedule 13D/A with the SEC disclosing that its shareholding in Ruby Tuesday common stock had been reduced to 2.7% as of October 18, 2017, after the sale of a substantial amount of stock following the public announcement of the transaction.

Ruby Tuesday’s Reasons for the Merger

At a meeting duly called and held on October 15, 2017, the Ruby Tuesday board determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Ruby Tuesday and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, in each case by the unanimous vote of the directors. The Ruby Tuesday board also resolved that the merger agreement be submitted for consideration by the stockholders of Ruby Tuesday at a special meeting of stockholders and to recommend that the stockholders of Ruby Tuesday vote to adopt the merger agreement. The Ruby Tuesday board consulted with Ruby Tuesday’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Ruby Tuesday board believes support its decision:

•	Ruby Tuesday’s business, financial performance and condition and future prospects in relation to the merger consideration of $2.40 per share,

•	the Ruby Tuesday board’s belief that the merger was more favorable to Ruby Tuesday’s stockholders than the alternative of remaining a standalone independent company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

•	general industry, economic and market conditions, both on a historical and on a prospective basis,

•	the risks and uncertainties associated with maintaining Ruby Tuesday’s performance as a standalone company, including, among other risks and uncertainties, generally unfavorable economic trends impacting Ruby Tuesday’s business (which trends include, among others, declining sales in the casual dining industry and intense competition in the restaurant and food service industry generally with respect to prices, services, convenience, locations, employees, advertising, promotion and types and quality of food) and the other risks and uncertainties described in Ruby Tuesday’s SEC filings,

•	the uncertain returns to Ruby Tuesday’s stockholders if Ruby Tuesday were to remain independent, taking into account, in particular, management’s financial projections of the future financial performance and earnings of Ruby Tuesday and the risks involved in achieving those returns, particularly in view of Ruby Tuesday’s weak financial performance in recent years,

•	Ruby Tuesday’s failure, for several years following the launch of various brand transformation initiatives, to define and deliver a clear, relevant brand that generates sustainable same-restaurant traffic growth and produces sales and earnings growth opportunities, and

•	Ruby Tuesday’s persistently weak financial performance notwithstanding numerous initiatives to enhance Ruby Tuesday’s profitability, including the remodeling of its restaurants, the implementation of various menu changes and attempts to improve its salad bar offerings,

•	the Ruby Tuesday board’s belief that, although Ruby Tuesday could, similar to Holding’s financing plan for its acquisition, seek to unlock value from Ruby Tuesday’s real estate holdings (e.g., through a sale and leaseback or financing transaction), the remaining operational, industry and other risks and challenges to Ruby Tuesday’s business described above create substantial execution risks relative to the $2.40 per share price in the merger,

•	the Ruby Tuesday board’s belief that, as a privately held entity, Ruby Tuesday’s management may have greater flexibility to focus on improving Ruby Tuesday’s long-term financial performance without the pressures created by the public equity market’s emphasis on short-term period-to-period financial performance, and the fact that as an SEC-reporting company, Ruby Tuesday’s management and accounting staff, which comprises a relatively small number of individuals, must devote significant time to SEC reporting and compliance,

•	the fact that, over the approximately seven months leading up to the execution of the merger agreement, the Ruby Tuesday board thoroughly explored and evaluated various strategic alternatives, including a sale of the whole company, a sale of a minority equity interest in Ruby Tuesday to a non-strategic buyer, various recapitalization transactions (including the issuance of commercial mortgage-backed securities), a sale of the restaurants operated by Ruby Tuesday to new or existing franchisees, closure of Ruby Tuesday’s underperforming restaurants followed by a sale of the related real estate, a sale-leaseback financing transaction and remaining as a standalone public company, none of which alternatives was more favorable to Ruby Tuesday’s stockholders than the merger,

•	the fact that Ruby Tuesday’s exploration of strategic alternatives involved a lengthy and thorough auction process involving both strategic and financial potential acquirors, 23 of which entered into confidentiality agreements with Ruby Tuesday and received information related to Ruby Tuesday, 12 of which submitted first-round non-binding proposals to acquire Ruby Tuesday and four of which submitted second-round proposals to acquire Ruby Tuesday, with Ruby Tuesday actively soliciting proposals for alternative transactions throughout the process, none of which resulted in a credible, financed alternative transaction other than the merger,

•

the current and historical market prices of Ruby Tuesday common stock, including the market performance of Ruby Tuesday common stock relative to other participants in Ruby Tuesday’s industry and general market indices, and the fact that the merger consideration of $2.40 per share in cash represented an attractive premium of approximately 38% to Ruby Tuesday’s closing stock price on March 13, 2017, the date on which the Ruby Tuesday board announced exploration of strategic alternatives, and a premium of approximately 21% to Ruby Tuesday’s closing stock price on October 13, 2017, the last trading day before the announcement of the merger,

•	current industry, economic and market conditions and trends in the markets in which Ruby Tuesday competes,

•	the opinion of UBS presented orally to the Ruby Tuesday board on October 15, 2017 and subsequently confirmed in writing, to the effect that, as of the date of such opinion and based on and subject to the various factors, assumptions, qualifications and limitations described therein, the merger consideration of $2.40 per share to be received by holders of Ruby Tuesday common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders,

•	the fact that the merger consideration is all cash, so that the transaction will allow Ruby Tuesday’s stockholders to realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares, and

•	the material terms and conditions of the merger agreement, including:

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be adopted by Ruby Tuesday’s stockholders,

•	the Ruby Tuesday board’s “fiduciary out” with respect to third-party acquisition proposals likely to result in superior proposals, the Ruby Tuesday board’s ability to negotiate with another party regarding a superior proposal and, subject to paying a termination fee to Holding in the amount of $7.5 million, accept a superior proposal,

•	the Ruby Tuesday board’s belief that, if triggered, the termination fee payable by Ruby Tuesday to Holding is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal if that party was otherwise compelled to make a superior proposal,

•	the fact that Holding and Merger Subsidiary had already obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing and the obligation of Holding and Merger Subsidiary to use reasonable best efforts to obtain the debt financing,

•	the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Holding must pay Ruby Tuesday a termination fee of $7.5 million,

•	the fact that the Fund agreed to guarantee Holding’s obligation to pay its termination fee to Ruby Tuesday and certain other specified payments to Ruby Tuesday, subject to the terms and conditions set forth in the Limited Guarantee, and

•	the scope of the representations, warranties and covenants being made by Ruby Tuesday, Holding and Merger Subsidiary.

The Ruby Tuesday board also considered various potentially countervailing factors in its deliberations related to the merger, including the following:

•	the fact that the holders of common stock will not have an opportunity to participate in any future earnings or growth of the combined company following the merger,

•	the possibility that the merger might not be completed as a result of, among other reasons, the failure of Ruby Tuesday’s stockholders to adopt the merger agreement, and the effect the termination of the transaction may have on the trading price of Ruby Tuesday common stock, its business, operating results and prospects, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	that the restrictions imposed by the merger agreement on the conduct of Ruby Tuesday’s business prior to completion of the merger, requiring Ruby Tuesday to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent Ruby Tuesday from undertaking business opportunities that may arise during that period, which effect is likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	the risk that the equity or debt financing contemplated by the Financing Commitments will not be obtained, resulting in Holding not having sufficient funds to complete the transaction,

•	the possible effects of the pendency (or termination) of the merger agreement on Ruby Tuesday’s business, operating results, prospects, employees, customers, distributors and suppliers, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement,

•	that Ruby Tuesday cannot solicit other acquisition proposals, and must pay Holding a termination fee in the amount of $7.5 million if the merger agreement is terminated under certain circumstances, including if the Ruby Tuesday board changes its recommendation to Ruby Tuesday’s stockholders to adopt the merger agreement or exercises its right to enter into a transaction that constitutes a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to Ruby Tuesday’s stockholders,

•	the fact that the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes,

•	the fact that Ruby Tuesday is subject to various remedies available to Holding should it fail to complete the merger or breach the merger agreement, and

•	that if Holding fails to complete the merger as a result of a breach of the merger agreement, depending upon the reason for not closing, remedies may be limited to a termination fee payable by Holding to Ruby Tuesday, which may be inadequate to compensate Ruby Tuesday for the damage caused, and if available, other rights and remedies may be expensive and difficult to enforce through litigation, and the success of any such action may be uncertain.

The foregoing discussion of the information and factors considered by the Ruby Tuesday board is not intended to be exhaustive, but includes the material factors considered by the Ruby Tuesday board. The Ruby Tuesday board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Ruby Tuesday board based its recommendation on the totality of the information it considered.

In considering the recommendation of the Ruby Tuesday board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Ruby Tuesday board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Ruby Tuesday. See the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger.”

Recommendation of the Ruby Tuesday Board of Directors

After careful consideration, the Ruby Tuesday board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Ruby Tuesday board unanimously recommends that the Ruby Tuesday stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of Ruby Tuesday’s Financial Advisor

As part of that engagement, the Ruby Tuesday board requested that UBS render an opinion as to the fairness, from a financial point of view, to the holders of Ruby Tuesday common stock (other than Holding,

Merger Subsidiary and their affiliates) of the $2.40 per share merger consideration to be received by such holders in the merger. On October 15, 2017, at a meeting of the Ruby Tuesday board held to evaluate the merger and the merger agreement and the transactions contemplated thereby, UBS delivered to the Ruby Tuesday board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated October 16, 2017, to the effect that, as of that date and based on and subject to various assumptions made, matters considered, and qualifications and limitations described in its written opinion, the $2.40 per share merger consideration to be received by the holders of Ruby Tuesday common stock (other than Holding, Merger Subsidiary and their affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’s opinion to the Ruby Tuesday board describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by UBS. The opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Holders of Ruby Tuesday common stock are encouraged to read UBS’s opinion carefully in its entirety. UBS’s opinion was provided for the benefit of the Ruby Tuesday board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration to be received by the holders of Ruby Tuesday common stock (other than Holding, Merger Subsidiary and their affiliates) in the merger from a financial point of view, and does not address any other aspect of the $2.40 per share merger or any related transaction. UBS’s opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to Ruby Tuesday or Ruby Tuesday’s underlying business decision to effect the merger or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder of Ruby Tuesday as to how such stockholder should vote or act with respect to the merger or any related transaction. The following summary of UBS’s opinion is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Ruby Tuesday;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Ruby Tuesday that were not publicly available, including financial forecasts and estimates prepared by the management of Ruby Tuesday that the Ruby Tuesday board directed UBS to utilize for purposes of its analyses;

•	conducted discussions with members of the senior management of Ruby Tuesday concerning the business and financial prospects of Ruby Tuesday;

•	performed a discounted cash flow analysis of Ruby Tuesday in which UBS analyzed the future cash flows of Ruby Tuesday using financial forecasts and estimates prepared by the management of Ruby Tuesday;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Ruby Tuesday common stock;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Ruby Tuesday board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of the opinion. In addition, with the consent of the Ruby

Tuesday board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Ruby Tuesday, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Ruby Tuesday board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ruby Tuesday as to the future financial performance of Ruby Tuesday. In addition, UBS assumed, with the approval of the Ruby Tuesday board, that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. The opinion of UBS was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of the Ruby Tuesday board, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in the opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. UBS expressed no opinion as to (i) the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration, or (ii) the price at which Ruby Tuesday common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the Ruby Tuesday board, that (a) the parties to the merger agreement will comply with all material terms of the merger agreement, and (b) the merger will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Ruby Tuesday, Holding or the merger.

In connection with rendering its opinion to the Ruby Tuesday board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public company analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Ruby Tuesday, or the transactions contemplated by the merger agreement. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes its analyses and the summary contained in this proxy statement must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Ruby Tuesday underlying the analyses of UBS are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than those estimates. These estimates are necessarily subject to uncertainty because, among other things, they are based upon numerous factors and events beyond the control of Ruby Tuesday or its advisors. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Ruby Tuesday. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The merger consideration to be received by the holders of Ruby Tuesday common stock was determined through negotiations between Holding and Ruby Tuesday and the decision by Ruby Tuesday to enter into the merger agreement to effect the transaction was solely that of the Ruby Tuesday board. UBS’s opinion and financial analyses were only one of many factors considered by the Ruby Tuesday board in its evaluation of the merger and should not be viewed as determinative of the views of the Ruby Tuesday board or the management of Ruby Tuesday with respect to the merger or the merger consideration. While UBS provided advice to the Ruby Tuesday board in connection with the proposed merger, the Ruby Tuesday board determined the consideration and UBS did not recommend any specific amount or type of consideration.

Summary of the Financial Analyses of UBS

The following is a summary of the material financial analyses performed by UBS and reviewed with the Ruby Tuesday board on October 15, 2017 in connection with UBS’s opinion. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Discounted Cash Flow Analysis

UBS performed discounted cash flow analyses utilizing financial forecasts and estimates prepared by the management of Ruby Tuesday. See the section entitled “The Merger (Proposal 1)—Certain Financial Projections” beginning on page [    ] of this proxy statement. UBS calculated ranges of implied present values (as of October 15, 2017) of the standalone, after tax, unlevered, free cash flows that Ruby Tuesday was forecasted to generate from October 15, 2017 through May 31, 2022 and of terminal values for Ruby Tuesday. Implied terminal values were derived by applying to Ruby Tuesday’s 2022 estimated unlevered, free cash flows a range of perpetuity growth rates of 1.5% to 2.5%, which range was selected based on UBS’s professional judgment and expertise. Implied present values of cash flows and terminal values were calculated using discount rates ranging from 9.5% to 10.5%, based on the estimated range of Ruby Tuesday’s weighted average cost of capital. The discounted cash flow analyses resulted in a range of implied equity values of $1.43 to $2.44 per share for Ruby Tuesday common stock.

Selected Transactions Analysis

UBS reviewed publicly available information relating to the following 14 acquisition transactions involving casual dining target companies which, based on its professional judgment and expertise, UBS believed to be generally relevant to its analysis (the “Selected Transactions”).

Announcement Date	Acquiror	Target
January 24, 2017	Golden Gate Capital	Bob Evans Restaurants.
May 22, 2015	NRD Partners I, L.P.	Frisch Restaurants, Inc.
May 20, 2014	Sentinel Capital Partners / TriArtisan Capital Partners	TGI Fridays, Inc.
May 16, 2014	Golden Gate Capital	Red Lobster
January 16, 2014	Apollo Global Management, LLC	CEC Entertainment, Inc.
May 1, 2012	Centerbridge Partners, L.P.	Chang’s Bistro, Inc.
May 22, 2012	Angelo, Gordon & Co.	Benihana, Inc.
February 6, 2012	Fidelity National Financial, Inc.	O’Charley’s Inc.
December 16, 2011	Landry’s, Inc.	Morton’s Restaurant Group Inc.
November 8, 2011	Landry’s, Inc.	McCormick & Schmick’s Seafood Restaurants, Inc.
May 25, 2011	Golden Gate Capital	California Pizza Kitchen, Inc.
August 30, 2010	Kelso & Company	Logan’s Roadhouse, Inc.
May 3, 2010	Oak Hill Capital Partners	Dave & Buster’s, Inc.
November 3, 2009	Tilman J. Fertitta	Landry’s Restaurants Inc.

UBS reviewed, among other things, enterprise values of the target company in each of the Selected Transactions as a multiple of such target company’s EBITDA for the prior twelve months (“LTM EBITDA”),

determined from the date each Selected Transaction was announced. UBS observed that these analyses indicated median and mean enterprise value to LTM EBITDA multiples of 7.8x and 7.9x, respectively, for the target companies in the Selected Transactions. UBS then selected, based on the results of this analysis, a reference range of enterprise value to LTM EBITDA multiples of 7.0x to 9.0x and applied the range to the LTM EBITDA of Ruby Tuesday. Financial data regarding the Selected Transactions and used to determine the corresponding multiples were based on public filings and press releases. Financial data used for the LTM EBITDA of Ruby Tuesday were based on financial data provided by the management of Ruby Tuesday for the twelve months ending September 5, 2017. This analysis resulted in a range of implied equity values of $1.77 to $3.12 per share for Ruby Tuesday common stock.

Selected Public Companies Analysis

UBS compared selected financial data of Ruby Tuesday with corresponding data of the following four selected public casual dining publicly traded U.S. companies which, based on its professional judgment and expertise, UBS believed to be generally relevant to its analysis (the “Selected Companies”):

Selected Companies

•	Bloomin’ Brands, Inc.

•	Brinker International, Inc.

•	Darden Restaurants, Inc.

•	Red Robin Gourmet Burgers, Inc.

UBS reviewed, among other things, the enterprise values, calculated as equity market value based on closing stock prices on October 13, 2017, which was the last trading day prior to the delivery of UBS’s oral opinion, plus debt at book value, less cash and cash equivalents, plus minority interest at book value of each of the Selected Companies as a multiple of next twelve months estimated EBITDA (“NTM EBITDA”) of such Selected Company and of Ruby Tuesday, based on Ruby Tuesday’s unaffected closing stock price on March 13, 2017, which was the last trading day prior to Ruby Tuesday’s announcement of its strategic alternatives review, and based on Ruby Tuesday’s closing stock price on October 13, 2017, which was the last trading day prior to the delivery of UBS’s oral opinion. UBS observed that these analyses indicated median and mean enterprise value to NTM EBITDA multiples of 6.9x and 7.5x, respectively, for the Selected Companies. UBS also observed an enterprise value to NTM EBITDA multiple of 5.8x for Ruby Tuesday, based on Ruby Tuesday’s unaffected closing stock price on March 13, 2017, which was the last trading day prior to Ruby Tuesday’s announcement of its strategic alternatives review, and an enterprise value to NTM EBITDA multiple of 6.2x for Ruby Tuesday, based on Ruby Tuesday’s closing stock price on October 13, 2017, which was the last trading day prior to the delivery of UBS’s oral opinion. UBS selected, based on the results of these observations, a reference range of enterprise value to NTM EBITDA multiples of 5.8x to 7.0x and applied the range to the NTM EBITDA of Ruby Tuesday. This analysis resulted in a range of implied equity values of $1.74 to $2.67 per share for Ruby Tuesday common stock. Financial data for the Selected Companies were based on FactSet data and public filings. Estimated financial data used for the NTM EBITDA of Ruby Tuesday were based on the financial forecasts and estimates prepared by the management of Ruby Tuesday. See the section entitled “The Merger (Proposal 1)—Certain Financial Projections” beginning on page [    ] of this proxy statement.

Miscellaneous

Under the terms of UBS’s engagement, Ruby Tuesday agreed to pay UBS an aggregate fee of $5.36 million, of which $100,000 is payable on the first day of each quarter beginning on March 3, 2017 during UBS’s engagement, $1.5 million became payable upon delivery of UBS’s opinion, and the remainder of which is contingent upon consummation of the merger. In addition, Ruby Tuesday agreed to reimburse UBS for its reasonable and documented expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided mergers and acquisitions and investment banking services to Ruby Tuesday, unrelated to the proposed merger, for which UBS and its affiliates received compensation, including, in the past two years, acting (i) as financial advisor to Ruby Tuesday in connection with share repurchases in 2016 and (ii) as lead arranger in connection with Ruby Tuesday’s $20 million revolving credit facility in 2017. During the two year period preceding delivery of its opinion, the aggregate fees received by UBS from Ruby Tuesday for mergers and acquisitions and investment banking services and as a participant in Ruby Tuesday’s $20 million revolving credit facility (together with interest payments) were approximately $1 million. UBS or an affiliate is a participant in Ruby Tuesday’s $20 million revolving credit facility for which it received and continues to receive fees and interest payments, as described in the preceding sentence. UBS has not in the past two years provided, and is not currently providing, financial advisory or investment banking services to Holding or its affiliates for which UBS has received compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Ruby Tuesday and of public portfolio companies of the Fund, an affiliate of Holding, and, accordingly, may at any time hold a long or short position in such securities. The issuance of UBS’s opinion was approved by an authorized committee of UBS. The information disclosed in this paragraph is based on information provided to us by UBS.

Ruby Tuesday selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and private placements.

Certain Financial Projections

Ruby Tuesday provided certain non-public financial information to UBS in its capacity as its financial advisor, including projections by management of Ruby Tuesday’s standalone financial performance for fiscal years 2018 through 2022. These financial projections represent management’s reasonable estimates and good faith judgments as to the future growth and financial performance of Ruby Tuesday, including forecasts of total revenue, gross profit, payroll, operating costs and EBITDA. These financial projections were used by UBS in performing certain of the analyses described in the section entitled “The Merger (Proposal 1)—Opinion of Ruby Tuesday’s Financial Advisor.” The financial projections were not prepared with a view to public disclosure. The financial projections included in this proxy statement have been prepared by, and are the responsibility of, Ruby Tuesday’s management. The financial projections were prepared solely for internal use of Ruby Tuesday and are subjective in many respects. Although a summary of the financial projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the financial projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, the financial projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the financial projections will be realized, and actual results may be materially better or worse than those contained in the financial projections. The inclusion of this information should not be regarded as an indication that the Ruby Tuesday board, Ruby Tuesday, UBS or any other recipient of this information considered, or now considers, the forecasts to be predictive of actual future results.

The financial projections are forward-looking statements. For information on factors that may cause Ruby Tuesday’s future results to materially vary or the financial projections not to be achieved, see the section entitled “Caution Regarding Forward Looking Statements” beginning on page [    ] of this proxy statement.

Subject to the foregoing qualifications, a summary of Ruby Tuesday management’s May 5, 2017 financial projections is set forth below:

Ruby Tuesday Management’s Financial Plan ($ in millions)

May year end	FY17A	FY18F	FY19F	FY20F	FY21F	FY22F
Restaurant Sales and Operating Revenue	948.4	892.3	892.3	892.3	901.2	910.2
Franchisee Revenue	3.6	3.6	3.6	3.6	3.6	3.6

Total Revenue	952.0	895.9	895.9	895.9	904.8	913.8
Gross Profit	679.8	642.8	642.3	642.3	648.4	655.0
Payroll	(338.9)	(312.1)	(303.6)	(303.7)	(306.8)	(309.8)
Operating Costs	(198.7)	(189.4)	(190.3)	(189.2)	(191.5)	(193.9)

Restaurant Level EBITDA	142.2	141.3	148.5	149.4	150.1	151.3
Marketing	(54.1)	(45.1)	(45.1)	(45.1)	(45.1)	(45.1)
General and Administrative(1)	(58.0)	(53.2)	(51.3)	(50.3)	(50.0)	(50.0)
Adjusted EBITDA(2)	33.6	46.6	55.6	57.6	58.6	59.8
margin%	3.5%	5.2%	6.2%	6.4%	6.5%	6.5%

(1)	FY17A’s general and administrative expense excludes executive transition and corporate restructuring costs of $5.6 million and costs related to the review of strategic alternatives of $3.3 million.
(2)	Adjusted EBITDA is calculated as: Restaurant Level EBITDA plus Franchisee Revenue minus Marketing minus General and Administrative.

From the foregoing Ruby Tuesday management’s financial plan, UBS derived the following free cash flows used in its financial analyses described in the section entitled “The Merger (Proposal 1)—Opinion of Ruby Tuesday’s Financial Advisor.”

Free Cash Flows ($ in millions)

May year end	2Q-4Q FY18F		FY19F	FY20F	FY21F	FY22F
Adjusted EBITDA	33.3		55.6	57.6	58.6	59.8
Less: Taxes	0.0		(3.7)	(6.7)	(7.0)	(7.4)
Less: Capital Expenditure(3)	(10.4)		(31.2)	(31.2)	(31.2)	(31.2)
Less: (Increase) / Decrease in Net Working Capital	0.8		(0.5)	0.4	0.9	0.5

Unlevered Free Cash Flow Before Net Operating Loss (“NOL”)	23.7		20.2	20.1	21.2	21.7
NOL Free Cash Flow(4)	0.0		0.2	3.2	3.5	4.0

Total Free Cash Flow	19.7	(5)	20.5	23.3	24.7	25.7

(3)	FY18 Capital Expenditures are net of estimated proceeds from the sale of surplus properties.
(4)	NOLs are used to offset profit before tax based on Ruby Tuesday’s current capital structure with an optimized cost of debt (4.55%).
(5)	UBS calculated the total free cash flow as that cash estimated to be received after October 15, 2017, which includes free cash flow estimated to be received during approximately 7.5 months of the 9-month period represented by Ruby Tuesday’s FY18 second, third and fourth quarters (i.e., approximately 83% of such three fiscal quarter period).

Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger

In considering the recommendation of the Ruby Tuesday board to approve and adopt the merger agreement, you should be aware that some of Ruby Tuesday’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Ruby Tuesday stockholders generally. The Ruby Tuesday board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement and in recommending to our stockholders that the merger agreement be approved. These interests are described and quantified below.

Equity-Based and Cash Awards

Ruby Tuesday’s executive officers currently hold unvested restricted shares, vested and unvested stock options, service-based restricted stock units (including service-based phantom stock units) (“RSUs”), and performance-based restricted stock units (including performance-based phantom stock units) (“PSUs”). Executive officers also hold performance-based cash awards and participate in our annual incentive plan.

On consummation of the merger, the equity-based and cash awards then held by Ruby Tuesday executive officers and non-employee directors would be treated as follows:

•	Stock Options. Each outstanding stock option, whether exercisable or not yet exercisable, will be canceled in exchange for an amount in cash equal to the excess of the merger consideration per share of stock over the exercise price. If the exercise price is greater than or equal to the merger consideration per share, the stock options will be canceled without any consideration being paid.

•	RSUs (including service-based phantom stock units). Each outstanding service-based RSU and phantom stock unit, whether vested or unvested and settleable in shares of stock or cash, will be canceled, and the holder of each RSU or phantom stock unit will be paid an amount in cash equal to the merger consideration.

•	PSUs (including performance-based phantom stock units). Each outstanding performance-based PSU and phantom stock unit, whether vested or unvested, will be canceled, and the holder will be paid an amount in cash determined by multiplying the merger consideration per share of stock by the number of PSUs the holder would be entitled to if the PSUs vested at their “target” level.

•	Restricted Stock. Each outstanding restricted share of stock, whether vested or unvested, will be canceled, and the holder will be paid an amount in cash equal to the merger consideration per share of stock.

•	Performance-Based Cash Awards. All outstanding performance-based cash awards, whether vested or unvested, will vest and pay out at its “target” level, prorated for the number of days that have elapsed since the beginning of the year in which the consummation of the merger occurs, up to and including the closing date.

•	Annual Bonuses: Annual bonuses will pay out based on the actual achievement of the applicable performance metrics over the applicable performance period up until the consummation of the merger, prorated for the number of days of the applicable performance period which have elapsed prior to the consummation of the merger. In no event will annual cash-based bonuses be treated less favorably than they would pursuant to the terms of the applicable employee plan or Ruby Tuesday’s change in control severance plan.

Change in Control Severance Plan

Some of Ruby Tuesday’s executive officers participate in the Ruby Tuesday, Inc. Change in Control Severance Plan (the “CIC Plan”), which provides specified benefits to participants following qualifying terminations of employment following a change in control. The CIC Plan covers employees of Ruby Tuesday with the title of Vice President or above, including the executive officers. All the executive officers except for the current CEO, Mr. Hyatt, are covered by the CIC Plan. Mr. Hyatt will become eligible to participate in the CIC Plan on April 4, 2018, pursuant to the terms of his employment agreement. The CIC Plan is a double-trigger plan that provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment by Ruby Tuesday, other than for “cause” (as defined in the CIC Plan) or death, or a termination of employment by the employee for “good reason” (as defined below), provided such termination occurs within 24 months after a change in control.

In the event of a qualifying termination under the CIC Plan, and subject to the execution of a general release of liability against Ruby Tuesday and a restrictive covenant agreement (which includes a non-competition covenant), the CIC Plan provides that the executive officer will receive the following payments and benefits:

•	A lump-sum payment in an amount equal to two times the sum of the executive officer’s base salary and his or her target annual bonus in the year of termination (or, if greater, his or her target annual bonus in the year the merger is consummated);

•	A lump-sum payment in an amount equal to the executive officer’s target annual bonus, adjusted on a pro rata basis based on the number of days he or she was actually employed during the applicable bonus plan year;

•	A lump-sum payment in an amount equal to the product of (i) 1.5 and (ii) the annual employer contributions to the executive officer’s medical, dental, optical and group term-life insurance coverage in effect for the year of termination based on the same coverage level and cost to him or her as in effect immediately prior to his or her termination;

•	Reimbursement for outplacement services costs incurred within 18 months following the termination of employment up to a maximum of $30,000, subject to certain restrictions; and

•	A lump-sum payment in an amount equal to unpaid base salary, accrued but unused vacation time, unreimbursed business expenses and other items earned through and including the effective date of termination.

The CIC Plan does not provide for a gross-up payment to any executive officer to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar federal, state or local tax that may be imposed. Instead, the CIC Plan provides that, in the event the payments described would, if paid, be subject to an excise tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to the excise tax, provided that the net amount of the reduced payments, after giving effect to the income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the excise tax and income tax consequences.

The CIC Plan generally defines “good reason” to mean:

•	a material reduction in the executive officer’s base salary or target annual bonus opportunity;

•	a material diminution in the executive officer’s authority, duties or responsibilities;

•	a change in the executive officer’s reporting relationship;

•	the requirement by Ruby Tuesday or Holding that the executive officer relocate his or her principal work location to a location more than 50 miles away from where he or she was previously located immediately prior to the merger; or

•	any other material breach by Ruby Tuesday or Holding of any material provision of the CIC Plan.

Mr. Hyatt’s Employment Arrangements

Upon his appointment as President and Chief Executive Officer, Mr. Hyatt entered into an employment agreement with Ruby Tuesday. The employment agreement provides for severance payments in the event of a termination of Mr. Hyatt’s employment, specifically in the case of a termination without “cause” (as defined in the employment agreement) or a resignation for “good reason” (as defined below).

In the event of a termination without “cause” or a resignation for “good reason” prior to April 4, 2018, Mr. Hyatt would be entitled to a lump-sum payment equal to the amount of his base salary. Under the employment agreement, the payment is dependent upon Mr. Hyatt (i) executing a waiver and release of claims against Ruby Tuesday and its affiliates and (ii) complying with specified restrictive covenants regarding confidentiality, non-solicitation, trade secrets, disparagement and non-competition. Any violation of these restrictive covenants could subject Mr. Hyatt’s payment to clawback.

Beginning on April 4, 2018, Mr. Hyatt will be eligible to participate in the CIC Plan, and the compensation and benefits he would receive in connection with a termination of his employment after that date are those described above in connection with the CIC Plan.

The employment agreement generally defines “good reason” to mean, following a change in control, a material diminution in Mr. Hyatt’s authority, duties or responsibilities.

Pursuant to the merger agreement, Mr. Hyatt will be entitled to receive an annual cash bonus for fiscal year 2018, as described in more detail in the section entitled “The Merger Agreement—Employee Matters” beginning on page [    ] of this proxy statement. The amount of the fiscal year 2018 cash bonus will be based on the actual achievement of the applicable performance metrics, prorated for the number of days of the applicable performance period which have elapsed as of the consummation of the merger.

Deferred Compensation

Ruby Tuesday’s executive officers are eligible to participate in the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan. If an executive officer’s employment terminates, Ruby Tuesday would be required to distribute to the executive officer the amount in his or her deferred compensation account. The timing and form of the distributions would depend on the executive officer’s deferral elections and the plan’s rules.

Certain of Ruby Tuesday’s non-employee directors hold unvested restricted shares and/or fully vested stock awards that they elected to defer under the Ruby Tuesday, Inc. Deferred Compensation Plan for Directors (“DCPD”). The DCPD permits non-employee directors to defer all or a portion of their annual retainers and any meeting and committee fees. Unless a director timely elects otherwise, amounts credited to a director’s deferred compensation account will be distributed starting on the earlier of (a) the first day of the calendar month following the director’s 70th birthday or (b) the first January 15th or July 15th following when the director ceases to be a member of the Board.

The deferred compensation account balances of Ruby Tuesday’s executive officers and directors, pursuant to the two deferred compensation plans described above, are as follows:

Name	Deferred Compensation Account Balance ($))
James F. Hyatt, II, President and Chief Executive Officer	0
Linda Sue Briley, Chief Financial Officer	0
Michael K. Ellis, Chief Development Officer	0
Rhonda J. Parish, Chief Legal Officer and Secretary	16,354
Davis W. Skena, Chief Marketing Officer	0
Thomas A. Williams, Chief People Officer	0
Directors
Stephen I. Sadove, Chairman of the Board	31,279
Mark W. Addicks	0
Donald E. Hess	0
Kevin T. Clayton	0
Jeffrey J. O’Neill	0
Bernard Lanigan, Jr.	0
F. Lane Cardwell, Jr.	0

Indemnification

For information regarding indemnification of Ruby Tuesday’s directors and executive officers, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification” beginning on page [    ] of this proxy statement.”

Golden Parachute Compensation

The table below sets forth, for each of Ruby Tuesday’s eight named executive officers (as well as Ruby Tuesday’s other executive officers and directors), estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to the named executive officer, executive officer or director either immediately on the consummation of the merger or on a qualifying termination of employment within two years after the merger. Ruby Tuesday’s stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers (see the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” beginning on page [    ] of this proxy statement). Because the vote to approve such compensation is advisory only, it will not be binding on either Ruby Tuesday or Holding. Accordingly, if the merger agreement is adopted by Ruby Tuesday’s stockholders and the merger is completed, the compensation will be payable regardless of the outcome of the advisory vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table and above under the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger” beginning on page [    ] of this proxy statement.

The estimates in the table assume that the merger became effective on October 16, 2017 and that, immediately after the consummation of the merger, each executive’s employment had been terminated by Ruby Tuesday without “cause” or by the executive for “good reason.” See the footnotes to the table for additional assumptions.

The table also sets forth estimates of the amounts of such compensation for Ruby Tuesday’s executive officers other than the named executive officers. Ruby Tuesday’s stockholders are not being asked to approve such compensation for these individuals.

As described in the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger—Change in Control Severance Plan” beginning on page [    ] of this proxy statement, the amounts payable to each participating executive officer are subject to reduction under the CIC Plan to the extent necessary for the executive officer to avoid the excise tax imposed under Section 4999 of the Code, if such reduction would result in the executive officer retaining a higher amount of the payments (net of the excise and other taxes) than if such reduction were not made. The table does not take into account any such reduction.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Total ($)
Named Executive Officers
James F. Hyatt, II, President and Chief Executive Officer	850,000	1,184,374	0	0	0	2,034,374
Linda Sue Briley, Chief Financial Officer	1,134,047	283,541	0	48,235	0	1,465,823
Michael K. Ellis, Chief Development Officer	1,110,714	273,077	0	50,946	0	1,434,737
Rhonda J. Parish, Chief Legal Officer and Secretary	1,211,557	307,838	0	53,448	0	1,572,843
Davis W. Skena, Chief Marketing Officer	1,177,381	302,978	0	52,854	0	1,533,213
James J. Buettgen, Former Chairman, President and Chief Executive Officer	0	0	0	0	0	0
F. Lane Cardwell, Jr., Former Interim Chief Executive Officer	0	0	0	0	0	0
Brett A. Patterson, Former Ruby Tuesday Concept President	0	0	0	0	0	0
Other Executive Officer
Thomas A. Williams, Chief People Officer	1,110,714	273,077	0	53,025	0	1,436,816
Directors
Stephen I. Sadove, Chairman of the Board	0	0	0	0	0	0
Mark W. Addicks	0	0	0	0	0	0
Donald E. Hess	0	0	0	0	0	0
Kevin T. Clayton	0	0	0	0	0	0
Jeffrey J. O’Neill	0	0	0	0	0	0
Bernard Lanigan, Jr.	0	0	0	0	0	0

(1)

The amounts included in this column are the severance payments which would be paid out pursuant to the CIC Plan, as described above, and in connection with the vesting and cashing out of performance-based cash awards at the time the merger is consummated. For Mr. Hyatt, the amounts included in this column reflect the amount that he would receive under his employment agreement described in the section entitled “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger—Mr. Hyatt’s Employment Arrangements.” The following table shows additional information about the types of cash payments which would be received by the executive officers. None of the directors are eligible for payments in this column. The severance payments pursuant to the CIC Plan and Mr. Hyatt’s employment agreement are double-trigger payments.

	Amounts to be Received Under the CIC Plan or Employment Arrangements ($)	Other Amounts (Including Performance- Based Cash Awards) ($)	Total ($)(1)
Named Executive Officers
James F. Hyatt, II, President and Chief Executive Officer	850,000	0	850,000
Linda Sue Briley, Chief Financial Officer	1,110,714	23,333	1,134,047
Michael K. Ellis, Chief Development Officer	1,110,714	0	1,110,714
Rhonda J. Parish, Chief Legal Officer and Secretary	1,144,890	66,667	1,211,557
Davis W. Skena, Chief Marketing Officer	1,110,714	66,667	1,177,381
James J. Buettgen, Former Chairman, President and Chief Executive Officer	0	0	0
F. Lane Cardwell, Jr., Former Interim Chief Executive Officer	0	0	0
Brett A. Patterson, Former Ruby Tuesday Concept President	0	0	0
Other Executive Officer
Thomas A. Williams, Chief People Officer	1,110,714	0	1,110,714

(1)	For purposes of quantifying the potential payments and benefits described in this table, the following assumptions were used. The actual amounts payable following a termination of employment would depend on the date of termination, the manner of termination and the terms of the agreements in effect at such time.

•	The merger is assumed to have been consummated on October 16, 2017.

•	Each executive officer is assumed to experience a termination without cause or for good reason (if applicable), which is a qualifying termination of employment pursuant to the CIC Plan, immediately following the consummation of the merger.

•	Compensation levels on the date of termination are assumed to be the same as those as of October 16, 2017.

•	Employee contributions to health insurance programs are assumed to be the same as they were on October 16, 2017.

•	Each executive officer is assumed to request reimbursement of outplacement services equal to the specified maximum of $30,000.

(2)	The following table provides additional information regarding the equity holdings of each executive officer and director that will be canceled and exchanged for the merger consideration in connection with the consummation of the merger.

Name	Value of Unvested Stock Options ($)	Value of Vested Stock Options ($)	Value of Restricted Stock ($)	Value of RSUs ($)	Value of Phantom Stock Units ($)	Value of PSUs ($)	Total ($)
Named Executive Officers
James F. Hyatt, II, President and Chief Executive Officer	0	0	1,184,374	0	0	0	1,184,374
Linda Sue Briley, Chief Financial Officer	0	0	0	39,259	157,894	86,388	283,541
Michael K. Ellis, Chief Development Officer	0	0	0	28,795	157,894	86,388	273,077
Rhonda J. Parish, Chief Legal Officer and Secretary	0	0	0	58,696	162,754	86,388	307,838
Davis W. Skena, Chief Marketing Officer	0	0	0	58,696	157,894	86,388	302,978
James J. Buettgen, Former Chairman, President and Chief Executive Officer	0	0	0	0	0	0	0
F. Lane Cardwell, Jr., Former Interim Chief Executive Officer	0	0	0	0	0	0	0
Brett A. Patterson, Former Ruby Tuesday Concept President	0	0	0	0	0	0	0
Other Executive Officer
Thomas A. Williams, Chief People Officer			0	28,795	157,894	86,388	273,077
Directors
Stephen I. Sadove, Chairman of the Board	0	0		0	0	0	0
Mark W. Addicks	0	0		0	0	0	0
Donald E. Hess	0	0		0	0	0	0
Kevin T. Clayton	0	0		0	0	0	0
Jeffrey J. O’Neill	0	0		0	0	0	0
Bernard Lanigan, Jr.	0	0		0	0	0	0

(3)	The amounts included in this column reflect benefits provided to executive officers pursuant to the CIC Plan, which include (i) reimbursement for outplacement services up to a limit of $30,000, (ii) a payment equal to 1.5 times the executive officer’s annual premiums to participate in the Ruby Tuesday healthcare plans and long-term disability plan and (iii) payment of accrued but unused vacation time as of the date of termination of employment.

Financing of the Merger

Completion of the merger is not subject to a financing condition.

Concurrently with the execution of the merger agreement, the Fund delivered an executed equity commitment letter pursuant to which the Fund commits to purchase at or prior to the effective time of the merger, equity securities of Holding for up to $90,000,000 in cash. Such commitment is subject only to the following conditions: (i) each of the conditions to Holding’s obligations to consummate the merger as set forth in the merger agreement are satisfied in full or are waived by Holding; (ii) (x) successful consummation of the financing necessary for the consummation of the merger or (y) the financing necessary for the consummation of the merger would be consummated at the closing assuming the commitment is funded; and (iii) the substantially concurrent consummation of the closing.

Concurrently with the execution of the merger agreement, Holding entered into four real estate purchase and sale contracts (the “Sale-Leaseback PSAs”) with four SLB Buyers, for 127 owned properties to be sold for an aggregate purchase price of $178,464,271. Under the Sale-Leaseback PSAs, each SLB Buyer made an earnest money deposit of between 1% and 3% of the purchase price under the applicable Sale-Leaseback PSA. The retention of earnest money deposit is Holding’s sole remedy in the event of a default by an SLB Buyer for all but one SLB Buyer, and the retention of earnest money deposit plus $500,000 of liquidated damages is Holding’s sole remedy in the event of a default for one SLB Buyer.

Prior to execution of the merger agreement, each SLB Buyer confirmed that they completed their property review and approved all current title commitments and surveys for all properties subject to the Sale-Leaseback PSAs, except for the resolution of rights of first refusal related to two specified properties and for any future material liens and encumbrances. Otherwise, all existing liens and encumbrances of record, and all conditions shown on updated surveys have been approved by the SLB Buyers, and any title objections made under the Sale-Leaseback PSAs have been waived or resolved.

The Sale-Leaseback PSAs stipulate additional conditions to be satisfied on or before the closing date, including Ruby Tuesday’s exclusive and sole possession of operating properties, accuracy of the representations and warranties set forth in the Sale-Leaseback PSAs, accuracy of environmental Phase I reports, a minimum of $35 million equity contributions to Holding, no material deterioration of the financial condition of Ruby Tuesday and delivery of final title commitments to the SLB Buyers (consistent with the approved title commitments).

Concurrently with the execution of the merger agreement, the Senior Debt Commitment was executed, pursuant to which up to $156 million of debt financing in the aggregate is committed by Goldman Sachs Specialty Lending Group, L.P. and TCW Direct Lending Group, together with its affiliates, consisting of: (i) up to $143.5 million aggregate principal amount of term loans (principally used for the merger) and (ii) up to $12.5 million aggregate principal amount of a revolving facility (principally used to backstop and/or replace Ruby Tuesday’s existing letters of credit). The financing commitment under the Senior Debt Commitment is subject to certain closing conditions that remain to be satisfied, including compliance with the terms of the commitment letter and the fee letter, receipt of proceeds of certain sale-leaseback transactions, a minimum of common cash equity contribution from the Fund constituting at least 30% of the total pro forma capitalization of Holding and its subsidiaries, the execution of the merger agreement and the meeting of all conditions precedent thereto, the solvency of Ruby Tuesday after the merger and the incurrence of the new indebtedness, receipt of various finance, legal and know-your-client deliverables, absence of a material adverse event (as such term is defined in the merger agreement) since May 31, 2016, execution of the definitive credit agreement and other loan documents, accuracy and completeness of certain representations in the merger agreement and the loan documents, and payoff of existing debt, release of liens and security interests securing existing debt and cancellation of existing letters of credit.

Regulatory Clearances and Approvals Required for the Merger

No filing was necessary under the HSR Act. No other regulatory clearance or approval is required.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Ruby Tuesday common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this proxy statement) whose shares of Ruby Tuesday common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this proxy statement and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Ruby Tuesday Common Stock

Upon completion of the merger, the Ruby Tuesday common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Dissenters’ Rights (page [    ] and Annex C)

Under the GBCC, any record holder of Ruby Tuesday common stock who does not vote in favor of the merger, and who exercises its dissenters’ rights and fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Ruby Tuesday common stock if the merger is completed. See the section entitled “Dissenters’ Rights of Stockholders” beginning on page [    ] of this proxy statement. A copy of Article 13 of the GBCC is attached as Annex C to this proxy statement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of October 16, 2017, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of October 16, 2017, a copy of which is attached hereto as Annex A to this proxy statement, is intended to provide information regarding the terms of the merger agreement and is not intended to modify or supplement any factual disclosures about Ruby Tuesday in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Ruby Tuesday or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by Ruby Tuesday, Holding and Merger Subsidiary which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the merger agreement; were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Ruby Tuesday’s public disclosures.

Additional information about Ruby Tuesday may be found elsewhere in this proxy statement and Ruby Tuesday’s other public filings. See the section entitled “Where You Can Find More Information,” beginning on page [    ] of this proxy statement.

Structure of the Merger

At the effective time of the merger, Merger Subsidiary will be merged with and into Ruby Tuesday. Ruby Tuesday will be the surviving corporation in the merger and will continue its corporate existence under Georgia law as a wholly-owned subsidiary of Holding. The articles of incorporation and bylaws of Ruby Tuesday as in effect immediately prior to the effective time of the merger will be amended by virtue of the merger at the effective time of the merger in form and substance satisfactory to Holding. The managers of Merger Subsidiary at the effective time of the merger will be the directors of the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Ruby Tuesday at the effective time of the merger will be the officers of the surviving corporation.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by Ruby Tuesday and Holding, the closing of the merger will take place no later than the fifth business day following the satisfaction or waiver of the conditions set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [    ] of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) at the closing of the merger.

The merger will become effective at such time as the certificate of merger is duly filed with the Georgia Secretary of State or at such later time as may be specified in the certificate of merger. As of the date of this proxy statement, we expect to complete the merger by the first calendar quarter of 2018. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below, and it is possible that factors outside the control of Ruby Tuesday or Holding could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on Ruby Tuesday Common Stock

At the effective time of the merger, each share of Ruby Tuesday common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Ruby Tuesday, Holding or any of their respective subsidiaries or any stockholder who has properly demanded and not validly withdrawn dissenters’ rights in accordance with Georgia law, together, the “excluded shares”) will be converted into the right to receive $2.40 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, all of the shares of Ruby Tuesday common stock (other than the excluded shares) will cease to be outstanding, will be cancelled and will cease to exist, and will thereafter represent only the right to receive the per share merger consideration of $2.40 for each such share, without interest and less any applicable withholding taxes.

At the effective time of the merger, each share of Ruby Tuesday common stock held by Ruby Tuesday, Holding or any of their respective subsidiaries will cease to be outstanding and will be canceled without payment of any consideration. In addition, each share of Ruby Tuesday common stock the holder of which has properly demanded dissenters’ rights in accordance with Georgia law will not be canceled and converted into the right to receive the merger consideration unless and until such holder fails to perfect or withdraws or otherwise loses its dissenters’ right. If any holder of Ruby Tuesday common stock that demands dissenters’ rights properly perfects such rights, such holder will be entitled to the fair value of such shares as determined by the superior court of Georgia plus interest, if any, on the amount determined to be the fair value, as further described in the section entitled “Dissenters’ Rights of Stockholders” beginning on page [    ] of this proxy statement.

Each share of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation.

Procedures for Surrendering Shares for Payment

At or prior to the effective time of the merger, Holding will make available to an exchange agent selected by Holding and reasonably acceptable to Ruby Tuesday, for the benefit of the holders of Ruby Tuesday common stock, cash in the aggregate amount necessary for the exchange agent to make the payment of the merger consideration to Ruby Tuesday stockholders.

Promptly after the effective time of the merger (but not later than two business days thereafter), Holding will send or cause the exchange agent to send to each record holder of Ruby Tuesday common stock at the effective time of the merger a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificate or transfer of the uncertificated shares to the exchange agent) for use in such exchange.

Each holder of shares of Ruby Tuesday common stock that have been converted into the right to receive the merger consideration will be entitled to receive, upon (i) surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal, and such other documents as may be reasonably requested by the exchange agent or the surviving corporation, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the merger consideration in respect of Ruby Tuesday common stock represented by a certificate or uncertificated share. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share shall represent after the effective time of the merger for all purposes only the right to receive such merger consideration.

Any portion of the funds deposited with the exchange agent for payment to the stockholders that remains unclaimed by the stockholders of Ruby Tuesday for six months after the effective time of the merger will be delivered to the surviving corporation, upon demand. Any holder of Ruby Tuesday common stock will thereafter look only to the surviving corporation for payment of the merger consideration.

Withholding

Holding, the surviving corporation and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the exchange agent, the surviving corporation or Holding, as the case may be, so withholds amounts, the exchange agent, the surviving corporation or Holding, as the case may be, will remit any such amounts to the applicable taxing authority, and, to the extent so withheld and remitted, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of whom the exchange agent, the surviving corporation or Holding, as the case may be, made such deduction and withholding.

Treatment of Ruby Tuesday Equity and Performance-Based Cash Awards

At or immediately prior to the effective time of the merger, to the extent required or permitted by the applicable employee plan:

•	Each outstanding option to purchase Ruby Tuesday common stock under any employee plan, whether or not exercisable or vested, will be canceled, and Ruby Tuesday will pay each holder of any such option at or promptly after the effective time of the merger for each stock option an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration of $2.40 per share over the applicable exercise price of such stock option, by (ii) the number of shares that such holder could have purchased (assuming full vesting of all stock options) had such holder exercised such stock option in full immediately prior to the effective time of the merger. In the event that the per share exercise price of any stock option is equal to or greater than the merger consideration of $2.40 per share, such stock option will be cancelled, without any consideration being payable in respect thereof, and will have no further force or effect;

•	Each outstanding service-based restricted stock unit (including service-based phantom stock units) of Ruby Tuesday under any employee plan, whether or not vested, and whether settleable in shares of Ruby Tuesday common stock or cash, will be canceled, and Ruby Tuesday will pay each holder of any such restricted stock unit at or promptly after the effective time of the merger for each such Ruby Tuesday restricted stock unit an amount in cash equal to the merger consideration of $2.40 per share;

•	Each outstanding performance-based restricted stock unit (including performance-based phantom stock units) of Ruby Tuesday under any employee plan, whether or not vested, will be canceled, and Ruby Tuesday will pay each holder of any such outstanding restricted stock unit at or promptly after the effective time of the merger for each Ruby Tuesday performance-based restricted stock unit an amount in cash determined by multiplying (i) the merger consideration of $2.40 per share by (ii) the number of Ruby Tuesday performance-based restricted stock units that such holder would have been entitled to if such Ruby Tuesday performance-based restricted stock award had vested at its “target” level;

•	Each outstanding restricted share of Ruby Tuesday common stock under any employee plan, whether or not vested, shall be canceled, and Ruby Tuesday will pay each holder of any such outstanding restricted shares at or promptly after the effective time for each such restricted share an amount in cash equal to the merger consideration of $2.40 per share; and

•	Each outstanding performance-based cash award of Ruby Tuesday under any employee plan, whether or not vested, will vest and pay out at its “target” level, prorated for the number of days that have elapsed since the beginning of the year in which the effective time of the merger occurs (up to and including the date on which the effective time of the merger occurs).

Representations and Warranties

Ruby Tuesday’s representations and warranties to Holding and Merger Subsidiary in the merger agreement relate to, among other things:

•	The organization, good standing and qualification of Ruby Tuesday and its subsidiaries;

•	The capital structure of Ruby Tuesday and its subsidiaries;

•	The corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	Receipt of the opinion of UBS Securities LLC with respect to the fairness of the merger consideration from a financial point of view;

•	Required regulatory filings and authorizations, consents or approvals of governmental entities;

•	The absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the merger agreement;

•	The forms, reports, statements and other documents required to be filed with the SEC and the accuracy of the information contained in those documents (including in this proxy statement);

•	The financial statements of Ruby Tuesday and Ruby Tuesday’s internal system of disclosure controls and procedures concerning financial reporting;

•	The absence of certain changes or events;

•	The absence of certain undisclosed liabilities;

•	Compliance with certain laws and permits by Ruby Tuesday and its subsidiaries;

•	The absence of certain litigation, actions, suits, investigations or proceedings;

•	Real property owned or leased by Ruby Tuesday and its subsidiaries;

•	Ownership of or rights with respect to the intellectual property of Ruby Tuesday and its subsidiaries;

•	The payment of taxes, the filing of tax returns and other tax matters related to Ruby Tuesday and its subsidiaries;

•	Compensation and benefits plans, agreements and arrangements with or concerning employees of Ruby Tuesday and its subsidiaries;

•	Compliance with environmental laws, permits and licenses by Ruby Tuesday and its subsidiaries and other environmental matters;

•	Certain material contracts of Ruby Tuesday and its subsidiaries;

•	Maintenance of certain insurance policies by Ruby Tuesday and its subsidiaries;

•	Compliance with the Foreign Corrupt Practices Act of 1977, as amended, by Ruby Tuesday and its subsidiaries and other applicable law relating to anti-corruption, bribery, or similar matters;

•	Brokers’ and finders’ fees and other expenses payable by Ruby Tuesday;

•	The absence of related party transactions since June 6, 2017;

•	The applicability of, and Ruby Tuesday’s compliance with, certain state takeover statutes; and

•	Certain franchise matters.

Holding’s and Merger Subsidiary’s representations and warranties to Ruby Tuesday in the merger agreement relate to, among other things:

•	The organization, good standing and qualification of each of Holding and Merger Subsidiary;

•	The corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	Required regulatory filings and authorizations, consents or approvals of governmental entities;

•	The absence of certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the merger agreement;

•	The absence of certain actions, suits, arbitrations or proceedings that would prevent or impair the ability of Holding or Merger Subsidiary to perform their respective obligations under the merger agreement or to consummate the merger;

•	The accuracy of information supplied by Holding and included in this proxy statement;

•	Brokers’ and finders’ fees and other expenses payable by Holding;

•	The availability of funds, taking into account funds available to Holding from the debt financing and equity financing, to consummate the merger and pay related fees;

•	The execution, delivery and enforceability of the agreements governing the equity financing and, to Holding’s and Merger Subsidiary’s knowledge, the debt financing; and

•	Beneficial ownership of shares of Ruby Tuesday common stock by Holding, the Fund or any of their respective affiliates.

None of the representations and warranties in the merger agreement survive the effective time of the merger.

Definition of “Material Adverse Effect”

Many of Ruby Tuesday, Holding and Merger Subsidiary’s representations and warranties in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of such person and its subsidiaries, or (ii) such person’s ability to consummate the transactions contemplated by the merger agreement on a timely basis taken as a whole, excluding any effect resulting from:

•	Changes in GAAP or changes in the accounting requirements applicable to any industry in which such person or its subsidiaries operate;

•	Changes in the financial or securities markets generally or general economic or political conditions in the United States;

•	Changes (including changes of applicable law) or conditions generally affecting the industry in which such person or its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such person and its subsidiaries, taken as a whole;

•	Acts of war, sabotage or terrorism involving the United States;

•	The announcement or consummation of the transactions contemplated by the merger agreement;

•	Any failure by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that such failure will not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a material adverse effect);

•	Any action taken (or omitted to be taken) at the request of the other parties to the merger agreement;

•	Any action taken by such person or any of its subsidiaries that is required, expressly contemplated or permitted pursuant to the merger agreement;

•	Changes in the market price or trading volume of the shares of Ruby Tuesday common stock (it being understood that such changes will not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a material adverse effect); or

•	Any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any other natural disaster, weather-related event or calamity.

Notwithstanding these exclusions, any event, occurrence, fact, condition, or change referred to in the first, second, fourth and tenth bullet points above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur only to the extent that such event, change, or effect has a disproportionate effect on such person, compared to other participants in the industries in which such person conducts its businesses.

Conduct of the Business Pending the Merger

Ruby Tuesday has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated by the merger agreement, as set forth on the disclosure schedules to the merger agreement, or with the prior written consent of Holding (not to be unreasonably withheld or delayed), Ruby Tuesday is required to and cause each of its subsidiaries to conduct its business in the ordinary course and use its reasonable best efforts to preserve intact its business organization and relationships with third parties (including customers, suppliers, distributors and franchisees) and to keep available the services of its present officers and employees.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by the merger agreement, as set forth on the disclosure schedules to the merger agreement, or with the prior written consent of Holding (not to be unreasonably withheld or delayed), Ruby Tuesday will not, nor will Ruby Tuesday permit any of its subsidiaries to:

•	Amend its articles of incorporation, bylaws or other similar organizational documents;

•	Split, combine or reclassify any shares of its capital stock;

•	Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries;

•	Redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire certain securities of Ruby Tuesday or certain securities of Ruby Tuesday’s subsidiaries;

•	Issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of certain securities of Ruby Tuesday or certain securities of Ruby Tuesday’s subsidiaries, other than the issuance of (i) any shares of Ruby Tuesday common stock upon the exercise of Ruby Tuesday stock options or the settlement of Ruby Tuesday service-based restricted stock units and Ruby Tuesday performance-based restricted stock units, in each case that are outstanding on the date of the merger agreement or are granted to the extent not prohibited by the merger agreement, in accordance with the terms thereof or (ii) certain securities of Ruby Tuesday’s subsidiaries to Ruby Tuesday or any other subsidiary of Ruby Tuesday issued under any other employee plan;

•	Amend any term of certain securities of Ruby Tuesday or certain securities of Ruby Tuesday’s subsidiaries;

•	Acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments set forth on the disclosure schedules to the merger agreement or (ii) inventory in the ordinary course of business;

•	Sell, lease, license or otherwise transfer or pledge, encumber, or otherwise subject to any lien (other than a permitted lien) certain securities of Ruby Tuesday, certain securities of Ruby Tuesday’s subsidiaries, or any of its other material assets, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

•	Other than in connection with actions permitted by the disclosure schedules to the merger agreement, make any material loans, advances or capital contributions to, or investments in, any other person (other than Ruby Tuesday or any of its wholly-owned subsidiaries);

•	Repurchase, prepay or incur any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or other rights to acquire debt securities of Ruby Tuesday or any of its subsidiaries, or guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any indebtedness or guarantee incurred in the ordinary course of business consistent with past practice, (ii) incurred between Ruby Tuesday and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries or (iii) any indebtedness under that certain Revolving Credit Agreement dated as of May 26, 2017 among Ruby Tuesday, as borrower, certain subsidiaries of Ruby Tuesday as the guarantors, the lenders from time to time party thereto and UBS AG, Stamford Branch, as administrative agent and issuing bank;

•	With respect to any director, executive officer or any employee of Ruby Tuesday whose annual base salary exceeds $100,000, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement), (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) increase compensation or bonus opportunity, other than increases in the ordinary course of business consistent with past practice, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining arrangement, or (v) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any employee plans, or make any contribution to any employee plan, other than contributions required by applicable law, or the terms of such employee plan as in effect on the date of the merger agreement;

•	Change Ruby Tuesday’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X, as agreed to by its independent public accountants;

•	Except to the extent required by applicable law or in the ordinary course of business, make or change any material tax election, adopt or change any accounting method for tax purposes that has a material effect on taxes, agree to any extension or waiver of the statute of limitations relating to a material amount of taxes, file any amendment to any tax return in respect of a material amount of taxes, enter into any closing agreement, take any action to surrender any right to claim a material tax refund, or settle or compromise any material tax liability;

•	Initiate, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Ruby Tuesday or any of its subsidiaries, (ii) any stockholder litigation or dispute against Ruby Tuesday or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•	Adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•	Terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	Abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any material intellectual property of Ruby Tuesday, or grant any right or license to any material intellectual property of Ruby Tuesday, in each case, other than in the ordinary course of business;

•	Enter into any agreement with respect to the voting of certain securities of Ruby Tuesday or certain securities of Ruby Tuesday’s subsidiaries;

•	Make or agree to make any capital expenditure in excess of $3,000,000 in any successive four week period;

•	Close more than 10 of the restaurants of Ruby Tuesday and its subsidiaries operating as of the date of the merger agreement;

•	Materially modify the menu offerings of its restaurants, including any material modification to the ingredients comprising such menu offerings, or the sourcing, distribution or manufacture of such ingredients and menu offerings;

•	Enter into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

•	Sell (or offer for sale) any franchises, other than as required under the terms of a valid franchise development agreement with a franchise developer existing as of the date of the merger agreement;

•	Enter into any material new line of business outside the businesses being conducted by Ruby Tuesday and its subsidiaries on the date of the merger agreement and any reasonable extensions thereof;

•	Enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease with respect to material real property of Ruby Tuesday;

•	Take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of any party to the merger agreement to consummate the merger or the other transactions contemplated by the merger agreement, including the financing thereof; or

•	Agree, resolve or commit to do any of the foregoing.

Board Obligation to Call a Stockholders’ Meeting

Ruby Tuesday has agreed under the merger agreement to cause a meeting of Ruby Tuesday stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting to approve and adopt the merger agreement. In connection therewith, Ruby Tuesday will mail or otherwise make available this proxy statement to the holders of Ruby Tuesday common stock in advance of such meeting. Under the merger agreement, the Ruby Tuesday board is required to (i) recommend approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by Ruby Tuesday stockholders, (ii) use its reasonable best efforts to obtain such approval by Ruby Tuesday stockholders and (iii) otherwise comply with all applicable laws relating to such meeting.

Once the stockholders’ meeting has been called and noticed, Ruby Tuesday will not postpone or adjourn such meeting without the consent of Holding, other than: (i) in order to obtain a quorum of its stockholders; or (ii) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to this proxy statement for compliance with applicable legal requirements.

Restrictions on Solicitation of Acquisition Proposals

Ruby Tuesday has agreed that, prior to approval and adoption of the merger agreement by Ruby Tuesday stockholders, it and its subsidiaries will not, and will not authorize or permit any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly:

•	Solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•	Enter into or participate in any discussions or negotiations with, furnish any information relating to Ruby Tuesday or any of its subsidiaries or afford access to the business, properties, assets, books or records of Ruby Tuesday or any of its subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal;

•	Amend, modify or grant any waiver or release under any standstill, confidentiality or similar agreement of Ruby Tuesday or any of its subsidiaries; or

•	Enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

Ruby Tuesday also agreed to (and agreed to cause its subsidiaries and its and their respective Representatives to) immediately cease and cause to be terminated all activities, discussions and negotiations with any third party and its Representatives conducted prior to the date of the merger agreement with respect to any Acquisition Proposal, and to promptly request that all copies of confidential information that Ruby Tuesday or any of its Representatives have distributed or made available to any such third party in connection with their consideration of the Acquisition Proposal be promptly destroyed or returned, and cause any physical or virtual data room to no longer by accessible by such third party.

Notwithstanding the restrictions described above, if at any time prior to obtaining the approval of Ruby Tuesday stockholders, Ruby Tuesday or any of its Representatives receives a bona fide written, unsolicited Acquisition Proposal (including bona fide unsolicited Acquisition Proposals from third parties that may have otherwise submitted proposals prior to the date of the merger agreement), that the Ruby Tuesday board reasonably believes may constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) after consultation with outside legal counsel, then Ruby Tuesday and its representatives may:

•	Engage in negotiations or discussions with the person making such Acquisition Proposal and its Representatives; or

•	Furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below, a copy of which will be promptly provided to Holding), non-public information relating to Ruby Tuesday and its subsidiaries to the person making such Acquisition Proposal and its Representatives; provided, that all such information (to the extent that such information has not been previously provided or made available to Holding) is provided or made available to Holding, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such person making such Acquisition Proposal.

Ruby Tuesday may not take any of the actions referred to in the above bullets unless it has delivered to Holding prior written notice advising Holding that it intends to take such action. In addition, at any time until the receipt of stockholder approval, Ruby Tuesday will notify Holding promptly (but in no event later than two business days) after receipt by Ruby Tuesday (or any of its Representatives) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for non-public information relating to Ruby Tuesday or any of its subsidiaries or for access to the business, properties, assets, books or records of Ruby Tuesday or any of its subsidiaries by any third party that could reasonably be expected to make, or has made, an Acquisition Proposal. Ruby Tuesday will provide such notice in writing and shall, to the extent permitted by any agreements with such third party or its affiliates, identify the third party making such Acquisition Proposal, indication or request, and the material terms and conditions thereof. Ruby Tuesday will, to the extent permitted by any agreements with such third party or its affiliates, keep Holding fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request, including any amendments to the price and other material terms thereof. Prior to the receipt of stockholder approval, Ruby Tuesday will provide Holding with at least two business days prior notice of any meeting of the Ruby Tuesday board (or such lesser notice as is provided to the members of the Ruby Tuesday board) at which the Ruby Tuesday board is reasonably expected to consider any Acquisition Proposal.

For purposes of the merger agreement, an “Acceptable Confidentiality Agreement” means a confidentiality agreement with a third party that contains provisions that are no less favorable in the aggregate to Ruby Tuesday than those contained in the confidentiality agreement between Ruby Tuesday and NRD. In addition, such confidentiality agreements may not prohibit or otherwise restrict Ruby Tuesday from (i) disclosing to Holding the identity of such third party or the material terms and conditions of any Acquisition Proposal from such third party or (ii) keeping Holding fully informed of the status and material details of any such Acquisition Proposal, including any amendments to the price and other material terms thereof.

For purposes of the merger agreement, “Acquisition Proposal” means any inquiry, offer or proposal or other indication of interest in making a proposal or offer, relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Ruby Tuesday and its subsidiaries, or to which 15% or more of Ruby Tuesday’s net revenue or income on a consolidated basis are attributable, or 15% or more of any class of equity or voting securities of Ruby Tuesday or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Ruby Tuesday, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Ruby Tuesday or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Ruby Tuesday, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Ruby Tuesday or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Ruby Tuesday, or to which 15% or more of Ruby Tuesday’s net revenue or income on a consolidated basis are attributable, or (iv) any combination of the foregoing.

For purposes of the merger agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (including bona fide unsolicited Acquisition Proposals from third parties that may have otherwise submitted proposals prior to the date of the merger agreement) for at least a majority of the outstanding shares of Ruby Tuesday common stock or all or substantially all of the consolidated assets of Ruby Tuesday and its subsidiaries on terms that the Ruby Tuesday board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including the identity of the third party, any break-up fees, expense reimbursement provisions, conditions to consummation, likelihood of satisfying all such conditions, the other terms and conditions of the Acquisition Proposal, any terms of the merger agreement proposed by Holding during the Proposal Period (as defined below), the availability and terms of any financing, and the estimated time period necessary prior to consummation of the transactions contemplated by such Acquisition Proposal, are more favorable to Ruby Tuesday’s stockholders than as provided under the merger agreement.

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, Ruby Tuesday has agreed not to make an Adverse Recommendation Change.

Notwithstanding the foregoing, prior to approval and adoption by Ruby Tuesday stockholders of the merger agreement, the Ruby Tuesday board may effect an Adverse Recommendation Change if:

•	Ruby Tuesday has received a Superior Proposal; or

•	In response to an Intervening Event (as defined below), the Ruby Tuesday board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties.

At least five business days before making an Adverse Recommendation Change or entering into (or causing a subsidiary to enter into) any Alternative Acquisition Agreement, or taking any other action with respect to a Superior Proposal (the “Proposal Period”), Ruby Tuesday is required to, and is required to cause its Representatives to, negotiate with Holding in good faith to make adjustments in the terms and conditions of the merger agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Holding, in its discretion, proposes to make such adjustments.

For purposes of the merger agreement, “Intervening Event” means a material fact, event, change or development in circumstances that (i) arises after the date of the merger agreement and was not known (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Ruby Tuesday board as of or prior to the date of the merger agreement and (ii) involves or relates to the financing of the merger and not to an Acquisition Proposal.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below and the terms and conditions of the merger agreement, Ruby Tuesday and Holding have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate, as soon as reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers, and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; (iii) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement; and (iv) providing such other assistance as Holding may deem reasonably necessary in connection with the anticipated transition of Ruby Tuesday and its subsidiaries.

From the signing of the merger agreement until the effective time, Holding has agreed not to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Holding and Merger Subsidiary to consummate the merger or the other transactions contemplated by the merger agreement, including the financing.

Litigation Related to the Merger

Ruby Tuesday has agreed that it will not initiate, settle, or offer or propose to settle any stockholder litigation or dispute against Ruby Tuesday or any of its officers or directors or any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement without the prior written consent of Holding (which consent shall not be unreasonably withheld or delayed).

Ruby Tuesday will give Holding prompt notice of any demands received by Ruby Tuesday for appraisal of shares, any waiver or withdrawal of such demands, and any other notice delivered to Ruby Tuesday prior to the effective time of the merger that relates to such demand, and Holding will have the right to participate in, and Ruby Tuesday is required to consult Holding in connection with, all negotiations and proceedings with respect to such demands.

Employee Matters

For 12 months following the closing of the merger, Holding will provide each Ruby Tuesday employee who continues to be employed by Holding with salary and incentive opportunities (including any value attributable to equity-based compensation) that are no less favorable than those that such employee received immediately prior to the closing of the merger. This includes (i) cash incentive opportunities that are no less than such employee’s 2016 cash incentive opportunity and (ii) equity-based compensation with a value based on the value of the actual equity award granted in 2016 by Ruby Tuesday. Additionally, for 12 months following the closing of the merger, employees who remain employed with Holding will remain entitled to receive severance benefits that are no less favorable than those provided to such employee (i) as disclosed in connection with the merger or (ii) established or amended after the closing of the merger in connection with the merger agreement. Holding will also provide each employee with employee benefits that are substantially comparable in the aggregate to those provided to such employee by Ruby Tuesday immediately prior to the closing of the merger, until the end of each applicable plan year of each applicable employee benefit plan. In addition, each employee who continues to be employed by Holding will be immediately eligible to participate, without any waiting time, in any and all Holding employee benefit plans to the extent coverage under any such plan replaces coverage under a comparable Ruby Tuesday plan.

With respect to Holding employee benefit plans (except benefit accrual under any defined benefit plan or retiree welfare benefit plan or vesting under any equity compensation plan), service with Ruby Tuesday (or a predecessor employer of Ruby Tuesday) by each employee who continues to be employed by Holding will generally be treated as service with Holding.

Annual cash bonuses for the fiscal year in which the closing of the merger occurs will be paid out based on the actual achievement of the applicable performance metrics over the applicable performance period having occurred as of such time, prorated for the number of days which have elapsed in the performance period. In any case, annual cash bonuses will be treated no less favorably than they would have been treated pursuant to the terms of the applicable bonus plan or the change in control severance plan.

For clarity, the merger agreement will not cause any employee to be treated less favorably than he or she would have been treated pursuant to the terms of the change in control severance plan.

Directors’ and Officers’ Indemnification and Insurance

For six years after the effective time of the merger, Holding has agreed to cause the surviving corporation to indemnify and hold harmless Indemnified Persons, in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the GBCC or any other applicable law or provided under Ruby Tuesday’s most recent articles of incorporation and bylaws.

For six years after the effective time of the merger, Holding has agreed to cause the surviving corporation to maintain in effect the provisions in its articles of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers and directors and advances of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

Prior to the effective time of the merger, Ruby Tuesday will or, if Ruby Tuesday is unable to, Holding will and will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Ruby Tuesday’s existing directors’ and officers’ insurance policies and Ruby Tuesday’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as Ruby Tuesday’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Ruby Tuesday’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Ruby Tuesday or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement).

If Ruby Tuesday or the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time, the surviving corporation agrees to continue to maintain in effect, for a period of at least six years from and after the effective time of the merger, the D&O Insurance in place as of the date of the merger agreement with Ruby Tuesday’s current insurance carrier or with an insurance carrier with the same or better credit rating as Ruby Tuesday’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Ruby Tuesday’s existing policies as of the date of the merger agreement, or the surviving corporation agrees to purchase from Ruby Tuesday’s current insurance carrier or from an insurance carrier with the same or better credit rating as Ruby Tuesday’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Ruby Tuesday’s existing policies as of the date of the merger agreement. In no event will Holding or the surviving corporation be required to expend for policies pursuant to the foregoing sentence an annual premium amount in excess of 200% of the amount Ruby Tuesday paid for such policies for the period beginning on March 9, 2017 and ending on March 9, 2018.

Takeover Provisions

If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover applicable law becomes or is deemed to be applicable to Ruby Tuesday, the merger, or any other transaction contemplated by the merger agreement, then Ruby Tuesday and the Ruby Tuesday board agree to grant such approvals and take such actions as are necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to render such applicable law inapplicable to the foregoing.

Financing of the Merger

Completion of the merger is not subject to a financing condition.

In the merger agreement, Holding represented that the Financing Commitments include sufficient available proceeds to consummate the merger without any requirements or closing conditions with respect to Ruby Tuesday’s real property not otherwise expressly provided as closing conditions in Article 9 of the merger agreement, unless the aggregate value (based on the values specified in the applicable Debt Financing Commitment) of the owned real property affected by Real Property Deficiencies (as defined in the merger agreement) exceeds ten percent (10%) of the total value of all owned real property specified in the Debt Financing Commitments.

Furthermore, if any portion of the financing under the Debt Financing Commitments becomes or could become unavailable in the manner or from the sources contemplated in the Debt Financing Commitments, Holding has agreed to immediately notify Ruby Tuesday, and Holding and Merger Subsidiary will use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms, taken as a whole, that are no more adverse to Holding and Ruby Tuesday (including after giving effect to the flex provisions) as promptly as practicable.

In the merger agreement, Ruby Tuesday has agreed to, and to cause its subsidiaries and their respective Representatives to, cooperate with the arrangement of the financing as may be reasonably requested by Holding; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Ruby Tuesday or any of its subsidiaries.

Ruby Tuesday and its subsidiaries are not required to pay any commitment or other similar fees or incur any other liability or obligation in connection with the Financing Commitments, and Holding will promptly reimburse Ruby Tuesday and its subsidiaries’ documented third-party expenses and costs incurred in connection with the foregoing other than: (i) those costs incurred by Ruby Tuesday for the information, surveys, commitments or reports already delivered into the data room or (ii) costs associated with correcting real property title defects, releasing liens or curing any real property deficiency, in each case to the extent such correction, release or cure is not effective prior to the effective time of the merger.

For more information on Holding’s financing arrangements for the merger, see the section entitled “The Merger (Proposal 1)—Financing of the Merger” beginning on page [    ] of this proxy statement.

Other Covenants

The merger agreement contains other covenants, including those relating to access to information, publicity, notices of certain events, employee matters and matters related to reporting requirements of Section 16(a) of the Exchange Act.

Conditions to Completion of the Merger

The obligations of Ruby Tuesday, Holding and Merger Subsidiary to consummate the merger are subject to the satisfaction (or written waiver) at or prior to the effective time of the merger of each of the following conditions:

•	Approval and adoption of the merger agreement by an affirmative vote of the majority of all the votes entitled to be cast by all shares of Ruby Tuesday common stock entitled to vote thereon in accordance with Georgia law; and

•	No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will have taken effect and will still be in effect.

The obligations of Holding and Merger Subsidiary to consummate the merger are also subject to the satisfaction at or prior to the effective time of the merger of each of the following conditions:

•	Ruby Tuesday’s representations and warranties relating to corporate existence and power, corporate authorization, capitalization of Ruby Tuesday common stock, finders’ fees, opinion of financial advisor and antitakeover statutes will be true and correct in all material respects at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time);

•	All other representations and warranties of Ruby Tuesday set forth in the merger agreement will be true and correct in all respects at and as of the effective time of the merger as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be true only as of such time), without giving effect to any materiality or material adverse effect qualifications, with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ruby Tuesday;

•	Ruby Tuesday will have performed in all material respects all of its obligations under the merger agreement; and

•	Ruby Tuesday will have delivered to an executive officer of Holding a certificate signed by an executive officer of Ruby Tuesday dated as of the closing date certifying that the above conditions have been satisfied.

The obligation of Ruby Tuesday to consummate the merger is also subject to the satisfaction at or prior to the effective time of the merger of each of the following conditions:

•	The representations and warranties of Holding contained in this merger agreement or in any certificate or other writing delivered by Holding pursuant to the merger agreement (disregarding all materiality and material adverse effect qualifications contained therein) will be true at and as of the effective time of the merger, as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Holding;

•	Each of Holding and Merger Subsidiary will have performed in all material respects all of its obligations under the merger agreement contemplated to be performed by it at or prior to the effective time of the merger; and

•	Holding will have delivered to Ruby Tuesday a certificate signed by an executive officer of Holding dated as of the closing date certifying that the above conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	At any time prior to the effective time of the merger, by mutual written consent of Ruby Tuesday and Holding;

•	At any time prior to the effective time of the merger, by either Ruby Tuesday or Holding if:

•	The merger has not been consummated on or prior to the End Date; provided, that this termination right will not be available to any party whose breach of any provision of the merger agreement resulted in the failure of the merger to be consummated by such time;

•	Any governmental authority has made illegal, permanently enjoined or otherwise permanently prohibited the consummation of the merger or the other transactions contemplated by the merger agreement; provided, that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the merger agreement has been the cause of, or resulted in such action by the governmental authority; or

•	At the meeting of Ruby Tuesday stockholders to approve and adopt the merger agreement (including any adjournment or postponement thereof), the approval and adoption of the merger agreement by the stockholders is not obtained;

•	At any time prior to the effective time of the merger, by Ruby Tuesday if:

•	At any time prior to the approval and adoption of the merger agreement by Ruby Tuesday stockholders, the Ruby Tuesday board authorizes Ruby Tuesday, subject to complying with the terms of the merger agreement, to enter into a definitive acquisition proposal concerning a superior proposal and, concurrently with such termination, Ruby Tuesday pays to Holding any fees required to be paid to Holding as described in the section entitled “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” beginning on page [ ] of this proxy statement; or

•	All of the closing conditions have been satisfied, Ruby Tuesday has given written notice to Holding and Merger Subsidiary that it is prepared to consummate the merger and Holding and Merger Subsidiary fail to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived; or

•	At any time prior to the effective time of the merger, by Holding if:

•	An Adverse Recommendation Change has occurred;

•	Ruby Tuesday has entered into any alternative acquisition proposal;

•	Prior to Ruby Tuesday having the right to terminate the merger agreement as a result of Holding and Merger Subsidiary failing to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived, Ruby Tuesday has accepted any acquisition proposal, whether on a binding or non-binding basis, directly or indirectly, on terms superior or inferior or the terms offered by Holding;

•	Ruby Tuesday has materially breached its obligations described in the sections entitled “The Merger Agreement—Board Obligation to Call a Stockholders’ Meeting” and “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals” beginning on pages [ ] and [ ] of this proxy statement, respectively; or

•	All of the closing conditions have been satisfied, Holding has given written notice to Ruby Tuesday that it is prepared to consummate the merger and Ruby Tuesday fails to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived.

Termination Fee Payable by Ruby Tuesday

Ruby Tuesday has agreed to pay Holding a termination fee of $7.5 million in cash upon termination of the merger agreement if:

•	Holding terminates the merger agreement because:

•	An Adverse Recommendation Change has occurred;

•	Ruby Tuesday has entered into any alternative acquisition proposal;

•	Prior to Ruby Tuesday having the right to terminate the merger agreement as a result of Holding and Merger Subsidiary failing to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived, Ruby Tuesday has accepted any acquisition proposal, whether on a binding or non-binding basis, directly or indirectly, on terms superior or inferior or the terms offered by Holding;

•	Ruby Tuesday has materially breached its obligations described in the sections entitled “The Merger Agreement—Board Obligation to Call a Stockholders’ Meeting” and “The Merger Agreement—Restrictions on Solicitation of Acquisition Proposals” beginning on pages [ ] and [ ] of this proxy statement, respectively; or

•	All of the closing conditions have been satisfied, Holding has given written notice to Ruby Tuesday that it is prepared to consummate the merger and Ruby Tuesday fails to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived;

•	Ruby Tuesday terminates the merger agreement as a result of the Ruby Tuesday board authorizing Ruby Tuesday, subject to complying with the terms of the merger agreement, to enter into a definitive acquisition proposal concerning a superior proposal; or

•	Either party terminates the merger agreement (i) owing to the failure of the merger to be consummated on or before the End Date and such failure did not result from a breach by Holding of the merger agreement or (ii) owing to the failure of Ruby Tuesday stockholders to approve and adopt the merger agreement, but in each case only if:

•	After the date of the merger agreement and prior to such termination, Ruby Tuesday receives an acquisition proposal, which is not withdrawn;

•	Within 12 months after such termination, Ruby Tuesday enters into a definitive agreement with respect to or consummates any such acquisition proposal for more than 50% of the assets, net revenue or voting securities of Ruby Tuesday (but excluding any offer or proposal relating to (i) the sale of Ruby Tuesday’s owned real property, (ii) the assignment, termination or renegotiation of Ruby Tuesday’s leased real property or (iii) any other transactions in connection with the foregoing, in each case that does not result in a change of control of Ruby Tuesday); and

•	Ruby Tuesday is not entitled to receive the termination fee payable by Holding.

Termination Fee Payable by Holding

Holding has agreed to pay Ruby Tuesday a termination fee of $7.5 million in cash upon termination of the merger agreement if Ruby Tuesday terminates the merger agreement because all of the closing conditions have been satisfied, Ruby Tuesday has given written notice to Holding and Merger Subsidiary that it is prepared to consummate the merger and Holding and Merger Subsidiary fail to consummate the merger within five business days after the date that all of the closing conditions have been satisfied or waived.

The Fund entered into the Limited Guarantee with Ruby Tuesday to guarantee Holding’s obligation to pay its termination fee to Ruby Tuesday and certain other specified payments to Ruby Tuesday, subject to the terms and conditions set forth in the Limited Guarantee. The foregoing summary of the Limited Guarantee is qualified in its entirety by reference to the complete text of the Limited Guarantee, a copy of which have been filed on Ruby Tuesday’s Current Report on Form 8-K dated October  16, 2017, and which is incorporated by reference into this proxy statement.

Remedies; Maximum Liability

The merger agreement provides that in no event will either Ruby Tuesday or Holding be required to pay its termination fee more than once.

The merger agreement also provides that, upon any termination of the merger agreement under circumstances where the termination fee is payable by either party and is paid in full, the other party is precluded from any other remedy against such party, and neither the other party nor any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees will have any further liability or obligation arising out of the merger agreement or the transactions contemplated thereby.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction to prevent breaches of the merger agreement and to specifically enforce the performance of the terms and provisions of the merger agreement.

Fees and Expenses

Except as set forth in the sections “The Merger (Proposal 1)—Financing of the Merger,” “The Merger Agreement—Termination Fee Payable by Ruby Tuesday” and “The Merger Agreement—Termination Fee Payable by Holding” beginning on pages [    ], [    ] and [    ], respectively, of this proxy statement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Amendments and Waivers

At any time prior to the effective time of the merger, the parties may amend or waive any provision of the merger agreement. Any such amendment must be in writing and signed by each party to the merger agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After the Ruby Tuesday stockholders have approved and adopted the merger agreement, there will be no amendment or waiver that would require the further approval of the Ruby Tuesday stockholders under GBCC without such approval having first been obtained.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the merger agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except that the merger and the internal corporate matters of Ruby Tuesday will be governed by and construed in accordance with the GBCC, to the extent applicable.

The parties to the merger agreement have agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the merger agreement or the transactions contemplated by the merger agreement (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and appellate courts thereof), and each of the parties to the merger agreement irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the merger agreement or the transactions contemplated by the merger agreement.

MARKET PRICES OF RUBY TUESDAY COMMON STOCK

Ruby Tuesday common stock is listed on the NYSE under the symbol “RT.” The following table sets forth on a per share basis the low and high intra-day prices of Ruby Tuesday common stock as reported in published

financial sources. At the close of business on [                    ], there were [        ] holders of record of Ruby Tuesday common stock. A number of Ruby Tuesday stockholders have their shares in street name; therefore, Ruby Tuesday believes that there are substantially more beneficial owners of Ruby Tuesday common stock.

	High	Low	Dividends
Fiscal Year 2018
First Quarter (through September 5, 2017)	$2.41	$1.80	$—
Fiscal Year 2017
Fourth Quarter	$2.88	$1.73	$—
Third Quarter	$3.68	$1.69	—
Second Quarter	$3.25	$2.08	—
First Quarter	$4.22	$2.94	—
Fiscal Year 2016
Fourth Quarter	$5.63	$3.80	$—
Third Quarter	$5.74	$4.52	—
Second Quarter	$6.92	$5.10	—
First Quarter	$7.54	$6.10	—
Fiscal Year 2015
Fourth Quarter	$7.65	$5.92	$—
Third Quarter	$8.39	$5.73	—
Second Quarter	$8.57	$5.72	—
First Quarter	$8.13	$5.43	—

The closing price of Ruby Tuesday common stock on the NYSE on [                    ], the most recent practicable date prior to the date of this proxy statement, was $[        ] per share. As of [                ], Ruby Tuesday had [                ] shares of Ruby Tuesday common stock issued and outstanding, and Ruby Tuesday had approximately [                ] holders of record. You are encouraged to obtain current market prices of Ruby Tuesday common stock in connection with voting your shares of Ruby Tuesday common stock.

Dividend Policy

Ruby Tuesday does not have any plans to pay cash dividends on its common stock. Until the effective time of the merger, the merger agreement does not permit Ruby Tuesday to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), except for dividends by any of its wholly-owned subsidiaries, without the prior written consent of Holding.

DISSENTERS’ RIGHTS OF STOCKHOLDERS

Under the GBCC, record holders of Ruby Tuesday common stock will be entitled to dissent from the merger and obtain payment in cash equal to the fair value of their shares of Ruby Tuesday common stock. Set forth below is a summary of the procedures that must be followed by the holders of Ruby Tuesday common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of Article 13 of the GBCC, a copy of which is attached to this proxy statement as Annex C. Stockholders who desire to exercise dissenters’ rights should review carefully Article 13 of the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Any record holder of Ruby Tuesday common stock who does not vote in favor of the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment of the “fair value” for all (but not less than all) of his or her shares of Ruby Tuesday common stock if the merger is consummated. If you hold your shares of Ruby Tuesday common stock through a broker, bank or other nominee, you must contact your broker, bank or other nominee if you wish to exercise dissenters’ rights.

A stockholder of Ruby Tuesday who does not vote in favor of the merger and desires to receive payment of the “fair value” of his or her Ruby Tuesday common stock: (i) must deliver to Ruby Tuesday, prior to the time the stockholder vote on the merger is taken, a written notice of such stockholder’s intent to demand payment for those shares registered in the dissenting stockholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the merger agreement.

A failure to vote against the merger will not constitute a waiver of dissenters’ rights. A vote against the approval and adoption of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting stockholders must separately comply with the above conditions.

Any notice required to be given should be sent to Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804, Attention: Corporate Secretary.

If the merger agreement is approved, Ruby Tuesday will mail, no later than ten days after the effective time of the merger, to each stockholder who has timely submitted a written notice of intent to dissent, written notice addressed to the stockholder at such address as the stockholder has furnished Ruby Tuesday in writing or, if none, at the stockholder’s address as it appears on the records of Ruby Tuesday. The dissenters’ notice will: (i) state where the dissenting stockholder must send a payment demand, and where and when the certificates for the dissenting stockholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which Ruby Tuesday must receive the stockholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC. Within ten days after the later of the effective time of the merger, or the date on which Ruby Tuesday receives a payment demand, Ruby Tuesday will send a written offer to each stockholder who complied with the provisions set forth in the dissenters’ notice to pay each such stockholder an amount that Ruby Tuesday estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (a) Ruby Tuesday’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholder’s equity for that year, and the latest available interim statements, if any; (b) a statement of Ruby Tuesday’s estimate of the fair value of the shares; (c) an explanation of how any interest was calculated; (d) a statement of the dissenting stockholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (e) a copy of Article 13 of the GBCC.

A dissenting stockholder choosing to accept Ruby Tuesday’s offer of payment must do so by written notice to Ruby Tuesday within 30 days after receipt of Ruby Tuesday’s offer of payment. A dissenting stockholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. Ruby Tuesday must make payment to each stockholder who accepts the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting stockholder will cease to have any interest in his or her shares of Ruby Tuesday common stock.

If a dissenting stockholder does not accept, within 30 days after Ruby Tuesday’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of Ruby Tuesday shares and interest due thereon, then Ruby Tuesday, within 60 days after receiving the payment demand of a different amount from a dissenting stockholder, must commence a proceeding in the superior court of the county where its registered office is located to determine the fair value of his or her shares of Ruby Tuesday common stock and accrued interest. If Ruby Tuesday does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting stockholder.

In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against Ruby Tuesday, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against Ruby Tuesday and in favor of any or all dissenters if the court finds Ruby Tuesday did not substantially comply with the dissenters’ rights provisions of the GBCC; or (ii) against Ruby Tuesday or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the dissenters’ rights provisions of the GBCC. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Ruby Tuesday, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Stockholders should be aware that cash paid to dissenting stockholders in satisfaction of the fair value of their shares of Ruby Tuesday common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

Failure by a record holder of Ruby Tuesday common stock to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold Ruby Tuesday common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

ARRANGEMENTS (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Ruby Tuesday is required to submit a proposal to Ruby Tuesday stockholders for a non-binding, advisory vote to approve the payment by Ruby Tuesday of certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes,” and which we refer to as the named executive officer merger-related compensation proposal, gives Ruby Tuesday stockholders the opportunity to vote, on a non-binding, advisory basis, on the named executive officer merger-related compensation. This compensation is summarized in the table under “The Merger (Proposal 1)—Interests of Ruby Tuesday’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [    ] of this proxy statement, including the footnotes to the table.

The Ruby Tuesday board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Ruby Tuesday board unanimously recommends that the stockholders of Ruby Tuesday approve the following resolution:

“RESOLVED, that the stockholders of Ruby Tuesday hereby approve, on a non-binding, advisory basis, the agreements or understandings with and compensation to be paid or become payable by Ruby Tuesday to its named executive officers that are based on or otherwise relate to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table, the footnotes to that table and the accompanying narrative disclosure.”

The vote on the proposal to approve, on a non-binding, advisory basis, the named executive officer merger-related compensation is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Ruby Tuesday or Holding. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Ruby Tuesday stockholders.

The above resolution approving the named executive officer merger-related compensation on an advisory basis will require that the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (provided a quorum is present in person or represented by proxy).

The Ruby Tuesday board unanimously recommends a vote “FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Ruby Tuesday stockholders are being asked to approve a proposal to, as permitted under the terms of the merger agreement, adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this proposal to adjourn the special meeting is approved, the special meeting could be adjourned by Ruby Tuesday as permitted under the terms of the merger agreement to any date. In addition, Ruby Tuesday, as permitted under the terms of the merger agreement, could postpone the special meeting before it commences, if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of such proposal. Ruby Tuesday does not intend to call a vote on this proposal if the merger proposal has been approved at a special meeting.

The special meeting may be adjourned to another place, date or time, if the number of votes cast in favor of the proposal exceed the number of votes opposing the proposal measured by the stock power present in person or represented by proxy at the special meeting (whether or not a quorum is present). The chairman of the meeting or the Ruby Tuesday board may also adjourn the special meeting to another date, place or time.

The Ruby Tuesday board unanimously recommends a vote “FOR” the proposal to adjourn the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of [    ], with respect to the beneficial ownership of Ruby Tuesday common stock by:

•	Each person or group of affiliated persons Ruby Tuesday believes beneficially holds more than 5% of the outstanding shares of Ruby Tuesday common stock based solely on Ruby Tuesday’s review of SEC filings;

•	Each named executive officer of Ruby Tuesday;

•	Each director of Ruby Tuesday; and

•	All directors and executive officers as a group.

The following table sets forth certain information as of [    ] (except as otherwise noted) regarding the amount of Ruby Tuesday common stock beneficially owned by all persons known to Ruby Tuesday to beneficially own more than 5% of the outstanding Ruby Tuesday common stock, each director of Ruby Tuesday, each named executive officer, and all directors and executive officers of Ruby Tuesday as a group. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding
5% Stockholders
BlackRock, Inc.	7,221,457	(1)	12.0%
55 East 52 Street
New York, New York 10055
Donald Smith & Co., Inc.	6,141,132	(2)	10.14%
152 West 57th Street
New York, NY 10019
Dimensional Fund Advisors LP	5,056,493	(3)	8.4%
Building One, 6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	2,930,691	(4)	4.86%
100 Vanguard Blvd.
Malvern, PA 19355
Directors and Named Executive Officers
Mark W. Addicks(5)	66,195		*
F. Lane Cardwell, Jr.	146,256		*
Kevin T. Clayton(6)	238,681		*
Donald E. Hess(7)	246,495		*
James F. Hyatt, II(8)	321,471		*
Bernard Lanigan, Jr.(9)	309,592		*
Jeffrey J. O’Neill(10)	93,891		*
Stephen I. Sadove(11)	255,178		*
L. Sue Briley(12)	60,006		*
Michael K. Ellis(13)	34,973		*
Rhonda J. Parish(14)	65,214		*
Dave W. Skena(15)	56,464		*
All directors and executive officers as a group (13 persons)(16)	1,939,389		3.2%
Former Directors and Named Executive Officers
James J. Buettgen(17)	897,821		1.5%
Brett A. Patterson(18)	64,405		*

*	Less than 1%.
(1)	As reported on Amendment No. 8 to Schedule 13G/A filed with the SEC on January 17, 2017. According to the Schedule 13G/A, the reporting person has sole voting power with respect to 7,040,290 shares and sole dispositive power with respect to 7,221,457 shares.
(2)	As reported on Schedule 13G filed with the SEC on February 9, 2017. According to the Schedule 13G, the reporting person has sole voting power with respect to 5,462,332 shares and sole dispositive power with respect to 6,141,132 shares.
(3)	As reported on Amendment No. 4 to Schedule 13G/A filed with the SEC on February 9, 2017. According to the Schedule 13G/A, the reporting person has sole voting power with respect to 4,857,471 shares and sole dispositive power with respect to 5,056,493 shares.
(4)	As reported on Amendment No. 3 to Schedule 13G/A filed with the SEC on February 10, 2017. According to the Schedule 13G/A, the reporting person has sole voting power with respect to 72,446 shares, shared voting power with respect to 1,800 shares, sole dispositive power with respect to 2,859,045 shares and shared dispositive power with respect to 71,646 shares.
(5)	The total amount for Mr. Addicks includes 36,437 unvested restricted shares.
(6)	The total amount for Mr. Clayton includes 36,437 unvested restricted shares.
(7)	The total amount for Mr. Hess includes 36,437 unvested restricted shares and 105,300 shares held between three limited liability companies in which Mr. Hess has shared voting and investment power.
(8)	The total amount of 321,471 for Mr. Hyatt is all comprised of unvested restricted shares.
(9)	The total amount includes 134,000 shares held by a partnership with shared control and in which Mr. Lanigan has shared voting and investment power; 12,830 shares held in a family limited partnership; and 36,437 unvested restricted shares.
(10)	The total amount for Mr. O’Neill includes 36,437 unvested restricted shares.
(11)	The total amount for Mr. Sadove includes 36,437 unvested restricted shares.
(12)	The total amount for Ms. Briley includes 13,192 unvested restricted shares and RSUs and options exercisable within 60 days after September 25, 2017 to purchase 24,719 shares.
(13)	The total amount for Mr. Ellis includes 11,998 unvested RSUs and options exercisable within 60 days after September 25, 2017 to purchase 16,976 shares.
(14)	The total amount for Ms. Parish includes 18,825 unvested restricted shares and RSUs, 29,413 shares held by Ms. Parish and her spouse as tenants in common, and options exercisable within 60 days after September 25, 2017 to purchase 16,976 shares.
(15)	The total amount for Mr. Skena includes 18,825 unvested restricted shares and RSUs, 11,250 shares held by Mr. Skena and his spouse as tenants in common, and options exercisable within 60 days after September 25, 2017 to purchase 16,976 shares.
(16)	The total amount includes 614,931 unvested restricted shares and RSUs and options exercisable within 60 days after September 25, 2017 to purchase 92,623 shares.
(17)	The total amount sets forth shares beneficially held by Mr. Buettgen as of September 13, 2016, based on the best information that Ruby Tuesday had upon his departure. The amount includes 286,232 restricted shares and RSUs that vested upon Mr. Buettgen’s termination. All of Mr. Buettgen’s remaining stock options had expired by September 25, 2017.
(18)	The total amount for Mr. Patterson is based on the best information that Ruby Tuesday has as of September 25, 2017. All of Mr. Patterson’s remaining stock options had expired by September 25, 2017.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Ruby Tuesday common stock. This discussion applies only to holders that hold their Ruby Tuesday common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	Dealers or traders subject to a mark-to-market method of tax accounting with respect to Ruby Tuesday common stock;

•	Persons holding Ruby Tuesday common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	Partnerships or other entities classified as partnerships or pass through entities for U.S. federal income tax purposes;

•	Persons who acquired Ruby Tuesday common stock through the exercise of employee stock options or otherwise as compensation;

•	Certain financial institutions and insurance companies;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Certain former citizens or residents of the United States;

•	Holders of Ruby Tuesday common stock who exercise dissenters’ rights;

•	Tax-exempt entities, including an “individual retirement account” or “Roth IRA;” or

•	Persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Ruby Tuesday common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Ruby Tuesday common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Ruby Tuesday common stock that is:

•	A citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

The exchange of Ruby Tuesday common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Ruby Tuesday common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Ruby Tuesday common stock (i.e., shares of Ruby Tuesday common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Ruby Tuesday common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Ruby Tuesday common stock that is not a U.S. holder or a partnership. Payments made to a non-U.S. holder in exchange for shares of Ruby Tuesday common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States);

•	The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Ruby Tuesday common stock for cash pursuant to the merger and certain other conditions are met; or

•	The non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Ruby Tuesday common stock at any time during the five-year period preceding the merger, and Ruby Tuesday is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Ruby Tuesday common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Ruby Tuesday believes that it is likely that it is, or may have been in the past five years, a “United States real property holding corporation” for U.S. federal income tax purposes. Even if Ruby Tuesday is or has been treated as a United States real property holding corporation, a non-U.S. holder would be subject to U.S. federal income tax on payments made to the non-U.S. holder in exchange for shares of Ruby Tuesday common stock pursuant to the merger only if the non-U.S. holder actually or constructively owned, during the shorter of its holding period for its Ruby Tuesday common stock or the five-year period preceding the merger, more than 5% of Ruby Tuesday common stock. If Ruby Tuesday is or has been treated as a United States real property holding corporation, a non-U.S. holder who owns more than 5% of Ruby Tuesday common stock either actually or constructively during the shorter of its holding period for its Ruby Tuesday common stock or the five-year period preceding the merger will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate).

Information Reporting and Backup Withholding

Payments made in exchange for shares of Ruby Tuesday common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

FUTURE RUBY TUESDAY STOCKHOLDER PROPOSALS

As of the date of this proxy statement, the 2017 annual meeting of stockholders, previously scheduled for January 22, 2018, has been indefinitely postponed due to the pendency of the special meeting. If the merger is completed, Ruby Tuesday will not hold the 2017 annual meeting of stockholders and there will be no public participation in any future meetings of Ruby Tuesday’s stockholders because, following the merger, the Ruby Tuesday common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and Ruby Tuesday will no longer be a publicly-held company. However, if the merger is not completed or if Ruby Tuesday is otherwise required to do so under applicable law, Ruby Tuesday will take such further action as it deems necessary or appropriate to call and convene the 2017 annual meeting of stockholders, and the deadlines and requirements described below will apply to the submission of stockholder proposals and director nominations to be considered at such meeting.

Ruby Tuesday’s articles of incorporation and bylaws require stockholders to give Ruby Tuesday advance notice of any stockholder proposal or director nomination for submission to stockholder vote at any meeting of stockholders. The articles of incorporation and bylaws set forth the information that must be included in a valid notice on these matters. Notice of a stockholder proposal or director nomination to be considered at the 2017 annual meeting of stockholders must be received at our principal executive office no later than 90 days in advance of the meeting. In addition, any stockholder proposal submitted for inclusion in Ruby Tuesday’s proxy statement for the 2017 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act must be received at our principal executive office a reasonable time before Ruby Tuesday begins to print and mail the proxy statement for the 2017 annual meeting of stockholders.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Ruby Tuesday and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Ruby Tuesday if you are a stockholder of record. You can notify us by sending a written request to Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804, Attn: Corporate Secretary, or calling (865) 379-5700. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying Ruby Tuesday at the telephone and address set forth in the prior sentence. In addition, Ruby Tuesday will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

WHERE YOU CAN FIND MORE INFORMATION

Ruby Tuesday is subject to the reporting requirements of the Exchange Act. Accordingly, Ruby Tuesday files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Ruby Tuesday’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. Ruby Tuesday also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Ruby Tuesday’s internet website address is www.rubytuesday.com. The information located on, or hyperlinked or otherwise connected to, Ruby Tuesday’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Ruby Tuesday to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Ruby Tuesday’s Annual Report on Form 10-K for the fiscal year ended June 6, 2017, filed August 21, 2017;

•	Ruby Tuesday’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 5, 2017, filed October 16, 2017; and

•	Ruby Tuesday’s Current Reports on Form 8-K filed October 16, 2017 and October 31, 2017.

We also incorporate by reference into this proxy statement additional documents that Ruby Tuesday may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Corporate Secretary at Ruby Tuesday, Inc., 333 East Broadway Avenue, Maryville, Tennessee 37804, Tel. (865) 379-5700.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

YOUR VOTE IS EXTREMELY IMPORTANT. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card by mail or submit your proxy over the internet as promptly as possible. If you attend the special meeting and wish to vote your shares personally, you may do so.

By Order of the Board of Directors of Ruby Tuesday, Inc.,

Stephen I. Sadove Non-Executive Chairman

Maryville, Tennessee

[                    ], 2017

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

October 16, 2017

among

RUBY TUESDAY, INC.,

RTI HOLDING COMPANY, LLC,

and

RTI MERGER SUB, LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 16, 2017 among Ruby Tuesday, Inc., a Georgia corporation (the “Company”), RTI Holding Company, LLC, a Delaware limited liability company (“Parent”), and RTI Merger Sub, LLC, a Georgia limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has approved and deemed it advisable that the shareholders of the Company approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the sole manager and member of Parent has adopted and approved this Agreement, and has caused Merger Subsidiary to adopt and approve this Agreement, and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, offer or proposal or other indication of interest in making a proposal or offer, relating to (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries, or to which 15% or more of the Company’s net revenue or income on a consolidated basis are attributable, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or to which 15% or more of the Company’s net revenue or income on a consolidated basis are attributable, or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means May 31, 2016.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means an employee of the Company or any of its Subsidiaries. For the avoidance of doubt, no employee of a Franchisee shall be considered a Company Employee.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2016.

“Confidentiality Agreement” means the confidentiality agreement dated January 25, 2017, as amended, between the Company and NRD Ventures, LLC.

“Environmental Laws” means any and all federal, state or local law, decision, statute, rule, regulation or ordinance (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, worker health and safety (solely as it relates to exposure to, use or release of Hazardous Materials), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; and/or (c) that otherwise have as their principal purpose the protection of the environment or worker health and safety (solely as it relates to exposure to, use or release of Hazardous Materials).

“Employee Plan” means each written (i) “employee benefit plan” as defined in Section 3(3) of ERISA or (ii) other compensation, bonus, incentive pay, deferred compensation, equity-based, severance, retention, change-in-control, profit-sharing, vacation, paid-time off, fringe benefit, health, welfare, death or disability benefit plan, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any Company Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“GBCC” means the Georgia Business Corporation Code.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Material” means: all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances which are regulated, governed, restricted or prohibited by any Applicable Laws relating to the environment, including, without limitation, petroleum of any kind and in any form including but not limited to fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene, or asbestos insulation and/or urea formaldehyde insulation, including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any equivalent statutes, ordinances or regulations under the laws of the state in which any Real Property is located, all as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means trademarks, service marks, trade names, mask works, inventions, patents, trade secrets, domain names, copyrights, know-how (including any registrations or applications for registration of any of the foregoing) and other intellectual property of any kind (whether registered or unregistered).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, or the ability of such Person to consummate the transactions contemplated hereby on a timely basis taken as a whole, excluding any effect resulting from (A) changes in GAAP or changes in the accounting requirements applicable to any industry in which such Person or its Subsidiaries operate, (B) changes in the financial or securities markets generally or general economic or political conditions in the United States, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person or its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (D) acts of war, sabotage or terrorism involving the United States of America, (E) the announcement or consummation of the transactions contemplated by this Agreement, (F) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (G) any action taken (or omitted to be taken) at the request of the other parties to this Agreement, (H) any action taken by such Person or any of its Subsidiaries that is required, expressly contemplated or permitted pursuant to this Agreement, (I) changes in the market price or trading volume of the shares of Company Stock (it being understood that this clause (I) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect) or (J) any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any other natural disaster, weather-related event or calamity; provided, that any event, occurrence, fact, condition, or change referred to in clauses (A), (B), (D) or (J) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such event, change, or effect has a disproportionate effect on such Person, compared to other participants in the industries in which such Person conducts its businesses.

“No Shop Agreement” means the No Shop Agreement between NRD Ventures, LLC and the Company dated August 14, 2017.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, provided the Company has established sufficient reserves for payment thereof, (iv) Liens incurred in the ordinary course of business and consistent with past practices since the Company Balance Sheet Date, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the value or the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (viii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and operation of the applicable Real Property in the business of the Company and its Subsidiaries as currently conducted, and (ix) Liens disclosed on Section 1.01(ix) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03	(f)
Adverse Recommendation Change	6.03	(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.03	(a)
Certificates	2.03
Closing	2.01
Company Board Recommendation	4.02
Company Cash Award	2.04
Company Equity Awards	4.04	(c)
Company Intellectual Property	4.15	(a)

Term	Section
Company PSU	2.04
Company Restricted Stock	2.04
Company RSU	2.04
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	6.02
Company Stock Option	2.04
Company Subsidiary Securities	4.06
D&O Insurance	7.04
Debt Commitment Letters	5.07
Debt Financing	5.07
Effective Time	2.01
e-mail	11.01
End Date	10.01
Equity Commitment Letters	5.07
Equity Financing	5.07
Exchange Agent	2.03
Filed SEC Documents	4.01
Financing	5.07
Financing Agreements	8.02
Financing Commitment Letters	5.07
Franchise	4.23
Franchisees	4.23	(b)
Franchise Contract	4.23	(b)
Franchise Laws	4.23
Franchise System	4.23	(b)
Guarantee	5.09
Guarantor	5.09
Indemnified Person	7.04
Internal Controls	4.07	(e)
Intervening Event	6.03	(f)
Leased Real Property	4.14	(b)
Material Contract	4.19
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Owned Real Property	4.14	(b)
Parent	Preamble
Parent Termination Fee	11.05	(c)
Projected Transaction Costs	6.04
Proposal Period	6.02	(c)(iii)
Proxy Statement	4.09
Qualified Pension Plan	4.17
Real Property	4.14	(b)
Real Property Deficiency	5.07	(c)
Real Property Financing Sources	5.07	(c)
Real Property Leases	4.14	(b)
Representatives	6.03	(a)
Solvent	5.08
Superior Proposal	6.03	(f)

Term	Section
Surviving Corporation	2.01
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Termination Fee	11.05
Uncertificated Shares	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the GBCC, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects specified in the GBCC.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Georgia and make all other filings or recordings required by the GBCC in connection with the Merger. The Merger shall become effective when (the “Effective Time”) the certificate of merger is duly filed with the Secretary of State of the State of Georgia (or at such delayed effective date as may be specified in the certificate of merger).

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.40 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or the Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each membership interest in Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into and become one validly issued, fully paid and nonassessable share of common stock, of the Surviving Corporation. At the Effective Time, new stock certificates of the Surviving Corporation shall be issued and will be deemed for all purposes to represent all issued and outstanding shares of common stock of the Surviving Corporation into which membership interests in Merger Subsidiary were converted in accordance with the immediately preceding sentence.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares in accordance with this Section 2.03 (other than shares to be cancelled and retired in accordance with Section 2.02(b) or any shares subject to proper exercise of dissenter’s rights (if applicable), which will be treated as specified in Section 2.04). Promptly after the Effective Time (but not later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, and such other documents as may be reasonably requested by the Exchange Agent or the Surviving Corporation, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. No interest will be paid or accrued on any Merger Consideration payable upon due surrender of Certificates or Uncertificated Shares.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f) The Exchange Agent shall invest all cash held by it as Merger Consideration as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.03(e).

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and has demanded and properly exercised appraisal rights for such shares in accordance with the GBCC shall not be converted into the right to receive the Merger Consideration, but instead shall only be entitled to such rights as are granted by the GBCC, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02, without interest thereon, upon surrender or transfer, as the case may be, in accordance with Section 2.03. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, any waiver or withdrawal of such demands, and any other notice delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in, and the Company shall consult Parent in connection with, all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Treatment of Equity and Performance-Based Cash Awards.

(a) Stock Options. At or immediately prior to the Effective Time, to the extent required or permitted by the applicable Employee Plan, each outstanding option to purchase shares of Company Stock under any Employee Plan (a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each Company Stock Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such Company Stock Option, by (ii) the number of shares of Company

Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. In the event that the per share exercise price of any Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and shall have no further force or effect. The consideration paid to holders of Company Stock Options under this Section, shall constitute the Merger Consideration for each share of Company Stock that was subject to a Company Stock Option, and the holder of such Company Stock Options shall receive no other payment or consideration for such Company Stock Options, and such Company Stock Options shall be cancelled immediately upon payment of such consideration.

(b) Restricted Stock Units, Including Phantom Stock Units. At or immediately prior to the Effective Time, to the extent required or permitted by the applicable Employee Plan, each outstanding service-based restricted stock unit of the Company (each, a “Company RSU”) under any Employee Plan, whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company RSU an amount in cash equal to the Merger Consideration per share of Company Stock.

(c) Performance-Based Stock Units. At or immediately prior to the Effective Time, to the extent required or permitted by the applicable Employee Plan, each outstanding performance-based restricted stock unit of the Company (each, a “Company PSU”) under any Employee Plan, whether or not vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each Company PSU an amount in cash determined by multiplying (i) the Merger Consideration per share of Company Stock by (ii) the number of Company PSUs such holder would have been entitled to if such Company PSU award had vested at its “target” level.

(d) Restricted Stock. At or immediately prior to the Effective Time, to the extent required or permitted by the applicable Employee Plan, each outstanding restricted share of Company Stock under any Employee Plan (“Company Restricted Stock”), whether or not vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such restricted share an amount in cash equal to the Merger Consideration per share of Company Stock, consistent with Section 2.02(a). To the extent required to effect the terms of this Section 2.05(d) through the Company’s payroll, the terms of Section 2.03 will not apply.

(e) Performance-Based Cash Awards. At or immediately prior to the Effective Time, each outstanding performance-based cash award of the Company under any Employee Plan (each, a “Company Cash Award”), whether or not vested, shall vest and pay out at its “target” level, prorated for the number of days that have elapsed since the beginning of the year in which the Effective Time occurs (up to and including the date on which the Effective Time occurs).

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise, vesting or settlement of Company Stock Options, Company RSUs, Company PSUs or Company Restricted Stock outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. For the avoidance of doubt, to the extent any adjustments may be required pursuant to this Section 2.06 with respect to Company Stock Options, Company RSUs, Company PSUs or Company Restricted Stock, such adjustments will be made in a manner consistent with the relevant adjustment provisions of the applicable Employee Plans.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, the Exchange Agent, the Surviving Corporation or Parent, as the case may be, shall remit any such amounts to the applicable Taxing Authority, and, to the extent so withheld and remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. Subject to Section 7.04(b), the articles of incorporation of the Company shall, by virtue of the Merger, be amended in form and substance satisfactory to Parent. Such articles of incorporation, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as permitted by application provisions of the GBCC and such articles of incorporation.

Section 3.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be amended in form and substance satisfactory to Parent. Such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law and the terms thereof.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the managers of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.06, except as disclosed in any Company SEC Document filed from January 1, 2015 through the date of this Agreement, or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval of this Agreement by its shareholders (such recommendation, the “Company Board Recommendation”). The Company Board Recommendation has not subsequently been rescinded or materially modified.

(c) The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), bylaws, or like organizational documents, each as amended to date, of the Company and each of its material Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its such organizational documents, or has amended, modified or waived any provision of such organizational documents since the time delivered to Parent, in each case, with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing or registration with, or notice to, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) compliance with any applicable securities or “blue sky” laws, or the rules and regulations of the New York Stock Exchange (the “NYSE”), and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default) or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 250,000 shares of preferred stock, $0.01 par value per share. As of July 24, 2017, there were no outstanding shares of preferred stock of the Company and 60,431,099 outstanding shares of Company Stock (not including Company Restricted Stock) and Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock outstanding with respect to an aggregate of 2,707,598 shares of Company Stock (in the case of Company PSUs, at “target” level). All outstanding shares of capital stock of the

Company have been, and all shares that may be issued pursuant to any Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid, and not subject to any pre-emptive rights or registration rights.

(b) Except as set forth in Section 4.05(a) and for changes since July 24, 2017 resulting from the exercise of Company Stock Options or the settlement of Company RSUs and Company PSUs, in each case outstanding on such date or granted to the extent not prohibited by this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting security of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company is not a party to any voting agreement with respect to any Company Securities. All outstanding Company Securities have been issued or granted, as applicable, in compliance in all material respects with all Applicable Laws.

(c) Section 4.05(c) of the Company Disclosure Schedules sets forth as of July 24, 2017 a list of each outstanding Company Stock Option, Company PSU, Company RSU, Company Restricted Stock, or other Company Securities issued under any Employee Plan (“Company Equity Awards”), and: (A) the number of shares of Company Stock subject to such outstanding Company Equity Awards; and (B) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Awards.

(d) Except as set forth in this Section 4.05(d), none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries or other material investments or material joint ventures of the Company are identified on Section 4.06(a) of the Company Disclosure Schedules.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. As of the date of this Agreement, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. No Subsidiary is a party to any voting agreement with respect to any Company Subsidiary Securities. All outstanding

Company Subsidiary Securities have been issued or granted, as applicable, in compliance in all material respects with all Applicable Laws.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 and 15d-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”) that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, and (iii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of Internal Controls which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form and substance in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto is first mailed or otherwise made available to the shareholders of the Company and at the time of the Company Shareholder Approval, the Proxy Statement, together with any letter or communication with the stockholders and all information included or incorporated by reference in such materials, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Material Liabilities. Except as disclosed on Schedule 4.11, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities disclosed in, related to or arising under any Material Contracts or any Employee Plans; and (v) liabilities or obligations that would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or would prevent or materially impair or delay the consummation of the Merger.

Section 4.13. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or assets, or any of the current or former officers, managers, or directors of the Company or any of its Subsidiaries in their capacities as such, other than any such action, suit, investigation or proceeding that: (i) seeks only monetary relief in an amount less than $300,000; provided that such action, suit, investigation or proceeding may seek nonmonetary relief that is not material to the Company and its Subsidiaries, taken as a whole, (ii) does not involve any inquiry, investigation, order, ruling or judgment of the SEC, or any material inquiry, investigation, order, ruling or judgment of any other Governmental Authority (other than a court), and (iii) does not relate to any accounting practices of the Company or any of its Subsidiaries, or any fraud or malfeasance by any current or former officer or director of the Company in their capacities as such.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b) As of the date hereof, Section 4.14(b) of the Company Disclosure Schedules sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent copies of all material (i) title insurance policies, title reports, title opinions, abstracts, Phase I environmental assessments prepared for the Company within the last six months and surveys for the Real Property in the possession of the Company or any of its Subsidiaries, and (ii) leases, subleases or licenses, and all amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c) Except for Permitted Liens, neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of any Owned Real Property, (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iii) has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Real Property Lease or any interest therein, or (iv) has subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Property or any portion thereof.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Real Property Lease is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease, and (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such Real Property Lease.

(e) Except as set forth on Section 4.14(e) of the Company Disclosure Schedules, as of the date hereof, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(f) Except for any Permitted Liens and as set forth in Section 4.14(f) of the Company Disclosure Schedules, to the Company’s knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use, and (ii) all structures and other buildings on the Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects.

Section 4.15. Intellectual Property. (a) Section 4.15 of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all registrations or applications for registration of Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens, (ii) the Company and each of its Subsidiaries have taken reasonable steps to maintain the Company Intellectual Property material to its business and to protect and preserve the confidentiality of all trade secrets material to its business, (iii) to the knowledge of the Company, (A) the Company and each of its Subsidiaries owns or has a right to use all Intellectual Property necessary for the conduct of its business as currently conducted, (B) there is no suit, order or proceeding pending or threatened, against the Company or any of its Subsidiaries challenging the validity, enforceability, use or ownership of any Company Intellectual Property, and (C) no third party is infringing upon, violating, or misappropriating any Company Intellectual Property, and the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax, other than any audits with respect to which the Company or a Subsidiary has paid or accrued, in accordance with GAAP, any material taxes associated with such audits.

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(e) The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(f) Neither the Company nor any of its Subsidiaries has been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns.

Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedules contains a correct and complete list identifying each material Employee Plan. With respect to each material Employee Plan, the Company has furnished to Parent true, complete and correct copies of the following documents (as applicable): (i) the written document evidencing such Employee Plan (or a description, if the Employee Plan is not written), and any amendments to such document, (ii) any summary plan description and summaries of material modification, (iii) any insurance contracts or other funding arrangements, (iv) the most recent actuarial report, (v) with respect to any Employee Plan intended to be “qualified” under Section 401(a) of the Code, the most recent determination letter from the IRS, (vi) the most recent Form 5500 annual report or Form 990 tax return; and (vii) any material correspondence with any Governmental Authority relating to any pending investigation or audit of any such Employee Plan.

(b) As set forth in Section 4.17(b) of the Company Disclosure Schedules, the Company maintains a frozen defined benefit Employee Plan subject to Title IV of ERISA, the Morrison Restaurants Inc. Retirement Plan (the “Qualified Pension Plan”). The adjusted funding target attainment percentage of the Qualified Pension Plan as of June 30, 2016 (the most recent date for which such information is available) was 98.74%.

(c) To the Company’s knowledge, no “reportable event” within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. No Employee Plan has failed to meet the minimum funding standards or otherwise failed to comply with Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any ERISA Affiliate of the Company has

(i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code, which in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

(d) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(f) Each Employee Plan has been maintained and administered in all material respects in compliance with its terms and with Applicable Law. All material contributions, premiums and other payments required to be made with respect to any Employee Plan have been made on or before their due dates pursuant to Applicable Law and the terms of such Employee Plan. No claim, lawsuit, arbitration or other action has been brought in connection with any of the Employee Plans (other than routine claims for benefits and appeals of such claims) against the Company or any of its Subsidiaries that would reasonably result in material liability to the Company and its Subsidiaries.

(g) The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to labor and employment, including regarding discrimination, leaves of absence, wage and hour, classification, tax, mass layoffs, and immigration.

(h) Except as provided by Section 2.05 or set forth in Section 4.17(h) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will entitle any Company Employee to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Employee Plan.

(i) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement.

(j) Notwithstanding any other provisions in this Agreement to the contrary, the representations and warranties contained in this 4.17 are the only representations and warranties made with respect to employee benefits or labor and employment matters.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii) neither the Company nor any of its Subsidiaries has disposed of, released, processed, transported, treated, used, handled, discharged or exposed any Person to any Hazardous Material at, under, in, or from any real property at any other location owned or occupied by the Company or any of its Subsidiaries that is reasonably likely to result in liability to the Company or any of its Subsidiaries under any Environmental Laws;

(iii) the Company does not own or lease any real property that is, to the Company’s knowledge as of the date hereof, subject to any investigation, remediation, or monitoring under any Environmental Laws; and

(iv) the operations of the Company and each of its Subsidiaries are, and have been, in compliance with the terms of applicable Environmental Laws and all environmental permits necessary for their operations.

(b) Except as set forth in this Section 4.18, no representations or warranties are being made with respect to matters arising under or relating to Environmental Laws or other environmental matters.

Section 4.19. Material Contracts. Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. The Company has made available to Parent correct and complete copies of all Material Contracts, including any material amendments thereto. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Material Contracts is valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. For the purposes of this Agreement, “Material Contract” means any written or oral contract, arrangement, commitment or understanding that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) is with any officer of the Company or member of the Company’s Board of Directors;

(iii) provides for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary of any of the obligations of the Company or another wholly-owned Subsidiary, or (y) indemnification directors, officers, or other Persons in the ordinary course of business;

(iv) limits or purports to limit in any material respect the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise) by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case, with a value in excess of $500,000;

(vi) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or its Subsidiaries;

(vii) contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company in which the Company or any of its Subsidiaries is still a member, partner or shareholder in, other than a wholly-owned Subsidiary of the Company;

(x) relating to indebtedness for borrowed money, whether as borrower or lender, having an outstanding amount in excess of $500,000 individually other than (A) accounts receivable and payable arising in the ordinary course of business, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xi) relating to any Intellectual Property that are material to the Company and its Subsidiaries, taken as a whole, other than (i) licenses for commercially available off-the-shelf software and (ii) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business; or

(xii) under which the Company or any of its Subsidiaries is otherwise obligated to make or receive payment or incur costs in excess of $500,000 in any year and which is not otherwise described in clauses (i)–(xi) above;

in each case, other than those that are terminable by the Company or any of its Subsidiaries on no more than 90 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries in excess of $250,000 for each such terminable Material Contract.

Section 4.20. Finders’ Fees. Except for UBS Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21. Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view and such opinion has not been withdrawn, revoked, or materially modified.

Section 4.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law. The Company’s Board of Directors has taken all actions so that no restrictions contained in the GBCC regarding a change of control, merger or other business combination transaction will apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, other than the Company Shareholder Approval.

Section 4.23. Franchise Matters. For purposes of this Agreement: (i) “Franchise” means any “franchise” or “business opportunity” as defined under any applicable Franchise Laws; and (ii) “Franchise Laws” means (a) the Federal Trade Commission regulation entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures,” 16 C.F.R. Part 436, for the time period prior to June 30, 2008; (b) the Federal Trade Commission regulation entitled “Disclosure Requirements and Prohibitions Concerning Business Opportunities,” 16 C.F.R. Part 437 (2007) for periods on or after June 30, 2008; and (c) Applicable Laws that were promulgated or issued by a Governmental Authority and that govern, regulate, or otherwise affect the offer or sale of Franchises in those jurisdictions.

(a) Except as disclosed in Section 4.23(a) of the Company Disclosure Schedules, to the Company’s knowledge, since January 1, 2012: (i) the Company is the only Person that operates, has operated, and/or has the right to offer or grant Franchises for, restaurants under the “Ruby Tuesday” brand; (ii) no Subsidiary or Affiliate of the Company, has offered or sold Franchises for restaurants under the “Ruby Tuesday” brand; and (iii) neither the Company, nor any Subsidiary or Affiliate of the Company, has offered or granted franchises for any system other than the Franchise System.

(b) Section 4.23(b) of the Company Disclosure Schedules sets forth a true, complete and correct list of all Persons (“Franchisees”) that as of the date hereof: (A) operate a restaurant under the “Ruby Tuesday” brand and franchise system (the “Franchise System”) pursuant to an agreement or arrangement, whether written or oral, for such restaurant with the Company and/or (B) hold the right to establish or to acquire from the Company “Ruby Tuesday” restaurants pursuant to an agreement with the Company or any of its Subsidiaries (each of the agreements in the foregoing clauses (A) or (B), a “Franchise Contract”). The Company and its Subsidiaries have not entered into any material agreement, arrangement or made any waiver, which permits any Franchisee to make payments other than as specified in their Franchise Contract, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as disclosed in Section 4.23(c) of the Company Disclosure Schedules, no Person has any valid remaining unexercised right or obligation to develop a Franchise under the Franchise System in the future, has received any territorial exclusivity or development rights related to the Franchise System, or has been granted any other form of exclusive or protected territory.

(d) To the Company’s knowledge, no Franchisee is entitled to any rebate, payment, reimbursement or other consideration from the Company or any of its Subsidiaries or Affiliates, in connection with the sale of products or services to such Franchisee, whether such sale was made by the Company, its Subsidiaries or Affiliates, or any third-party supplier of goods and services, which individually or in the aggregate with other Franchisees would be reasonably expected to have a Material Adverse Effect.

(e) At all times since January 1, 2012, (i) the Company and its Subsidiaries have materially complied with all Franchise Laws relating to franchise sales and disclosure, licensing and registration of the Franchise System as currently operated; (ii) to the Company’s knowledge, none of the Company or its Subsidiaries has furnished any materials or information that could be construed as “earnings claim” information or “financial performance representation” information in violation of the requirements specified in the applicable Franchise Laws to any Person the Company is considering granting a Franchise, and (iii) a copy of the appropriate pre-sale disclosure document (whether in the form of a “uniform franchise offering circular,” “franchise disclosure document” or otherwise) issued or otherwise used by the Company in connection with the offer and sale of Franchises in the appropriate jurisdiction, in accordance with applicable Franchise Laws, was provided to each Franchisee as to which the Company had an obligation to provide such disclosure.

(f) Except as set forth on Section 4.23(f) of the Company Disclosure Schedules: (i) as of the date hereof, the Company and its Subsidiaries, and to the knowledge of the Company, each other party thereto, are in material compliance with all Franchise Contracts; (ii) the consummation of the transactions contemplated hereby will not affect the validity of any of the Franchise Contracts; and (iii) each Franchise Contract effective as of the date hereof was duly executed by the Company or its Subsidiary, and constitutes a valid and binding agreement enforceable by the Company or its Subsidiary in accordance with its material terms, subject to Applicable Law, with only such exceptions, in the case of each of clauses (i) through (iii), as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.24. Company Permits. Each of the Company and its Subsidiaries is in possession of grants, authorizations, licenses (including liquor licenses), permits, registrations, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is conducted on the date hereof (“Company Permits”) and no suspension or cancellation of any material Company Permits is pending, except where the failure to have or the suspension or cancellation of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a material violation of Applicable Law, or a failure to comply with, any term or requirement of any material Company Permits, except where such violation or failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.25. Insurance. Schedule 4.25 of the Company Disclosure Schedule sets forth (a) a true and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries as of the date hereof; and (b) a list of all material pending claims and the claims history for such insurance policies since the Company Balance Sheet Date. All insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with Applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.26. Related Party Transactions. There are, and since the date of the Company 10-K, there have been, no contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof or any holder of 5% or more of the shares of Company Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.27. Anti-Corruption Matters. None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any of their respective directors or officers acting for or on behalf of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any Applicable Law relating to anti-corruption, bribery, or similar matters.

Section 4.28. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.06, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and Merger Subsidiary and have been duly authorized by all necessary limited liability company action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing or registration with, or notice to, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any material agreement or other instrument binding upon Parent or Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the shareholders of the Company and at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Finders’ Fees. Except for M&A Securities Group, Inc. (MAS), whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. (a) Parent has delivered to the Company true and complete copies of (i) fully executed commitment letters or agreements (the “Debt Commitment Letters”) pursuant to which the parties thereto have confirmed their respective commitments to provide Parent with sale and leaseback and/or debt financing in connection with the transactions contemplated hereby (the “Debt Financing”), and (ii) a fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from NRD Partners II, L.P. confirming its commitments to provide Parent with equity financing, directly or indirectly, in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”). There are no side letters or other agreements, contracts, arrangements or understandings (written or oral) related to the funding of the Financing other than as expressly set forth in the Financing Commitment Letters.

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Subsidiary under any Financing Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financings other than the conditions precedent set forth in the Financing Commitment Letters, and Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Parent on the date of the Closing. Subject to the terms and conditions of the Financing Commitment Letters, the aggregate proceeds of the Financings are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement, effect any other repayment or refinancing of debt contemplated in connection with the consummation of the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment Letters, which are required to be paid on or prior to the date hereof.

(c) The Debt Commitment Letters contemplate, in part, a sale leaseback related to the Real Property. Each financing source party to a Debt Commitment Letter involving a sale leaseback or contemplating a security interest in Real Property (the “Real Property Financing Sources”) has reviewed, and unconditionally approves and accepts, all information and documents referenced in the due diligence materials contained as of the date hereof in the electronic data room established by the Company or its Representatives in connection with the transactions contemplated by this Agreement (the “Data Room”) with respect to the Real Property, including, without limitation, title reports and title exceptions, surveys and site plans, zoning reports, appraisals, environmental and property condition reports and all other Real Property related documents and materials. Such Debt Commitment Letters (x) do not impose any requirements or closing conditions with respect to the Leased Real Property not otherwise expressly provided in Article 9 of this Agreement and (y) with respect to the Owned Real Property, do not impose any requirements or closing conditions not otherwise expressly provided in Article 9 of this Agreement, except to the extent that (A) updated title commitments or surveys for the Owned Real Property, if any, disclose new Liens that are not Permitted Liens and the final title policies issued with respect to such affected Owned Real Property would not insure against or otherwise protect the Real Property Financing Sources from loss or liability arising from such new Liens, and (B) updated environmental reports for the Owned Real Property, if any, disclose new violations of any Environmental Law involving the Owned Real Property, which violations cause the loss of Debt Financing for any affected Owned Real Property (the event of (A) and/or

(B), a “Real Property Deficiency”); provided, however, that, collectively, the Financing Commitment Letters include sufficient available proceeds to consummate the Merger without any requirements or closing conditions with respect to the Real Property not otherwise expressly provided in Article 9 of this Agreement, unless the aggregate value (based on the values specified in the applicable Debt Commitment Letters) of the Owned Real Property affected by Real Property Deficiencies exceeds ten percent (10%) of the total value of all Owned Real Property specified in the Debt Commitment Letters.

Section 5.08. Solvency. Assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (iii) after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.09. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee (the “Guarantee”) executed by NRD Partners II, L.P. (the “Guarantor”). The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

Section 5.10. Ownership of Company Stock. Parent, Guarantor and their respective affiliates (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) do not directly or indirectly beneficially own (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) five percent (5%) or more of the outstanding shares of Company Stock or other securities of the Company (assuming for this purpose the full exercise of any options, warrants or other rights to acquire Company Stock or other securities of the Company held by such persons).

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties (including customers, suppliers, distributors and Franchisees) and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs and Company PSUs, in each case that are outstanding on the date of this Agreement or are granted to the extent not prohibited by this Agreement, in accordance with the terms thereof or (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company issued under any other Employee Plan or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments set forth on Section 6.01(d) of the Company Disclosure Schedules or (ii) inventory in the ordinary course of business;

(e) sell, lease, license or otherwise transfer or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien) any Company Securities, Company Subsidiary Securities, or any of its other material assets, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

(f) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any of its wholly-owned Subsidiaries);

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or other rights to acquire debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any indebtedness or guarantee incurred in the ordinary course of business consistent with past practice, (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or (iii) any indebtedness under that certain Revolving Credit Agreement dated as of May 26, 2017 among the Company, as borrower, certain subsidiaries of the Company as the guarantors, the lenders from time to time party thereto and UBS AG, Stamford Branch, as administrative agent and issuing bank;

(h) with respect to any director, executive officer or any Company Employee whose annual base salary exceeds $100,000, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement), (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) increase compensation or bonus opportunity, other than increases in the ordinary course of business consistent with past practice, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining arrangement, or (v) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Employee Plans, or make any contribution to any Employee Plan, other than contributions required by Applicable Law, or the terms of such Employee Plan as in effect on the date hereof;

(i) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(j) except to the extent required by Applicable Law or in the ordinary course of business, make or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, agree to any extension or waiver of the statute of limitations relating to a material amount of Taxes, file any amendment to any Tax Return in respect of a material amount of Taxes, enter into any closing agreement, take any action to surrender any right to claim a material Tax refund, or settle or compromise any material Tax liability;

(k) initiate, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(l) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(m) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any material Company Intellectual Property, or grant any right or license to any material Company Intellectual Property, in each case, other than in the ordinary course of business;

(o) enter into any agreement with respect to the voting of, any Company Securities or Company Subsidiary Securities;

(p) make or agree to make any capital expenditure in excess of $3,000,000 in any successive four week period;

(q) close more than 10 of the restaurants of the Company and its Subsidiaries operating as of the date of this Agreement;

(r) materially modify the menu offerings of its restaurants, including any material modification to the ingredients comprising such menu offerings, or the sourcing, distribution or manufacture of such ingredients and menu offerings;

(s) enter into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

(t) sell (or offer for sale) any Franchises, other than as required under the terms of valid a franchise development agreement with a franchise developer existing as of the date of this Agreement;

(u) enter into any material new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

(v) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any Lease with respect to material Real Property;

(w) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of any party hereto to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; or

(x) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Shareholder Meeting. (a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement and the Merger (and in connection therewith, the Company will mail or otherwise make available the Proxy Statement to the holders of Company Stock in advance of such meeting). Subject to Section 6.03, the Board of Directors of the Company shall (i) recommend approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval and (iii) otherwise comply with all Applicable Laws relating to such meeting.

(b) The Company shall not submit any other proposals for approval at the Company Shareholder Meeting without the prior written consent of Parent. The Company shall keep Parent reasonably updated with respect to proxy solicitation results as requested by Parent. Once the Company Shareholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholder Meeting without the consent of Parent (other than: (A) in order to obtain a quorum of its stockholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Proxy Statement for compliance with applicable legal requirements). If the Company’s Board of Directors modifies or withdraws the Company Board Recommendation, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Stock at the Company Shareholder Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholder Meeting.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Prior to the satisfaction of Section 9.01(a), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, or subject to the remainder of this Section 6.03, (i) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (ii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”), (iii) amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b) Exceptions to No-Shop Prohibitions.

(i) Exception for Diligence and Discussions. Notwithstanding any other provision of this Agreement, if prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives has received a bona fide, unsolicited, written Acquisition Proposal (including bona fide unsolicited Acquisition Proposals from Third Parties that may have otherwise submitted proposals prior to the date hereof), then (x) the Company (directly or through its Representatives) may make inquiries solely for the purpose of clarifying such Acquisition Proposal, and only to the extent necessary for such purpose) and (y) if the Board of Directors reasonably believes such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, after consultation with outside legal counsel, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be promptly provided to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

(ii) Exception for Superior Proposal. Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Company Shareholder Approval, if the Company has received a Superior Proposal then the Board of Directors may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to pursue and negotiate a definitive Alternative Acquisition Agreement in respect of such Superior Proposal.

(iii) Exception for Intervening Events. Notwithstanding any other provision of this Agreement, at any time prior to obtaining the Company Shareholder Approval, if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, the Board of Directors may, in response to an Intervening Event, make an Adverse Recommendation Change.

(iv) Compliance with Rule 14e-2(a). In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03, if the Company determines after consultation with outside legal counsel that failure to take such action or make such statement may constitute a violation of Applicable Law; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c) Required Notices.

(i) None of the Board of Directors, any of the Company’s Subsidiaries or any of their respective Representatives, shall take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

(ii) In addition, at any time until the satisfaction of Section 9.01(a), the Company shall notify Parent promptly (but in no event later than two Business Days) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal. The Company shall provide such notice in writing and shall, to the extent permitted by any agreements with such Third Party or its Affiliates, identify the Third Party making such Acquisition Proposal, indication or request, and the material terms and conditions thereof. The Company shall, to the extent permitted by any agreements with such Third Party or its Affiliates, keep Parent fully informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request, including any amendments to the price and other material terms thereof. Prior to the satisfaction of Section 9.01(a), the Company shall provide Parent with at least two Business Days prior notice of any meeting of the Company’s Board of Directors (or such lesser notice as is provided to the members of the Company’s Board of Directors) at which the Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal.

(iii) At least five Business Days before making an Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) any Alternative Acquisition Agreement, or taking any other action with respect to a Superior Proposal (the “Proposal Period”), Company shall, and shall cause its Representatives to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments.

(d) Application of this Provision to Representatives. It is agreed that any violation of the restrictions on the Company set forth in this Section 6.03 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.03 by the Company.

(e) Obligation to Terminate Discussions. Subject to this Section 6.03, the Company (A) shall, and shall cause any of its Subsidiaries and its and their Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and (B) shall promptly request that all copies of all confidential information that the Company or any of its Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(f) Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement with a Third Party that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit or otherwise restrict the Company from (i) disclosing to Parent the identity of such Third Party or the material terms and conditions of any Acquisition Proposal from such Third Party or (ii) keeping Parent fully informed of the status and material details of any such Acquisition Proposal, including any amendments to the price and other material terms thereof;

(ii) “Intervening Event” means a material fact, event, change or development in circumstances that (A) arises after the date hereof and was not known (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) to the Board of Directors of the Company as of or prior to the date hereof and (B) involves or relates to the Financing and not to an Acquisition Proposal;

(iii) “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (including bona fide unsolicited Acquisition Proposals from Third Parties that may have otherwise submitted proposals prior to the date hereof) for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including the identity of the Third Party, any break-up fees, expense reimbursement provisions, conditions to consummation, likelihood of satisfying all such conditions, the other terms and conditions of the Acquisition Proposal, any terms of this Agreement proposed by Parent during the Proposal Period, the availability and terms of any financing, and the estimated time period necessary prior to consummation of the transactions contemplated by such Acquisition Proposal, are more favorable to the Company’s shareholders than as provided hereunder.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall and shall cause its Subsidiaries to (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books, officers, employees, accountants, agents, books, contracts, assets and records of the Company and its Subsidiaries, such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time, provided that Parent and its Affiliates shall not conduct or cause to be conducted any sampling, testing or other invasive investigation of the indoor or outdoor air, soil, soil gas, surface water, groundwater, building materials or other environmental media, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Subsidiary pursuant to this Agreement.

Section 6.05. Transaction Costs. The Company has delivered to Parent an estimate of all Transaction Costs (“Projected Transaction Costs”), and any supporting evidence that Parent has reasonably requested to support the Projected Transaction Costs, including any definitive agreements between the Company and material third-party providers. “Transaction Costs” means all out of pocket costs and expenses incurred by the Company in connection with the consideration and consummation of the transactions contemplated hereby and not paid as of the date hereof or accrued in the Company’s most recent consolidated balance sheet disclosed in any Company SEC Document, including but not limited to financial advisors, investment bankers, attorneys and accountants, whether payable before or after the date of the Closing, including fees, costs and expenses accrued and earned as a result of the Closing. No later than two (2) Business Days prior to the date of the Closing, the Company shall deliver to Parent its good faith estimate of Projected Transaction Costs (taking into account the information then available to the Company).

Section 6.06. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, the Merger, or any other transaction contemplated by this Agreement, then the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Applicable Law inapplicable to the foregoing.

Section 6.07. Stock Exchange Delisting; Exchange Act Deregistration. Before the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE and SEC to enable the delisting by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than fifteen (15) trading days after the date of the Closing.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote, and shall cause its Affiliates to vote, all shares of Company Stock beneficially owned by them or any of their Subsidiaries in favor of approval of this Agreement at the Company Shareholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company, exclusively in their capacity as such (each, an “Indemnified Person”), in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the GBCC or any other Applicable Law or provided under the Company’s most recent articles of incorporation and bylaws.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount the Company paid for such policies for the period beginning on March 9, 2017 and ending on March 9, 2018, which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under the GBCC or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05. Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is a Company Employee immediately prior to the Effective Time and continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), the terms and conditions of which shall be honored by Parent and the Surviving Corporation, (i) for so long as such Company Employee is so employed by the Company or respective Subsidiary, salary and incentive opportunities that are each no less favorable (including any value attributable to equity-based compensation) than those provided to such Continuing Employee immediately prior to the Effective Time; provided that (A) cash incentive opportunities for each individual covered under this clause shall be no less than such individual’s 2016 cash incentive opportunity and (B) the value attributable to equity-based compensation to any individual covered under this clause shall be based on the value of the actual equity award granted in 2016 by the Company to such individual (unless 2017 opportunities and equity grants have been made, in which case references to “2016” shall be replaced by “2017”), and (ii) severance benefits that are no less favorable than those provided to such Continuing Employee (A) as in effect at the date hereof and disclosed to Parent prior to the date hereof or (B) established or amended after the date hereof in compliance with this Agreement. Parent shall also provide or cause the Surviving Corporation to provide each Continuing Employee with employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, until the end of each applicable plan year of each applicable Employee Plan under which such benefits accrue; provided that Parent shall comply with or cause the Surviving Corporation to provide the severance benefits set forth in the preceding sentence for the Continuation Period. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all plans of Parent, the Surviving Corporation or their respective affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable Employee Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time.

(b) With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its respective Subsidiaries (including any vacation, paid time-off and severance plans), for all purposes (but not for benefit accrual under any defined benefit plan or retiree welfare benefit plan or vesting under any equity compensation plan), including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service, or such service was not credited under the corresponding Employee Plan.

(c) With respect to any welfare plan maintained by Parent or any of its Subsidiaries in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to use commercially reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such Continuing Employees or eligible dependents or beneficiaries under the corresponding welfare Employee Plan in which such Continuing Employees participated immediately prior to the Effective Time and (ii) provide Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

(d) Annual cash-based bonuses for the fiscal year in which the Effective Time occurs shall pay out based on the actual achievement of any applicable performance metrics over the applicable performance period having occurred as of such time, prorated for the number of days which have elapsed in the applicable bonus plan or performance period (up to and including the date on which the Effective Time occurs), and, in any case, annual cash-based bonuses shall be treated no less favorably than provided by the terms of the applicable Employee Plan and, if applicable, the Company’s Change in Control Plan. Annual cash-based bonuses for the fiscal year prior to the fiscal year in which the Effective Time occurs, but which have not yet been paid as of the Effective Time, shall pay out based on the actual achievement of any applicable performance metrics over the applicable performance period, as determined by the Compensation Committee of the Company’s Board of Directors (or such committee’s delegate) prior to the Effective Time.

(e) For the avoidance of doubt, nothing in this Section 7.05 shall cause any Company Employee to be treated less favorably than he or she would be treated pursuant to the terms set forth in the Company’s change in control severance plan.

(f) With respect to any Continuing Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.05(f) shall be modified to the extent necessary to comply with Applicable Law where such Company Employees primarily perform their duties.

(g) The provisions of this Section 7.05 are solely for the benefit of the parties to this Agreement, and no Company Employee, Continuing Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.05 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries. Nothing herein shall be construed as an amendment to any Employee Plan or compensation or benefit plan, program, agreement or policy of Parent or any of its Subsidiaries.

(h) Nothing contained herein, express or implied: (i) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; (ii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Employee, including any Continuing Employee, following the Effective Time, or (iii) otherwise confer upon any current or former employee of the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights (including for sake of clarity, any third party beneficiary rights) or remedies of any nature or kind whatsoever under or by reason of this Section 7.05(h). The parties hereto acknowledge and agree that the terms set forth in this Agreement shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Company Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, waivers, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, and (iv) providing such other assistance as Parent may deem reasonably necessary in connection with the anticipated transition of the Company and its Subsidiaries.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, to the extent necessary and appropriate, with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll, or extend any applicable waiting period under the HSR Act, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) Notwithstanding anything to the contrary set forth in this Agreement, Parent agrees, and agrees to cause its Affiliates, to use reasonable best efforts to take any and all steps, and to make any and all undertakings, to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation laws that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, so as to enable the consummation of the transactions contemplated hereby and thereby to occur as soon as reasonably possible (and in any event, no later than the End Date).

(d) Each of Parent and Merger Subsidiary agrees not to issue any equity interests to any Person other than: (i) pursuant to the terms and conditions of the Equity Commitment Letter, and/or (ii) to any Affiliates of Parent, newly-formed to consummate the transactions contemplated hereby, but which have no assets prior to the Closing.

Section 8.02. Financing. (a) Each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any of its Subsidiaries shall have any responsibility for, or incur any Liability to any Person under or with respect to, the Financing, or any cooperation provided pursuant to this Section 8.02, and Parent and Merger Subsidiary shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, agents and Representatives from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith.

(b) Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their best efforts to (i) arrange and obtain the proceeds of the Financing on substantially the terms and conditions described in the

Financing Commitment Letters, (ii) enter into definitive agreements with respect thereto on substantially the terms and conditions contained in the Financing Commitment Letters (including the flex provisions thereof) or on such other terms as Parent and Merger Subsidiary deem appropriate to satisfy their financing requirements to facilitate the Closing provided that such other terms shall be no less favorable to Parent, Merger Subsidiary and the Company (the “Financing Agreements”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) satisfy on a timely basis all conditions applicable to Parent, Merger Subsidiary, the Guarantor or their respective Affiliates under the Financing Agreements (including the consummation of the Equity Financing), except where such failures would not be reasonably expected to materially delay or prevent the consummation of the Financing and the Closing on the terms contemplated hereby or make the funding of the Financing less likely to occur.

(c) Subject to the following sentence, Parent and Merger Subsidiary shall not, and shall cause their Affiliates not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of the Financing Commitment Letters without the written consent of the Company unless (in the case of the Debt Commitment Letters only) such amendment, alteration or waiver would not reasonably be expected to delay or prevent the Closing or to make the funding of the Debt Financing less likely to occur. If any portion of the Debt Financing becomes or could become unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, (i) Parent shall immediately so notify the Company and (ii) Parent and Merger Subsidiary shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to Parent and the Company (including after giving effect to the flex provisions) as promptly as practicable, including by entering into one or more new debt commitment letters providing for such alternative financing and definitive agreements with respect to the alternative financing contemplated by such new debt commitment letters. If and to the extent that the Financing is supplemented or superseded by any such alternative financing, Parent shall deliver to the Company true and complete copies of all commitments or definitive agreements with respect to such alternative financing, and the terms “Debt Financing”, “Financing”, “Financing Agreements”, “Debt Commitment Letter” and “Financing Commitment Letters” shall each be deemed to be modified, mutatis mutandis, to refer to such alternative financing and any commitments or definitive agreements with respect thereto.

(d) Parent and Merger Subsidiary shall comply, shall cause their Affiliates to comply, and shall use its and their reasonable best efforts to cause its and their Representatives to comply, with the terms, and satisfy on a timely basis all conditions, of the Financing Commitment Letters and the Financing Agreements, except those terms and conditions the failure to comply with which would not be reasonably expected to materially delay or prevent the consummation of the Financing or the Closing or to make the funding of the Debt Financing less likely to occur. Any breach of the Financing Commitment Letters or the Financing Agreements by Parent, Merger Subsidiary or the Guarantor or any of their respective Affiliates that materially delays or prevents the consummation of the Financing and the Closing or makes the funding of the Financing less likely to occur shall be deemed a breach by Parent and Merger Subsidiary of this Section 8.02 to the extent that such delay or breach is not caused by: (i) any breach of this Agreement by the Company, and/or (ii) any Real Property Deficiencies pertaining to Owned Real Property specified in the Debt Commitment Letters, to the extent that the aggregate value of such Owned Real Property affected by Real Property Deficiencies exceeds ten percent (10%) of the total value of all Owned Real Property specified in the Debt Commitment Letters. Parent shall (x) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any breach or threatened breach by any party of any of the Financing Commitment Letters, the Financing Agreements or any related fee or engagement letter of which Parent or Merger Subsidiary becomes aware or any termination or threatened termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing, including by promptly providing the Company with all drafts and term sheets relating to the Financing Agreements and, if applicable, all drafts and term sheets relating to any alternative financing.

(e) The Company shall and shall cause its Subsidiaries and their respective Representatives to, subject to the last two sentences of this Section 8.02(e), cooperate with the arrangement of the Financing as may be reasonably requested by Parent; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Such cooperation by the Company shall include, at the reasonable request of Parent, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the assets of the Company and its Subsidiaries pursuant to such agreements as may be reasonably requested (provided that no obligation under any such agreement, pledge or grant shall be effective until the Closing), (ii) subject to Section 6.04 and Section 8.06, providing to the lenders specified in the Financing Commitment Letters financial and other information with respect to the business of the Company and its Subsidiaries, making the senior officers of the Company and its Subsidiaries available to assist the lenders specified in the Financing Commitment Letters and otherwise reasonably cooperating in connection with the Financing, (iii) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (iv) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing Liens securing such indebtedness, and (v) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries. Parent shall promptly reimburse the Company’s and its Subsidiaries’ documented third-party expenses and costs incurred in connection with this Section 8.02, other than: (a) those costs incurred by the Company for the information, surveys, commitments or reports already delivered into the Data Room, which shall be at the Company’s sole cost and expense, or (b) costs associated with correcting Real Property title defects, releasing Liens or curing any Real Property Deficiency, in each case to the extent such correction, release or cure is not effective prior to the Effective Time, which shall be paid by the Company as of the Effective Time using then available cash. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing.

Section 8.03. Certain Filings. (a) In connection with the Company Shareholder Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Proxy Statement with the SEC. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers, and (iv) by disclosing the frequency and content of any communications with any Governmental Authority to the other party, and obtaining the other party’s input on all communications, responses and meetings with any such Governmental Authority.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 8.04. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the prior consent of the other party; provided that the foregoing shall not restrict the Company from taking any actions in connection with any Acquisition Proposal or Intervening Event.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions under Article IX.

Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any disposition of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with the GBCC;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect; and

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder;

(b) (i) the representations and warranties of the Company in Article 4 other than Sections 4.01, 4.02, 4.05(a), 4.20, 4.21 and 4.22 shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), without giving effect to any materiality or Material Adverse Effect qualifications, with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05(a), 4.20, 4.21 and 4.22 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); and

(c) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the six-month anniversary of the date of this Agreement (the “End Date”); provided, that if all of the conditions set forth in Article 9 have been satisfied (or are reasonably expected to be satisfied as of the End Date), other than one or more of the conditions set forth in Section 9.01(c), either the Company or Parent may extend the End Date for one additional three-month period upon prior written notice to the other party; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(iii) if any Governmental Authority shall have made illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in such action by the Governmental Authority; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred; the Company shall have entered into any Alternative Acquisition Agreement; or, prior to the occurrence of the events which would permit the Company to terminate this Agreement pursuant to Section 10.01(d)(ii), the Company shall have accepted any Acquisition Proposal, whether on a binding or non-binding basis, directly or indirectly, on terms superior or inferior to the terms offered by Parent (or its Affiliates); provided, that the Company shall not be deemed to have accepted an Acquisition Proposal due to actions taken by the Company in accordance with Sections 6.03(b)(i) or 6.03(c)(ii);

(ii) there shall have been a material breach of Section 6.02 or Section 6.03 and such breach has not been cured by the Company within five Business Days of receipt by the Company of written notice from Parent of such breach;

(iii) if all of the conditions set forth in Article 9 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), Parent has given written notice to the Company that it is prepared to consummate the Closing and the Company fails to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01; or

(d) by the Company, if:

(i) if prior to the receipt of the Company Shareholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive Alternative Acquisition Agreement concerning a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.05 (and provided further that in the event of such termination, the Company substantially concurrently enters into such Alternative Acquisition Agreement); or

(ii) if all of the conditions set forth in Article 9 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the Closing and Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section  10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that:

(i) the provisions of the Guarantee, this Section 10.02 and Sections 8.02(a), 8.02(f) (the second-last sentence only), 8.04, 8.06, 11.05, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

(ii) Neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful and intentional breach of any provision of this Agreement.

(iii) If the Merger is not consummated and this Agreement is terminated for any reason related to the failure of Parent and Merger Subsidiary to obtain the proceeds pursuant to the Financing (or alternative financing) necessary to pay the Merger Consideration and such failure is not due to Parent and Merger Subsidiary having otherwise willfully and intentionally breached any of their representations and warranties or covenants and other agreements prior to such termination, the sole and exclusive remedy of the Company for all losses and damages arising from or in connection with such failure shall be the right to terminate this Agreement pursuant to Section 10.01(d)(ii) and to receive payment of the Parent Termination Fee in accordance with Section 11.05(c) and the terms of the Guarantee. Upon payment of the Parent Termination Fee, none of Parent, Guarantor, Merger Subsidiary and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

Ruby Tuesday, Inc.

333 East Broadway Avenue

Maryville, Tennessee 37804

Attention: Rhonda Parish

E-mail: rparish@rubytuesday.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Phillip R. Mills

Facsimile No.: (212) 701-5800

E-mail: phillip.mills@davispolk.com

if to the Parent or Merger Subsidiary, to:

RTI Holding Company, LLC

4170 Ashford Dunwoody Road, Suite 390

Atlanta, GA 30319

Attention: Aziz Hashim

E-mail: ahashim@nrdcapital.com

with a copy to:

Cheng Cohen LLC

311 N. Aberdeen St., Suite 400

Chicago, IL 60607

Attention: Amy Cheng

Facsimile No.: 312.277.3961

E-mail: amy.cheng@chengcohen.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04.

Section 11.03. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by Parent when due.

Section 11.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the GBCC without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), (ii) or (iii), then the Company shall pay to Parent the Termination Fee, within two Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent the Termination Fee immediately before and as a condition to such termination.

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii); provided that in the case of termination pursuant to Section 10.01(b)(i), the failure of the Merger to be consummated by the End Date did not result from a breach by Parent of any provision of this Agreement, (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal was received by the Company and not withdrawn (or if withdrawn, not reasserted), (C) the Company is not entitled to receive the Parent Termination Fee pursuant to Section 11.05(c), and (D) within 12 months following the date of such termination, such Acquisition Proposal shall have been consummated (provided that for purposes of this clause (D), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (D), the Termination Fee; provided that for purposes of this Section 11.05(b)(iii), the definition of Acquisition Proposal shall not include any offeror proposal relating to (x) the sale of any of the Owned Real Property, (y) the assignment, termination or renegotiation of any of the Leased Real Property or (z) any other transaction in connection with the foregoing (including, without limitation, share repurchases or dividends by the Company), in each case, that do not result in a person and/or its affiliates acquiring ownership of or control over, directly or indirectly, more than 50% of the outstanding equity or voting securities of the Company.

(iv) “Termination Fee” shall mean $7,500,000. The parties agree and acknowledge that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Parent Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii); or

(ii) If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(i) and as of the End Date, (x) one or more of the conditions set forth in Section 9.01(c) has not been satisfied and (y) all of the other conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing but subject to such conditions being capable of being satisfied if the date of the Closing were the date of termination);

then, in each case, Parent shall pay or cause to be paid to the Company in immediately available funds $7,500,000 (the “Parent Termination Fee”) within two Business Days after such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Each party acknowledges that the agreements contained in this Section 11.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due pursuant to this Section 11.05, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) (A) Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. (B) The Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by the Parent pursuant to this Section and such Parent Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent or Merger Subsidiary, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or Merger Subsidiary or any of their Subsidiaries, or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(f) Each of Parent and the Company agrees that the No Shop Agreement shall be automatically and irrevocably terminated effective as of the date hereof and shall be of no further force or effect, and the rights and obligations of the parties thereto shall be terminated (including any obligations of the Company to reimburse the fees or expenses of Parent or its Affiliates whether accrued or contingent).

Section 11.06. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document filed from January 1, 2015 through the date of this Agreement shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(a) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state except that the merger and the internal corporate matters of the Company shall be governed by and in accordance with the GBCC, to the extent applicable.

Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and appellate courts thereof), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that providing notice to such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Agreement may be signed by means of electronic signature.

Section 11.12. Entire Agreement. This Agreement, the Guarantee and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RUBY TUESDAY, INC.

By:	/s/ Rhonda J. Parish
Name: Rhonda J. Parish
Title: Chief Legal Officer and Secretary

RTI HOLDING COMPANY, LLC

By: NRD Capital Management II, LLC, its sole manager

By:	/s/ Aziz Hashim
Name: Aziz Hashim
Title: Managing Member

RTI MERGER SUB, LLC

By: NRD Capital Management II, LLC, its sole manager

By:	/s/ Aziz Hashim
Name: Aziz Hashim
Title: Managing Member

[Signature Page to Merger Agreement]

Annex B

UBS Securities LLC 1285 Avenue of the Americas, 10th Floor New York, NY 10019 www.ubs.com www.ubs.com

October 16, 2017

The Board of Directors

Ruby Tuesday, Inc.

333 East Broadway Avenue

Maryville, Tennessee 37804

Dear Members of the Board:

We understand that Ruby Tuesday, Inc., a Georgia corporation (the “Company”), is considering a transaction whereby RTI Holding Company, LLC, a Delaware limited liability company (“Parent”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2017 (the “Agreement”), among Parent, the Company and RTI Merger Sub, LLC, a Georgia limited liability company and a wholly owned subsidiary of Parent (“Sub”), Parent will undertake a transaction whereby the Company will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock, par value of $0.01 per share, of the Company (“Company Common Stock”), will be converted into the right to receive, for each outstanding share of Company Common Stock, $2.40 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Sub and their affiliates) of the Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In the past, UBS and its affiliates have provided mergers and acquisitions advisory and other investment banking services to the Company unrelated to the proposed Merger, for which UBS and its affiliates received compensation, including having acted as (i) financial advisor to the Company in connection with share repurchases in 2016 and (ii) as lead arranger in connection with the Company’s $20,000,000 revolving credit facility in 2017. In addition, UBS or an affiliate is a participant in the Company’s $20,000,000 revolving credit facility for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and of public portfolio companies of NRD Partners II, L.P., an affiliate of Parent, and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the

B-1

terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Merger or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration. We express no opinion as to the price at which Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement, and (ii) the Merger will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Merger.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) performed a discounted cash flow analysis of the Company in which we analyzed the future cash flows of the Company using financial forecasts and estimates prepared by the management of the Company; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of Company Common Stock; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Parent, Sub and their affiliates) in the Merger is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Merger.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

B-2

ANNEX C

GEORGIA DISSENTERS’ RIGHTS STATUTE

TITLE 14: CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2: BUSINESS CORPORATIONS

ARTICLE 13: DISSENTERS’ RIGHTS

(2017)

PART 1: RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301: Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2: PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3: JUDICIAL APPRAISAL OF SHARES

§14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

RUBY TUESDAY, INC.

ATTN: RHONDA PARISH

333 EAST BROADWAY AVENUE

MARYVILLE, TN 37804

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34169-S64727                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RUBY TUESDAY, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.	Proposal to approve and adopt the merger agreement.	☐	☐	☐

2.	Proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Ruby Tuesday to its named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

3.	Proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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E34170-S64727

RUBY TUESDAY, INC.

Special Meeting of Stockholders

[             ]

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen Sadove, Rhonda Parish and James Vitrano, and each of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the “Company”) common stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders, to be held at [     ] on [       ] at [       ], and any adjournment(s) or postponement(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, and hereby revoking any proxies as to said shares heretofore given by the undersigned. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [       ].

For any shares of Company stock held by the undersigned in the Ruby Tuesday, Inc. Salary Deferral Plan (the “401(K) Plan”), the undersigned hereby instructs the 401(K) Plan Trustee, Wells Fargo Shareholder Services, to vote the 401(K) Plan shares allocated to the undersigned as designated on the reverse side hereof. If no such designations are indicated, properly executed instructions will be voted by the Trustee in accordance with the Board of Directors’ recommendations. The deadline for providing 401(K) Plan voting instructions is [       ] (the “Plan Voting Deadline”). If voting instructions are not provided with respect to the shares held in the 401(K) Plan prior to the Plan Voting Deadline, the Trustee will not vote such shares on your behalf.

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy is revocable at or any time prior to the meeting.

Continued and to be marked, dated and signed on reverse side